As Filed with the Securities and Exchange Commission on August 19, 2003

Registration No. 333-106529

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIRECTV HOLDINGS LLC

DIRECTV FINANCING CO., INC.

(Exact name of co-registrants as specified in their charters)

DIRECTV Holdings LLC—DELAWARE	5064	25-1902628
DIRECTV Financing Co., Inc.—DELAWARE	5064	59-3772785
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

2230 East Imperial Highway, El Segundo, California 90245; (310) 964-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Hall

Senior Vice President & General Counsel

2230 East Imperial Highway, El Segundo, California 90245; (310) 964-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig W. Adas

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

(650) 802-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS(1)

Exact Name of Additional Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
DIRECTV Enterprises, LLC	Delaware	95-4511942
DIRECTV Customer Services, Inc.	Delaware	95-4738537
DIRECTV Merchandising, Inc.	Delaware	95-4523782
DIRECTV Operations, LLC	California	95-4511940
DIRECTV, Inc.	California	95-4321465
USSB II, Inc.	Minnesota	41-1772351

(1)	The address and telephone number for each of the additional registrants, other than DIRECTV Customer Services, Inc., is 2230 East Imperial Highway, El Segundo, California 90245, (310) 964-5000. The address and telephone number for DIRECTV Customer Services, Inc. is 5800 N. Meeker Avenue, Boise, Idaho 83704, (208) 363-6000.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2003

PROSPECTUS

$1,400,000,000

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

OFFER TO EXCHANGE ALL OUTSTANDING

8 3/8% Senior Notes Due 2013

FOR NEWLY-ISSUED

8 3/8% Senior Notes Due 2013

That Have Been Registered Under

the Securities Act of 1933

We are offering to exchange our outstanding notes described above for the new, registered notes described above. The terms of the new notes are identical in all material respects to the terms of the outstanding notes to be exchanged, except for certain transfer restrictions, registration rights and additional interest payment provisions relating to the outstanding notes. In this document, we refer to our outstanding notes as the “Original Notes” and our new notes as the “Registered Notes.” Any reference to “Notes” in this prospectus refers to the Original Notes and the Registered Notes, unless the context requires a different interpretation.

MATERIAL TERMS OF THE EXCHANGE OFFER

•	Expires at 5:00 p.m., New York City time, on , 2003, unless extended.

•	The only conditions to completing the exchange offer are that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission; no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer; all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer; there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

•	All Original Notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of Original Notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Original Notes where the Original Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

CONSIDER CAREFULLY THE “ RISK FACTORS” BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August      , 2003

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Registered Notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and in its exhibits. For further information relating to us and the Notes, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of that contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including its exhibits, at the SEC’s Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC. You can obtain a copy of any of our filings, at no cost to you, by contacting us at the following address:

DIRECTV Holdings LLC

2230 East Imperial Highway

El Segundo, California 90245

Attention: Corporate Secretary

(310) 964-5000

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon effectiveness of the registration statement of which this prospectus is a part, we will file annual, quarterly and current reports and other information with the SEC in accordance with the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s address set forth above. If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the Notes to furnish the holders of the Notes with certain financial and reporting information. See “Description of Registered Notes—Reports” for a description of the information we are required to provide.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

MARKET DATA

In this prospectus, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “plan,” “estimate,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties. The risks and uncertainties include, but are not limited to, the following:

•	we are a wholly-owned subsidiary of Hughes Electronics Corporation, or Hughes, and an indirect wholly-owned subsidiary of General Motors Corporation, and any change of control of Hughes or us could adversely affect our business;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	we may be unable to obtain needed retransmission consents, Federal Communications Commission, or FCC, authorizations or other governmental licenses;

•	our satellite launches may be delayed or fail and our in-orbit satellites may malfunction or fail prematurely;

•	the possibility of terrorist attacks, war or other military action against foreign countries, and changes in international political conditions as a result of these events, may continue to adversely affect the United States and the global economy;

•	weaknesses in the United States economy may harm our business;

•	service interruptions arising from technical anomalies on some satellites, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we face intense and increasing competition from providers in the multi-channel video programming distribution, or MVPD, industry; new competitors may enter the MVPD business and new technologies may increase competition in the industry;

•	satellite programming signals have been pirated and could be pirated in the future, which could cause us to lose subscribers and revenue or result in higher costs to us;

•	programming costs may increase beyond our current expectations;

•	future acquisitions, strategic partnerships and divestitures may involve additional uncertainties;

•	we are party to various lawsuits that, if adversely decided, could have a significant adverse impact on our business; and

•	we may face other risks described from time to time in periodic reports filed by us and Hughes with the SEC.

You should read carefully the section of this prospectus under the heading “Risk Factors” beginning on page 16. We assume no responsibility for updating forward-looking information contained in this prospectus.

We own or have rights to use various copyrights, trademarks, service marks and trade names used in our business. These include the United States registered marks DIRECTV®, the Cyclone Design logo, DIRECT TICKET®, DIRECTV HOME SERVICES®, DIRECTV-The Guide®, OPCIÓN EXTRA ESPECIAL® and TOTAL CHOICE®, and, to the best of our knowledge, the unregistered marks DIRECTV PARA TODOS™, DIRECTV INTERACTIVE™, OPCIÓN ULTRA ESPECIAL™ and OPCIÓN PREMIER™. This prospectus also includes copyrights, trademarks, service marks and trade names of other companies.

PROSPECTUS SUMMARY

In this prospectus, “we,” “our” and “us” refer to DIRECTV Holdings LLC and its subsidiaries, unless the context indicates a different meaning. “GM” refers to General Motors Corporation and “Hughes” refers to Hughes Electronics Corporation, our parent corporation, and “News Corporation” refers to The News Corporation Limited. You should refer to the section entitled “—The DIRECTV Organization” for a diagram of the current organizational structure of our company. This is only a summary and does not contain all of the information that may be important to you. GM and Hughes have entered into agreements with News Corporation whereby GM has agreed to split-off Hughes and sell its economic interest in Hughes to News Corporation. Additional information with respect to these proposed transactions is included under “—Recent Developments—News Corporation Transactions.” You should read the prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our financial statements and related notes, before making an investment decision.

DIRECTV Holdings LLC

Our Business

We are the largest provider of direct broadcast satellite, or DBS, television services and the second largest multi-channel video programming distribution, or MVPD, provider in the United States, in each case based on number of subscribers. We currently have seven satellites in orbit and distribute more than 800 digital-quality video and audio channels, including seven high-definition channels and various interactive TV services, to consumers throughout the United States.

We introduced our direct-to-home television service in the United States in June 1994 and have grown rapidly. As of June 30, 2003, we had approximately 11.6 million subscribers, of which 9.9 million were owned and operated and 1.7 million were subscribers who received our service from members and affiliates of the National Rural Telecommunications Cooperative, or NRTC. There are approximately 20 million subscribers to DBS and approximately 90 million total pay television subscribers in the United States. We believe there continues to be significant additional demand for our high quality television programming services.

The DIRECTV® System

To subscribe to our service, customers purchase the receiving equipment from us or through one of approximately 30,000 retail locations in the United States. The receiving equipment consists of a small receiving satellite dish antenna, a digital set-top receiver and a remote control, which we refer to as the “DIRECTV System.” After purchasing and installing the DIRECTV System, customers activate our service by calling us and subscribing to the programming package that matches their viewing habits.

Our Competitive Strengths

Our business is characterized by the following key strengths:

•	large subscriber base;

•	leading brand name;

•	high quality digital picture and sound;

•	superior customer service;

•	valuable orbital slots and satellite-based technology;

•	substantial channel capacity and programming content; and

•	national distribution and installation network.

Our Business Strategy

Our operating and financial strategy focuses on improving our financial results in terms of Operating Profit Before Depreciation and Amortization and free cash flow while growing our subscriber base with high quality customers. Our strategy to continue to achieve these goals is based on the following initiatives:

•	Expand the availability of local channels. Assuming our new spot beam satellite, DIRECTV 7S, is in service in the first quarter of 2004, we expect to increase our local channel coverage from 64 markets to approximately 100 markets, representing approximately 84% of United States television households, during the first quarter of 2004.

•	Offer new and compelling programming and services. We plan to offer our subscribers new and compelling programming and services, including next generation digital video recorder, or DVR, services, additional high-definition television, or HDTV, channels and exclusive programming such as NFL SUNDAY TICKET™.

•	Reduce subscriber churn. We are working with our retailers to promote the sale of multiple set-top receivers, which we expect will reduce churn and provide higher average monthly revenue per subscriber, or ARPU. We plan to continue to offer consumer promotions, loyalty programs and dealer programs to improve our overall subscriber retention.

•	Reduce operating costs. We expect to generate significant cost savings in our billing and customer service areas from the renegotiation of outsourcing contracts and through other continuing initiatives. We also plan to seek to reduce the annual increases in costs under our programming contracts.

•	Combat signal theft. We have undertaken initiatives with respect to our conditional access system to further enhance the security of the DIRECTV signal. In addition, we are working with local, state and federal law enforcement to seek out and prosecute signal thieves.

Enhanced and Interactive Services

We are a leader in introducing enhanced television and interactive service offerings. With the launch of our new HD programming package on July 1, 2003, we currently offer seven HDTV channels. We expect to offer our NFL SUNDAY TICKET™ subscribers access to high-definition telecasts of selected professional football games beginning with the 2003 regular NFL season. Through our strategic relationship with TiVo Inc., we offer our customers DVR services with set-top receivers that can digitally record up to 35 hours of television programs without videotape and allow customers to pause and rewind live television, create their own television programming lineups and watch one program while simultaneously recording another. We also offer our DIRECTV INTERACTIVE service, provided in conjunction with Wink Communications, Inc., which enables our subscribers to access interactive and data-enhanced programming and advertising and perform e-commerce transactions with a Wink-enabled DIRECTV receiver.

Recent Developments

Financing Transactions.    On February 28, 2003, we issued $1.4 billion in aggregate principal amount of our Original Notes in a private placement. On March 6, 2003, we entered into a $1.675 billion senior secured credit facility. The senior secured credit facility was initially comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at June 30, 2003, a $1.05 billion Term Loan B, which was fully drawn at June 30, 2003, and a $250.0 million revolving credit facility, which was undrawn at June 30, 2003. We distributed $2.559 billion to Hughes which amounted to substantially all of the cash proceeds from the private placement of the Original Notes and the drawn portions of the term loans under the senior secured credit facility, net of estimated debt issuance costs. Hughes used a portion of the cash distribution to repay existing debt, and the remaining portion will provide operating cash to Hughes’ other subsidiaries and fund Hughes’ general corporate purposes, including working capital. On August 5, 2003, we replaced the $1.05 billion Term Loan B with a new $1.225 billion Term Loan B-1 and prepaid the $175.0 million that was outstanding under the Term Loan A with the $175.0 million of additional borrowings. We may make additional distributions to Hughes from time to time to the extent permitted by the terms of the documents governing our indebtedness. Currently, we expect to draw and distribute to Hughes the remaining $200.0 million available under the Term Loan A by December 2003. Borrowings, if any, under the revolving loan portion of the senior secured credit facility will be used by us to fund our working capital needs and for general corporate purposes.

Exclusive Rights to NFL SUNDAY TICKET™.    In December 2002, we announced a new five-year agreement with the National Football League for the exclusive DBS television rights to NFL SUNDAY TICKET™ through 2007 and exclusive multichannel television rights through 2005. Our agreement with the NFL will allow us to distribute expanded programming to our NFL SUNDAY TICKET™ subscribers, including the NFL CHANNEL™ on DIRECTV. The agreement will also allow us to provide our NFL SUNDAY TICKET™ subscribers who have the appropriate set-top receiver with exclusive enhanced technical innovations, which may include high-definition telecasts, viewer-selected cameras and replays and other advanced digital technology.

Transfer of Certain Securities to Hughes.    During the first quarter of 2003, we distributed to Hughes all of our marketable equity investments. The distribution was a transfer of assets by entities under common control and reflected at our cost basis as a capital distribution to Hughes. These investments, which included our equity investments in Crown Media Holdings, Inc., TiVo Inc. and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

News Corporation Transactions.    On April 9, 2003, GM, Hughes and News Corporation announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s approximately 19.8% retained economic interest in Hughes to News Corporation. GM would receive approximately $3.84 billion, comprised of approximately $3.07 billion in cash with the remainder payable in News Corporation preferred American Depositary Shares, and/or cash, at News Corporation’s election. Immediately after the split-off, News Corporation would acquire an additional approximately 14.2% of the outstanding Hughes common stock from the former GM Class H common stockholders through a merger of a wholly owned subsidiary of News Corporation with and into Hughes, which would provide News Corporation with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a special cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

If the News Corporation transactions are completed, Mr. K. Rupert Murdoch, chairman and chief executive officer of News Corporation, would become chairman of Hughes, and Mr. Chase Carey, who is currently serving as a director of and an advisor to News Corporation, would become president and chief executive officer of Hughes. Mr. Eddy Hartenstein, chairman and chief executive officer of DIRECTV and senior executive vice president of Hughes, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

The News Corporation transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM common stockholders—GM $1 2/3 par value and GM Class H—voting both as separate classes and together as a single class based on their respective voting power and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed. The financial and other information regarding Hughes contained in this prospectus do not give any effect to or make any adjustment for the anticipated completion of the transactions.

The completion of the News Corporation transactions will not result in a change of control as defined in the senior secured credit facility or the indenture governing the Notes.

Our Executive Offices

Our principal executive offices are located at 2230 East Imperial Highway, El Segundo, California 90245, and our telephone number is (310) 964-5000.

Summary of the Terms of the Exchange Offer

On February 28, 2003, we issued $1.4 billion in aggregate principal amount of our Original Notes in a private placement. We entered into a registration rights agreement with the initial purchasers of the Original Notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your Original Notes in the exchange offer for Registered Notes with identical terms, except that the Registered Notes will have been registered under the Securities Act and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the Registered Notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Registered Notes” for further information regarding the Registered Notes.

Registration Rights Agreement	You are entitled under the registration rights agreement governing your Original Notes to exchange your Original Notes for Registered Notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is completed, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.

If you would not receive freely tradable Registered Notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your Original Notes registered under the Securities Act, the registration rights agreement governing your Original Notes requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 8 3/8 % Senior Notes due 2013, which have been registered under the Securities Act, for each $1,000 principal amount of our 8 3/8% Senior Notes due 2013 that were issued on February 28, 2003 and have not been so registered.

In order to be exchanged, an Original Note must be properly tendered and accepted. All Original Notes that are validly tendered and not validly withdrawn will be exchanged.

As of this date, there are $1.4 billion aggregate principal amount of our unregistered 8 3/8% Senior Notes due 2013 outstanding.

We will issue the Registered Notes promptly after the expiration of the exchange offer.

Resales of the Registered Notes	We believe that Registered Notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

(1) the Registered Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2) at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes to be issued to you in the exchange offer in violation of the Securities Act;

	(3)	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

	(4)	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the Registered Notes to be issued to you in the exchange offer;

	(5)	if you are a participating broker-dealer that will receive Registered Notes for its own account in exchange for the Original Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Registered Notes; and

	(6)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters of Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993). The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any Registered Note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

Each broker-dealer that is issued Registered Notes in the exchange offer for its own account in exchange for Original Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any of its resales of those Registered Notes. A broker-dealer may use this prospectus to offer to resell, resell or otherwise transfer those Registered Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on, 2003, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. We refer to this date, as it may be extended, as the expiration date.

Conditions to the Exchange Offer	The only conditions to completing the exchange offer are that:

	(1)	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;

	(2)	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

(3)	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer;

	(4)	there shall not have been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; and

	(5)	that there shall not have been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

See “The Exchange Offer—Conditions.”

Procedures for Tendering Original Notes Held in the Form of Book-Entry Interests

The Original Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the Original Notes which are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the Original Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an Original Note held in the form of a book-entry interest and you wish to tender your Original Note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:

		•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

		•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

		•	a timely confirmation of book-entry transfer of your Original Notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer;” or

		•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A form of letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

	•	the Registered Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

	•	at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes to be issued to you in the exchange offer in violation of the Securities Act;

	•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

	•	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the Registered Notes to be issued to you in the exchange offer;

	•	if you are a participating broker-dealer that will receive Registered Notes for its own account in exchange for the Original Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Registered Notes; and

	•	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

Procedures for Tendering Certificated Original Notes
If you are a holder of book-entry interests in the Original Notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in equal principal amount to your book-entry interests. See “Description of the Registered Notes—Form of Registered Notes.” No certificated notes are issued and outstanding as of the date of this prospectus, other than a single note issued to and held by DTC. If you acquire certificated Original Notes prior to the expiration of the exchange offer, you must tender your certificated Original Notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Original Notes.”

Special Procedures for Beneficial Owner

If you are the beneficial owner of Original Notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Original Notes, you should promptly contact the person in whose name your Original Notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your Original Notes and delivering your Original Notes, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the person in whose name your Original Notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your Original Notes and:

(1) they are not immediately available;

(2) time will not permit your Original Notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3) you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your Original Notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of Registered Notes
Except under the circumstances described above under “Conditions to the Exchange Offer,” we will accept for exchange any and all Original Notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Registered Notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal	You may withdraw the tender of your Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any Original Notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your Original Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange.”

Federal Income Tax Consequences	The exchange of Original Notes for Registered Notes should not be a taxable event for federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Summary of the Terms of the Registered Notes

The summary below describes the principal terms of the Registered Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Registered Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Registered Notes.

Issuers	DIRECTV Holdings LLC and DIRECTV Financing Co., Inc.

Securities Offered	$1,400,000,000 aggregate principal amount of 8 3/8% Senior Notes due March 15, 2013.

Issue Price	100%.

Maturity	March 15, 2013.

Interest Rate	8 3/8% per year (calculated using a 360-day year).

Interest Payment Dates	March 15 and September 15 of each year, commencing September 15, 2003. Interest will accrue (A) from the latter of (x) the last interest payment date on which interest was paid on the Original Notes surrendered for exchange and (y) if the Original Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the Original Notes, from the issue date of the Original Notes.

Ranking	The Registered Notes and the guarantees will be senior unsecured obligations and will rank senior to all of our and our guarantors’ subordinated debt. The Registered Notes will effectively rank junior to any of our and our guarantors’ secured debt to the extent of the value of the assets securing that debt and to any debt and other liabilities of our subsidiaries that are not guarantors. As of June 30, 2003, we and the guarantors had approximately $2.625 billion of senior indebtedness of which $1.225 billion was secured. In addition, we have $200 million available under the Term Loan A-2 portion, and up to $250 million available under the revolving loan portion, of the senior secured credit facility. See “Description of Senior Secured Credit Facility.”

Guarantees	The Registered Notes will be guaranteed by all of our domestic subsidiaries on a senior unsecured basis. None of GM, Hughes or any of their subsidiaries, other than us and all of our domestic subsidiaries, will guarantee or have any liability under the Registered Notes. See “Description of the Registered Notes—Guarantees.”

Optional Redemption

We may redeem some or all of the Registered Notes at any time prior to March 15, 2008 by paying a “make whole” premium and at any time thereafter at stated redemption prices, in each case plus accrued and unpaid interest to the date of redemption.

In addition, at any time prior to March 15, 2006, we may redeem up to 35% of the outstanding Registered Notes with the net proceeds of one or more equity offerings, at a redemption price equal to 108.375% of the principal amount, plus accrued and unpaid interest to the date of redemption. We may exercise this right more than once, so long as after the redemption at least 65% of the aggregate principal amount of the Registered Notes originally issued remains outstanding. See “Description of the Registered Notes—Optional Redemption.”

Repurchase Right of Holders Upon a Change of Control and Rating Decline

If a change of control triggering event occurs, holders of Registered Notes will have the right, subject to certain conditions, to require us to repurchase their Registered Notes at a purchase price equal to 101% of the aggregate principal amount of the Registered Notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase. See “Description of the Registered Notes—Change of Control and Rating Decline.”

Certain Other Covenants	The indenture governing the Registered Notes contains covenants limiting our and our restricted subsidiaries’ ability to, among other things:

	•	incur additional debt;

	•	pay dividends or distributions on our capital stock or repurchase our capital stock;

	•	transfer or sell assets;

	•	issue stock of subsidiaries;

	•	make certain investments;

	•	create liens;

	•	enter into transactions with affiliates; and

	•	merge, consolidate or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Registered Notes—Certain Covenants.”

Registration Rights; Liquidated Damages	In connection with the offering of the Original Notes, we granted registration rights to holders of the Original Notes. We agreed to consummate an offer to exchange the Original Notes for the related series of Registered Notes and to take other actions in connection with the exchange offer by the date specified in the registration rights agreement. In addition, under some circumstances, we may be required to file a shelf registration statement to cover resales of the Original Notes held by you.
If we fail to take these actions with respect to the Original Notes by the dates specified in the registration rights agreement, we will pay liquidated damages to each holder of the Original Notes until all registration defaults have been cured. See “Description of the Registered Notes—Principal, Maturity and Interest.”

Form of Registered Notes	The Registered Notes to be issued in the exchange offer will be represented by one or more global securities deposited with The Bank of New York for the benefit of DTC. You will not receive Registered Notes in certificated form unless one of the events set forth under the heading “Description of the Registered Notes—Form of Registered Notes” occurs. Instead, beneficial interests in the Registered Notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

Risk Factors	Investing in the Registered Notes involves substantial risks. See “Risk Factors” for a description of certain risks you should consider before investing in the Registered Notes.

Summary Financial and Operating Data

The following summary consolidated financial and operating data have been derived from, and should be read in conjunction with, our consolidated financial statements. The consolidated statements of operations data for each of the three years in the period ended December 31, 2002 and the balance sheet data as of December 31, 2002 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, our independent auditors. The consolidated statements of operations data for the three and six months ended June 30, 2002 and 2003 and the consolidated balance sheet data as of June 30, 2003 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring items necessary to present fairly such data. Our results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results of operations which may be expected for the full 2003 fiscal year.

You should read the data in conjunction with the sections entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Business,” and our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Years Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2000	2001	2002	2002	2003	2002	2003
	(dollars in millions)
Consolidated Statements of Operations Data:
Revenues	$4,694.0	$5,552.1	$6,444.6	$1,549.6	$1,800.2	$3,015.4	$3,508.3
Total Operating Costs and Expenses	4,967.1	5,774.5	6,195.9	1,489.0	1,599.5	2,946.2	3,201.6

Operating Profit (Loss)	(273.1)	(222.4)	248.7	60.6	200.7	69.2	306.7
Net Income (Loss)	$(277.7)	$(178.3)	$135.8	$21.2	$87.8	$8.8	$135.1

	As of December 31, 2002	As of June 30, 2003
	(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14.1	$324.5
Total current assets	1,129.2	1,351.3
Total assets	6,578.6	6,693.3
Total long-term debt	—	2,609.0
Total owner’s equity	4,558.5	2,099.7

	Years Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2000	2001	2002	2002	2003	2002	2003
	(dollars in millions, except per subscriber data)
Other Data:
Operating Profit (Loss)	$(273.1)	$(222.4)	$248.7	$60.6	$200.7	$69.2	$306.7
Add back: depreciation and amortization expense	395.4	438.5	405.6	96.0	124.1	181.1	248.5

Operating Profit Before Depreciation and Amortization(1)	$122.3	$216.1	$654.3	$156.6	$324.8	$250.3	$555.2

DIRECTV owned and operated subscribers (000’s)	7,418	8,443	9,493	8,995	9,949	8,995	9,949
Average monthly revenue per subscriber	$57.70	$58.70	$59.80	$58.10	$60.90	$57.50	$60.10
Cash flows provided by (used in) operating activities	(263.9)	(88.0)	153.8	(121.0)	106.7	(39.0)	414.4
Cash flows used in investing activities	(668.5)	(317.6)	(159.3)	(121.0)	(52.5)	(215.0)	(110.1)
Cash flows provided by (used in) financing activities	932.2	402.6	4.2	249.5	(3.5)	262.8	6.1
Depreciation and amortization	395.4	438.5	405.6	96.0	124.1	181.1	248.5
Capital expenditures	653.6	450.3	379.4	121.0	52.5	215.0	110.1

(1)	Operating Profit Before Depreciation and Amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the caption “Depreciation and amortization expense” to “Operating Profit (Loss)”. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and Parent use Operating Profit Before Depreciation and Amortization to evaluate our operating performance and to allocate resources and capital. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, our management and Parent separately measure and budget for capital expenditures and business acquisitions.

We believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

The DIRECTV Organization

On June 11, 2002, we were formed as a wholly-owned subsidiary of Hughes. Hughes, which is a wholly-owned subsidiary of GM, contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC, and its subsidiaries to us. The following chart illustrates our corporate structure and the location of our significant assets and liabilities. All of our domestic subsidiaries, except DIRECTV Financing Co., Inc. which is a co-issuer of the Notes, have guaranteed the Notes and all of our domestic subsidiaries have guaranteed the senior secured credit facility. We also have a foreign subsidiary, RSG Resource Supply GmbH, that has not guaranteed the Notes or the senior secured credit facility and that does not have any material assets or liabilities. None of GM, Hughes or any of their subsidiaries, other than us and all of our domestic subsidiaries, have guaranteed or have any liability for the Notes. For the purposes of this table “WL” refers to degrees west longitude.

RISK FACTORS

An investment in the Notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, before making an investment in the Notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition or business operations.

If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected, the value of the Notes could decline and you could lose some or all of your investment.

Risks Related to Our Business

We may be unable to pay interest or principal on the Notes because of our substantial debt outstanding and the possibility that we may have to incur additional debt.

As of June 30, 2003, our total consolidated debt was $2.625 billion. In addition, we have $200 million available under the Term Loan A portion, which we plan to fully draw and distribute to Hughes by December 2003, and up to $250 million available under the revolving loan portion of the senior secured credit facility. Although the indenture governing the Notes contains certain limitations on our ability to incur additional debt, we are permitted to incur substantial additional debt in the future, which may include secured indebtedness. If we incur additional secured debt, it will effectively rank senior to the Notes to the extent of the value of the assets securing that debt. In addition, we could sell additional Notes under the indenture if certain conditions are met.

Our substantial debt could have significant consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing, including financing to satisfy our obligations with respect to the Notes;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash to fund our operations and for other purposes;

•	limiting our financial flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have less debt and greater financial resources.

Increased subscriber turnover or subscriber retention costs could harm our financial performance.

Turnover of customers in the form of subscriber service cancellations, or churn, is a significant cost element for any subscription television provider as is the cost of retaining the customers. Any increase in our retention, upgrade and other marketing costs for our existing customers may cause us to increase our subscription rates, which could increase churn. Any of the risks described in this prospectus that potentially has a material adverse impact on our cost or service quality or that could result in higher prices for our customers could, in turn, cause an increase in churn and consequently harm our financial performance. Churn can also increase due to factors beyond our control, including a slowing economy, significant signal theft, a maturing subscriber base and competitive offers. We cannot assure you that we will continue to be able to manage our churn rates or subscriber retention costs to achieve a reasonable level of financial performance.

Increased subscriber acquisition costs could adversely affect our financial performance.

To obtain new customers, we incur costs relating to third-party customer acquisitions and direct customer acquisitions. These costs are known as subscriber acquisition costs, or SAC. For instance, we provide installation incentives to our retailers to enable them to offer standard professional installation as part of the customer’s purchase of a DIRECTV System. In addition, we pay commissions to retailers so they can offer the DIRECTV System at a lower cost to the consumer. Our SAC, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent we continue or expand current sales promotion activities or introduce other more aggressive promotions, or due to increased competition. Any material increase in SAC from current levels would negatively impact our earnings and could materially adversely impact us and our financial performance.

We have historically incurred significant operating losses and it is not certain that we will sustain profitability.

Since inception, we have incurred significant operating losses, which have been funded from capital contributions from Hughes. While we have recently achieved profitability, we cannot assure you that we will be able to sustain or improve our level of profitability. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be adversely affected. Improvements in our results of operations will depend largely upon our ability to increase our customer base, improve ARPU, manage our costs and control churn. We cannot assure you that our efforts in these areas will be successful.

We may need additional capital, which may not be available, in order to continue growing and to make payments on the Notes.

Our ability to increase earnings and to make interest and principal payments on the Notes will depend in part on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

Funds necessary for SAC and retention costs will be satisfied from operating cash flow and borrowings under the revolving loan portion of our senior secured credit facility. In addition, we plan to launch a new spot-beam satellite, DIRECTV 7S, which is expected to be in service in the first quarter of 2004. Funds necessary to complete payments for this satellite will also be satisfied from the same operating cash flows and borrowings. If these sources are insufficient to meet our funding requirements, we may be required to raise additional capital in the future. We are not a publicly traded company and currently there is no market for our debt or equity securities. Therefore, we may encounter difficulties in raising additional capital in the future. In addition, if we experience, or Hughes experiences, a change of control we may be restricted in our ability to raise additional capital. See “—If our company or our parent experiences a change of control, our financial and operating results could be materially affected.” We cannot assure you that additional financing will be available to us from our parent, third parties or the capital markets on acceptable terms, or at all, if needed in the future.

Our satellites are subject to significant operational risks.

Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturing errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

We work closely with our satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of critical components in the satellites as well as having back-up satellite capacity. However, we cannot assure you that we will not experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components, nor can we assure you that our backup satellite capacity will be sufficient for our business purposes.

On two of our existing satellites, DIRECTV 1 and DIRECTV 3, a spacecraft control processor has switched off and is disabled. Both satellites are currently operating normally under control of the spare spacecraft control processor on each satellite. While the spare spacecraft control processor is designed to operate for the life of its satellite, there can be no assurance that a similar or different failure will not occur, rendering either satellite unusable. As a precautionary measure, we have shifted much of the traffic originally carried by these two satellites to other satellites in our fleet, and DIRECTV 3 has been designated as an in-orbit spare and relocated to a storage orbit outside of the geostationary orbit arc. Our satellite DIRECTV 1R experienced a failure of the primary xenon ion propulsion subsystem power processing units. The xenon ion propulsion system is not currently in use on DIRECTV 1R, and the satellite is operating on the liquid fuel system which will provide an estimated fuel life through 2014, the design life of DIRECTV 1R. If the redundant xenon ion propulsion subsystem is successfully activated at the end of this period, the estimated fuel life could extend to 2024. DIRECTV 4S, which also employs both xenon ion propulsion and liquid fuel propulsion systems, is currently operating normally using both systems. The estimated fuel life of 2008 for DIRECTV 4S is based solely on the fuel life using the liquid propulsion system. Should the xenon ion propulsion system prove reliable, the fuel life of DIRECTV 4S could extend to as long as 2019. Our satellite DIRECTV 5 experienced the failure of one of the chemical propulsion thrusters in the fall of 2002. While the satellite is currently operating normally using the remaining thrusters, there can be no assurance that a similar thruster failure will not occur which could impact the capabilities of DIRECTV 5. Another of our satellites, DIRECTV 6, has experienced significant solar array failures. DIRECTV 6 was recently relocated to our 110 WL orbital location pursuant to a Special Temporary Authority granted by the FCC. It began transmitting services from that location on July 16, 2003.

Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationships with current customers, as well as our ability to attract new customers for our DBS services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby creating additional expenses due to the need to provide replacement or back-up satellites and potentially reducing revenues if DIRECTV service is interrupted. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future. The initial cost of each of our satellites, which includes costs of construction, launch and insurance, ranges from $175 million to $350 million, depending upon the design. Most of the satellites that we use cost in the range of $200 million to $250 million. Typically, direct broadcast satellites have from 24 to 72 transponders on-board, and most of our satellites have from 30 to 48 transponders.

Meteoroid events pose a threat to all in-orbit satellites, including our satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by various comets. Occasionally, increased solar activity poses a potential threat to all in-orbit satellites, including our satellites.

Some decommissioned spacecraft are in uncontrolled orbits that pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our satellites. To avoid collisions, we may be required to perform maneuvers that may prove unsuccessful or could reduce the useful life of the satellite due to the unplanned use of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business. As is common in the industry, our in-orbit insurance, if any, will not cover damage to satellites that occurs as a result of collisions with meteoroids, decommissioned spacecraft or other space debris.

Our satellites could fail earlier than their expected useful lives.

Our ability to earn revenue depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful life of a satellite, including, among other things:

•	the design;

•	the quality of its construction;

•	the durability of its component parts;

•	the ability to continue to maintain proper orbit and control over the satellite’s functions; and

•	the remaining on-board fuel following orbit insertion.

Generally, the minimum design life of the satellites in our fleet is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites. Our operating results could be adversely affected if the useful life of any of our satellites were significantly shorter than 12 years. Additionally, moving any of our satellites in the future, either temporarily or permanently, to another orbital slot could decrease the useful life of the satellite.

In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. In the event of a complete satellite failure, our programming could be unavailable for several days while our backup in-orbit satellites are repositioned and services are moved. The use of backup satellite capacity for our programming may require us to discontinue some DIRECTV programming services due to reduced channel capacity. Any relocation of our satellites would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval.

Construction delays on satellites could materially adversely affect our revenues and earnings.

The construction and launch of satellites are often subject to delays, including delays in the construction of satellites and launch vehicles, periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures, as discussed below. A significant delay in the future delivery of any satellite would materially adversely affect the marketing plan for, or use of, the satellite. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Certain delays in satellite construction could also jeopardize satellite authorizations that are conditioned on timely construction and launch of the satellite.

Currently, we have one satellite under construction, DIRECTV 7S, that is scheduled to be in service in the first quarter of 2004. We intend to use the satellite to deliver local channels into additional local markets, as well as to provide back-up capability for current local programming. Any delay in the launch of this satellite could adversely affect our schedule for and ability to deliver local channels in additional local markets and, as a result, adversely affect our anticipated revenues and earnings.

Our satellites are subject to risks relating to launch.

Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. Certain launch vehicles that we may use have experienced launch failures in the past. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 24 months, and obtain other launch opportunities. Any significant delays in deploying our satellites could materially adversely affect our ability to generate revenues.

The cost of obtaining commercial insurance coverage on certain of our satellites, or the loss of a satellite that is not insured, could materially adversely affect our earnings.

The price, terms and availability of insurance fluctuate significantly. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and satellite health-related policy exclusions.

We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered non-economical relative to the risk of satellite failure. When insurance is obtained, it generally covers the book value of covered satellites. Although the insurance generally does not compensate for business interruption or loss of future revenues or customers, we rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on our ability to provide service. See “Business—Satellite Insurance.”

Any launch vehicle failure, or loss or destruction of any of our satellites for which we do not have commercial insurance coverage could have a material adverse effect on our revenues and earnings, our ability to comply with “must carry” and other regulatory obligations and our ability to fund the acquisition of replacement satellites. In addition, higher premiums on insurance policies would increase our costs, thereby reducing our cash that is available to pay principal and interest on the Notes.

Satellite programming signals have been stolen or could be stolen in the future, which could cause us to incur costs that do not result in subscriber acquisition.

The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who subscribe and are authorized to view portions of it. The conditional access system uses, among other things, encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent that conditional access technology. However, theft of cable and satellite programming has been widely reported, and the access or “smart” cards used in the DIRECTV conditional access system have been compromised and could be further compromised in the future.

We continue to respond to compromises of our access cards with measures intended to make theft of our programming commercially impractical or uneconomical, including developing and introducing new access cards and replacing older access cards that have been compromised. In April 2002, we introduced our fourth generation access card, or P4 card. This card is the result of a joint design effort by us and our conditional access supplier, NDS Ltd. We believe the P4 card represents a significant improvement in the design and technology used in the older DIRECTV access cards, and includes new technology developed by us. We will also begin deploying a new access card, known as the D1 card. We have also recently agreed with NDS to discuss plans for future generations of conditional access cards to be used by us. See “Business—Legal Proceedings—Intellectual Property Litigation” for a description of the current status of our lawsuits with NDS.

We will continue to utilize a variety of tools to accomplish our goal to enhance our conditional access system including our plan to (as we have in the past) periodically replace the access card in subscribers’ receivers. Once we replace the access card, we cannot guarantee that the new card will prevent the theft of our satellite programming signals. Furthermore, there can be no assurance that we will be successful in developing or acquiring the technology we need to effectively restrict or eliminate signal theft. If we cannot promptly correct a compromise of our conditional access technology, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected. In addition, our expenses could increase if we attempt to implement additional measures to combat signal theft.

Our ability to maintain leading technological capabilities is uncertain.

Our operating results depend to a significant extent upon our ability to continue to introduce new services and encourage the development of new products for the receipt of our services on a timely basis, and to reduce costs of our existing services and the associated products. We cannot assure you that we will continue to successfully identify new service or product opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new service or product development depends on many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

Technology in the MVPD industry changes rapidly as new technologies are developed, which could cause our services and products that deliver our services to become obsolete. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. If the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after incurring substantial costs, one or more of the technologies under development by us or any of our strategic partners could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our DBS system or in the development of new products to receive our services may occur that could materially adversely affect our ability to generate revenue, offer new services and remain competitive.

When fully developed, new technologies could have a material adverse effect on the demand for our DBS services. Other terrestrial wireless video and data distribution services have been authorized at the FCC. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines. While these entities are not currently providing digital “wireless cable,” many have the capabilities for such services. As a result, we may not be able to compete successfully with existing competitors or new entrants in the market for MVPD services.

Other companies in the United States have conditional permits or have leased transponders for DBS assignments that can be used to provide service to portions of the United States. Also, C-band satellite providers and other low and medium power satellite operators continue to compete in the market for MVPD services, particularly in rural areas. In addition, the FCC has proposed allocating additional spectrum for DBS services, which could create additional competition in the market for MVPD services. In addition, it is possible that non-U.S. licensed direct broadcast satellites could be used to provide service in the United States. On May 7, 2003, the FCC released an order authorizing the use of Canadian-licensed direct broadcast satellites for service in the United States. The United States has bilateral agreements with Mexico and Argentina that would allow the use of direct broadcast satellites licensed by those countries for service into the United States, and some operators, including SES Global S.A., are attempting to coordinate new direct broadcast satellite orbital locations capable of providing services throughout the United States.

We rely on our senior management and highly skilled employees.

Our business depends on the efforts, abilities and expertise of our executive officers, other senior management and technically skilled employees. In June 2001, Hughes made important management changes in several key leadership positions. We cannot assure you that we will be able to retain the services of any of these key executives. In addition, technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We cannot assure you that we will be able to continue to attract and retain these types of employees. If we are unable to continue to attract and retain members of our senior management team as well as technically skilled employees, our competitive position could be materially adversely affected.

Some MVPD operators have a competitive advantage over us.

We compete in the highly competitive MVPD industry against cable television and other land-based and satellite-based system operators offering video, audio and data programming and entertainment services. Some of these competitors have greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, upon our ability to compete with these operators. See “Business—Competition.”

Some cable television operators have large, established customer bases and many cable operators have significant investments in, and access to, programming. According to an FCC report dated December 23, 2002, cable television service is available in approximately 97% of the United States television households, of which approximately 66% currently subscribe to cable services. Cable television operators have advantages relative to us, including or as a result of:

•	being the incumbent MVPD operator in the territories in which we compete with an established customer base;

•	providing service to multiple television sets within the same household at a lower incremental cost to the consumer;

•	having the ability to provide local and other programming in a larger number of geographic areas;

•	bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, or with efficient two-way high-speed Internet access or telephone service on upgraded cable systems; and

•	having greater bandwidth capacity to deliver programming or services beyond that which our satellite capacity currently allows.

Cable television operators have been leveraging these advantages in various ways, including by increasing their capacity to offer programming and other services and by offering new services that we have been unable to match because of the spectrum and other constraints that we face. See “—Risks Related to Regulatory Matters Affecting Us.” In addition, because many cable television operators have significant investments in programming and program providers, they may have access to programming that is not available to us or that we can only obtain on less favorable terms and conditions. If we continue to be unable to match these services, we believe that our churn and SAC and retention costs may increase significantly, that it will likely be more difficult for us to attract new subscribers, and that the capital markets may be less willing to provide financing to us. As a result, in those markets that have cable, we would become a less effective competitor to cable television operators.

In addition, cable television operators have grown their subscriber base through the acquisition of cable systems. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. In addition, it is uncertain whether we will be able to increase our satellite capacity, offer a significant level of new services in existing markets in which we compete or expand to additional markets as may be necessary to effectively compete.

In addition, we have an exclusive distribution relationship with the National Rural Telecommunications Cooperative, or the NRTC, in certain markets (mainly rural). Pursuant to our agreement with the NRTC, its affiliates and members distribute much of our programming services on an exclusive basis in territories comprising approximately 13.2 million television households in the United States. Pegasus Satellite Television, Inc., or Pegasus, the largest NRTC affiliate, possesses these distribution rights for territories covering approximately 10.6 million United States television households. During the past two years, Pegasus’ prices for the DIRECTV services have generally been higher than the prices offered to customers by DIRECTV. During the last year, Pegasus announced its intention to achieve cash flow break-even, in part through reductions in expenditures such as SAC. We believe that the higher prices charged by Pegasus, coupled with its reduced acquisition expenditures, have provided EchoStar with an opportunity to gain a proportionately greater share of the MVPD market in those territories where Pegasus possesses DIRECTV distribution rights. Pegasus has experienced a net subscriber loss during recent quarters, and this trend may continue, which would affect the total number of subscribers to our platform. As of June 30, 2003, NRTC subscribers represented approximately 1.7 million of the total 11.6 million subscribers to our platform, of which approximately 1.2 million were Pegasus subscribers.

As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television or other MVPD operators in the future.

If our company or our parent experiences a change of control, our financial and operating results could be materially affected.

Any change of control transaction involving Hughes or us could materially affect our business, cash flow and profitability. For instance, a change of control transaction could place significant restrictions on whether we could raise new financing and the types of financing we may raise. In connection with a change of control, we may incur other debt. In addition, a change of control could limit our access to the capital markets if our parent suffers a downgrade in its long-term debt rating. Because of the potential for a change of control, our current and prospective employees may also experience uncertainty about their future roles with us, which may materially adversely affect our ability to attract and retain key management, sales, marketing, technical and other personnel. In addition, we currently receive certain insurance coverage and administrative services from Hughes pursuant to our administrative services agreement. This agreement expires if we cease to be a subsidiary of Hughes. We believe that the costs to us of obtaining these services on a stand-alone basis would increase from the costs that Hughes currently charges us for these services. See “Certain Relationships and Related Transactions—Administrative Services Agreement.”

Although the News Corporation transactions do not constitute a change of control under our Notes or senior secured credit facility, there are additional risks associated with the News Corporation transactions. See “—Risks Related to the News Corporation Transactions.”

A substantial portion of our new subscribers are acquired through third-party sales agents.

Although we obtain some of our subscribers through direct sales and local or regional retailers, a substantial portion of our subscribers are obtained by national retailers acting as our sales agents. Our agreements with these national retailers generally extend through 2004 and contain various renewal and termination provisions. In addition, certain of these retailers market our services on an exclusive basis. If we are unable to maintain our exclusivity or renew these agreements on favorable terms, or these agreements are terminated prior to the expiration of their original term by the other parties, we cannot assure you that we would be able to obtain new sales agents. An inadequate distribution network would have a material adverse affect on our business.

We depend on others to produce programming, and programming costs are increasing.

We depend on third parties to provide us with programming services. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and deliver it to our customers at competitive prices. Our programming agreements generally have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms, or at all, or these agreements may be cancelled prior to expiration of their original terms. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such programming would be comparable in quality or cost to our existing programming.

In addition, many of our programming agreements contain annual price increases. Also, when offering new programming, or upon expiration of existing contracts, programming suppliers have historically increased the rates they charge us for programming, increasing our costs. We expect this practice to continue. Increases in programming costs could cause us to increase the rates that we charge our customers, which could in turn cause customers to terminate their subscription or potential new customers to refrain from subscribing. Furthermore, we may be unable to pass programming costs on to our customers, which could have a material adverse effect on our cash flow and operating margins.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe patents and proprietary rights of others.

Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we currently offer or may offer in the future. In general, if a court determines that one or more of our services or the products used to transmit or receive our services infringes on intellectual property held by others, we and the applicable manufacturers or vendors may be required to cease developing or marketing those services and products, to obtain licenses from the owners of the intellectual property, or to redesign those services and products in such a way as to avoid infringing the intellectual property rights. If a competitor holds intellectual property rights, it may not allow us or the applicable manufacturers to use its intellectual property at any price, which could adversely affect our competitive position.

We cannot assure you that we are aware of all intellectual property rights that our services or the products used to receive our services may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which our services or the products used to receive our services may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.

We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our earnings, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently being sued in patent infringement actions related to use of technologies in our DBS business. We cannot assure you that the courts will conclude that our services or the products used to receive our services do not infringe on the rights of third parties, that we or the manufacturers would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we or the manufacturers would be able to redesign our services or the products used to receive our services to avoid infringement. See “Business—Legal Proceedings—Intellectual Property Litigation.”

The manufacturers of the products necessary to receive our services may not be able to produce the necessary volume of such products.

Most of the receivers for our services are produced by four manufacturers. The contracts with those manufacturers do not obligate them to manufacture any specified volume of receivers. If any of these manufacturers is unable for any reason to produce receivers in a quantity sufficient to meet market demand, and suitable alternative sources cannot be found, our ability to add subscribers could be impaired and that would adversely affect our revenue and financial condition.

We may be unable to manage expanding operations.

If we are unable to manage our growth effectively, our business and results of operations could be materially adversely affected. To manage our growth effectively, we believe that we must continue to:

•	develop our internal and external sales forces;

•	develop installation capability;

•	develop customer service operations and information systems;

•	maintain our existing relationships with third-party vendors; and

•	train and manage our employee base.

If we are unable to continue to develop our installation capability and customer service operations in a timely manner and effectively manage growth, we may experience a decrease in subscriber growth, an increase in churn, an increase in expenses or other adverse results, any one of which could have a material adverse effect on our business and results of operations.

Our business is subject to economic and market conditions beyond our control.

Our business depends upon a number of factors related to the level of consumer spending, including the general state of the economy and the willingness of consumers to spend on discretionary items. As economic activity slows, as it did beginning in the fourth quarter of 2000, consumer confidence and discretionary spending by consumers declines. We believe that the current economic slowdown has affected sales since the fourth quarter of 2000. Competitive pressures arising from any significant or prolonged economic downturn could have a material adverse impact on our financial condition and results of operations, and such impact could be intensified by our leveraged condition.

The outbreak or escalation of hostilities in foreign countries may have a material adverse effect on our business, results of operations and financial condition.

Any outbreak or escalation of hostilities between the United States and any foreign power or territory, including, without limitation, acts of terrorism or any possible armed conflict, may have a material adverse effect on our business, results of operations or financial condition. We are unable to assess the impact that conflicts with foreign countries have had on our business and operations, the local markets in which we operate, and the economy in general, and cannot predict the future impact any future armed conflicts or acts of terrorism may have on our business and operations.

Our company could be affected by actions of or events at Hughes or its other subsidiaries or at GM over which we have no control.

We are a wholly-owned subsidiary of Hughes, which is currently a wholly-owned subsidiary of GM. See “Prospectus Summary—Recent Developments.” Hughes owns significant other subsidiaries and operations that are not part of our company or our business and certain of these subsidiaries are incurring substantial losses. Hughes could decide to fund its requirements or losses at any of its other subsidiaries by causing us to distribute additional amounts to Hughes to the extent permitted by the documentation governing our indebtedness, whether by requiring us to incur additional indebtedness or otherwise.

Certain of the other subsidiaries of Hughes obtain programming and other services from the same third parties that we do. Although our business and our negotiations with such third parties are separate from those of the other Hughes subsidiaries, we cannot assure you that the actions of the other Hughes subsidiaries will not affect our relationships or future negotiations with such third parties. As a result, our programming costs and other aspects of our business could be affected by the actions of other Hughes subsidiaries over which we have no control.

Despite the fact that our company and business are separate from the other operations of Hughes, there can be no assurance that a court would not conclude that our assets and liabilities should be consolidated with those of Hughes and its other subsidiaries in any proceeding under the United States Bankruptcy Code or similar state laws applicable to Hughes or any of its other subsidiaries. If consolidation were to occur, our assets would be made available to satisfy not only the claims of our own creditors, but the claims of the creditors of Hughes or such subsidiaries of Hughes, resulting in a material adverse effect on our company and diluting the recovery of our own creditors.

Pursuant to The Employee Retirement Income Security Act, or ERISA, if any General Motors pension plan were to be terminated by the Pension Benefit Guaranty Corporation in a “distress termination,” members of General Motors control group (of which we are currently a member) would be jointly and severally liable to the Pension Benefit Guaranty Corporation and/or a Trustee appointed under ERISA on such termination date, if and to the extent that any liabilities of the terminated plan were not covered by the assets of the plan or General Motors. Although GM currently has an underfunded pension liability for certain of its plans, GM management has indicated that it believes GM’s pension funding obligations are very manageable.

Additionally, although neither GM nor Hughes will have any liability for the Notes, a downgrade of the debt rating of either of those entities or their other subsidiaries could adversely affect our ability to obtain financing.

Risks Related to the News Corporation Transactions

Regulatory approval of the News Corporation transactions may require Hughes and/or News Corporation to agree to conditions beyond those already contemplated by the News Corporation transaction agreements.

Under U.S. antitrust laws, the News Corporation transactions may not be completed until the required waiting period under the Hart-Scott-Rodino Act has terminated or expired. To complete the News Corporation transactions, the companies must also obtain the approval of the FCC. The News Corporation transactions may also be subject to regulatory requirements of other governmental agencies and authorities, including clearances for the transactions from competition and telecommunications authorities in foreign jurisdictions and requirements relating to the regulation of the offer and sale of securities. Many of these governmental entities from which approvals and clearances are required may seek to condition their approval or clearance of the transactions, or of the transfer to News Corporation of licenses and other entitlements, if any, on the companies’ compliance with conditions beyond those already agreed among GM, Hughes and News Corporation pursuant to the News Corporation transaction agreements. These conditions could require Hughes, News Corporation and/or their respective subsidiaries, including DIRECTV, to divest material assets or otherwise have the effect of imposing significant additional costs on us or of limiting our revenues. Depending upon the nature and scope of such conditions, rather than agreeing to such conditions, the companies may determine that the conditions would be onerous on the companies and that it would be in their mutual best interests and the mutual best interests of their stockholders to terminate the transactions instead.

As a result of the News Corporation transactions, Hughes will experience managerial changes.

Following the completion of the News Corporation transactions, Mr. Chase Carey will replace Mr. Jack Shaw as the Chief Executive Officer of Hughes, and other managerial changes may occur. The structure and composition of the Hughes board of directions will also change. Hughes’ future success will depend, to a significant extent, upon the performance of its new management team after the completion of the News Corporation transactions. Thus, Hughes and DIRECTV are subject to risks associated with Hughes’ post-transaction management structure, including, among others, risks relating to employee and business relations, managerial efficiency and effectiveness and familiarity with business and operations.

A potential tax indemnity liability to GM could materially adversely affect Hughes’ liquidity.

Hughes has generally agreed to indemnify GM and its affiliates against certain liabilities for taxes resulting from the exchange of the GM Class H common stock into Hughes common stock in the split-off, or the Hughes split-off share exchange, if the taxes arise from actions or failures to act by Hughes following the completion of the transactions that cause the Hughes split-off share exchange to be taxable to GM. If Hughes is required to indemnify GM under the circumstances set forth in the News Corporation transaction agreements, it may be subject to substantial liabilities. If such liability arises, Hughes may decide to fund its indemnity liability by causing us to distribute additional amounts to Hughes to the extent permitted by the documentation governing our indebtedness, whether by requiring us to incur additional indebtedness or otherwise.

The indemnity of GM by Hughes is not subject to any cap or maximum amount. Based on the aggregate fair market value of Hughes on August 11, 2003 (based on the closing price of GM Class H common stock on that date and the GM Class H dividend base as of such date), GM estimates that its taxable gain on the distribution of 80.2% of the outstanding common stock of Hughes would exceed $8.6 billion if the Hughes split-off share exchange failed to qualify as a tax-free transaction. The actual amount of gain recognized by GM if the Hughes split-off share exchange is treated as a taxable transaction, and the amount of tax payable by GM on that gain, would depend upon a number of factors that cannot be determined at this time, including the aggregate fair market value of Hughes at the time of the Hughes split-off share exchange and the general tax position of GM, and the actual amount of gain recognized by GM could be materially higher than $8.6 billion.

GM and Hughes are prohibited from pursuing certain other opportunities prior to the termination of the News Corporation transaction agreements.

The terms of the News Corporation transaction agreements prohibit, subject to certain exceptions, certain transactions involving Hughes prior to the termination of that agreement or completion of the News Corporation transactions. These prohibited transactions generally include any merger or consolidation of Hughes and other forms of strategic transactions involving Hughes. These prohibitions may prevent GM and Hughes from pursuing attractive strategic alliances or combinations involving Hughes in the event that such opportunities arise before the termination of the News Corporation transaction agreements.

Hughes may not realize the benefits expected from the News Corporation transactions.

The success of the News Corporation transactions will depend, in part, upon the ability of Hughes to increase its competitiveness in the industries in which it operates following its separation from GM. After the News Corporation transactions, Hughes will be affiliated with News Corporation, a global media and content company with a proven track record as a supportive stockholder of successful, direct-to-home television businesses. News Corporation believes that it has the strategic vision, expertise and resources that will enable Hughes to achieve its full potential within the industries in which it competes. News Corporation currently expects that, within three years, the transaction will create synergies and efficiencies for Hughes of between $610 million and $765 million annually. You should understand that, while GM and Hughes believe that the transactions will afford Hughes significant benefits, GM and Hughes have not independently verified these calculations and the boards of directors of GM and Hughes did not consider the synergies expected by News Corporation in determining to approve the News Corporation transactions. There can be no assurance that Hughes will realize these (or other) synergies and efficiencies. Potential difficulties in realizing such benefits include, among other things, integrating personnel with diverse business backgrounds, combining different corporate cultures and complying with applicable laws.

Hughes’ principal stockholder will have significant influence over the management of Hughes.

Upon the completion of the News Corporation transactions, News Corporation, through its subsidiary Fox Entertainment Group, Inc., will hold 34% of the issued and outstanding shares of Hughes common stock. Mr. Murdoch, Chairman and Chief Executive of News Corporation, will become Chairman of Hughes, and Mr. Carey, who is currently a director of, and is serving as an advisor to, News Corporation will become a director and President and Chief Executive Officer of Hughes. Additionally, two current News Corporation executives will also be directors of Hughes. As a result, News Corporation will have significant influence relating to the management of Hughes and to actions of Hughes that require stockholder approval.

The interest of News Corporation as the principal equity holder of Hughes may differ from your interests as a holder of the Notes. For example, News Corporation may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investments, even though those transactions might involve risks to you as holders of the Notes.

Risks Related to Regulatory Matters Affecting Us

The outcome of regulatory and licensing proceedings applicable to DBS operators, or changes in applicable regulatory requirements, could adversely affect our business.

DBS operators are subject to government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies and international, state and local authorities. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

The Federal Communications Act of 1934, as amended by Congress from time to time, which we sometimes refer to as the “Communications Act,” established the FCC and gave the agency broad authority to regulate the use of the radio spectrum. Based on the Communications Act, the FCC has general authority to promulgate rules and regulations in order to ensure that the spectrum is used in an efficient manner consistent with the public interest, convenience and necessity. In addition, in response to technological, social and political changes in the past 70 years, Congress has continued to shape the FCC’s role in spectrum management by amending the Communications Act through numerous subsequent statutes. Because our DBS business depends upon the use of radio spectrum for the operation of our satellites, earth stations and other supporting operations, we depend on FCC licenses to operate our DBS service. All of our FCC authorizations are subject to conditions imposed by the FCC in addition to the FCC’s authority to modify, cancel or revoke them. If the FCC were to cancel, revoke, suspend or fail to renew any of these licenses, it could have an adverse effect on our financial condition, profitability and cash flows. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of programming and other services available to our subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the location of the frequency used or the availability of replacement spectrum. In addition, Congress often considers and enacts legislation that could affect us, and FCC proceedings to implement the Communications Act and enforce its regulations are ongoing. We cannot predict the outcomes of these legislative or regulatory proceedings or their effect on our business. See “Business—Government Regulation.”

From time to time, the offices of various state attorneys general undertake investigations of DBS providers and cable operators. These investigations generally relate to alleged state consumer protection law violations. While we periodically receive subpoenas for information pertaining to these investigations, we are not currently named as a defendant in any state attorney general lawsuits. Although we believe we are in compliance with state consumer protection laws, we cannot be certain that one or more state attorneys general will not pursue an action against us in the future.

In addition, while Congress has prohibited local taxation of the provision of DBS service, taxation at the state level is permissible, and many states have imposed such taxes. If state authorities impose taxes on DBS services but not on other MVPD services, such as cable, we could experience an increase in our churn rate which would materially affect our financial performance and our ability to compete with cable and other MVPD providers.

We depend on the Communications Act for access to programming.

We purchase a substantial percentage of our programming from programmers that are affiliated with cable system operators. Currently, under certain provisions of the Communications Act governing access to programming, cable-affiliated programmers generally must deliver programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Communications Act and the FCC’s rules also prohibit certain types of exclusive programming contracts involving programming from cable-affiliated programmers.

Any change in the Communications Act or the FCC’s rules that would permit the cable industry or programmers that are affiliated with cable system operators to refuse to provide such programming or to impose detrimental terms or conditions could materially adversely affect our ability to acquire programming on a cost- effective basis, or at all. The Communications Act prohibitions on certain cable industry exclusive contracting practices with cable-affiliated programmers were scheduled to expire in October 2002 unless Congress or the FCC extended them. In June 2002, the FCC decided to extend the period of the Communications Act’s exclusivity restrictions through October 2007 although this decision remains subject to reconsideration or further administrative or judicial challenge. If the exclusivity restrictions were removed before 2007, many popular programs could become unavailable to us, causing a loss of customers and adversely affecting our revenues and financial performance.

In addition, certain cable providers have denied us and other multichannel video programming distributors access to regional sports programming created by programmers with which the cable providers are affiliated. The cable providers have asserted that they are not required to provide such programming due to the manner in which that programming is distributed, which they argue is not covered by the program access provisions of the Communications Act. Challenges to this interpretation of the Communications Act have not been successful, and we may continue to be precluded from obtaining regional sports programming that is created by entities affiliated with cable providers, which in turn could materially adversely affect our ability to compete in regions serviced by those cable providers.

Must carry requirements may negatively affect our ability to deliver local broadcast stations, as well as other aspects of our business.

Historically, one of the biggest limitations on the ability of DBS providers to compete against cable competitors was the legal inability of DBS providers, for copyright reasons, to deliver local broadcast programming to subscribers. In 1999, Congress addressed this problem by enacting the Satellite Home Viewer Improvement Act, or the SHVIA. This statute sought to increase competition between cable and satellite television distributors by amending federal copyright law to create a new statutory copyright license that allows satellite carriers to retransmit the signals of local broadcast television stations in the stations’ local markets, without obtaining authorization from the holders of copyrights in the individual programs carried by those stations. However, the SHVIA also contemporaneously amended the Communications Act to impose a so-called must carry obligation on satellite carriers. This must carry obligation, which took effect on January 1, 2002, requires satellite carriers that choose to take advantage of the new statutory copyright license in a local market to carry upon request the signals of all television broadcast stations within that local market, subject to certain limited exceptions.

The FCC has implemented the SHVIA’s must carry requirement and adopted further detailed must carry rules covering our carriage of both commercial and non-commercial broadcast television stations. These must carry rules generally require us to carry all of the local broadcast stations requesting carriage in a timely and appropriate manner in markets in which we choose to retransmit the signals of local broadcast stations. We have limited satellite capacity, and the projected number of markets in which we can deliver local broadcast channel programming will continue to be constrained because of the must carry requirement and may be reduced depending on the FCC’s interpretation of its must carry rules in pending and future rulemaking and complaint proceedings. Compliance with must carry rules may also mean that we are forced to employ satellite capacity that could otherwise be used to provide consumers with new or additional national programming services. The SHVIA also includes provisions that could expose us to federal copyright infringement lawsuits, material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on even inadvertent violations of the statute, prior law, or the FCC rules. Imposition of such penalties could have a material adverse effect on our business operations generally.

Several must carry complaints by broadcasters have been filed against us at the FCC and in federal district court. We cannot be sure that the FCC or a federal court will not rule against us in those proceedings. Adverse rulings against us in such proceedings have resulted and could continue to result in the carriage of additional stations in the markets in which we carry or plan to carry the signals of local broadcast television stations, thereby using additional satellite capacity that could be used for other purposes and incurring potentially significant additional compliance and infrastructure costs. In addition, while the FCC has decided for now not to impose dual digital/analog carriage obligations (i.e., a requirement that a television station electing must carry may require carriage of both its analog and digital signals), the FCC has also issued a further notice of proposed rulemaking on this matter. The FCC is also examining the questions of whether and how satellite carriers will be required to carry digital television signals. We cannot be sure that such proceedings will not result in new or additional signal carriage requirements.

Our local programming strategy depends upon obtaining the retransmission consent of local broadcast stations.

In general, in order to be carried on our satellite system, if a local broadcast television station has not elected to exercise its must carry right to carriage on the system, we must obtain the affirmative consent of the station to retransmit the station’s signal via satellite, which takes the form of a negotiated retransmission consent carriage agreement. A failure to reach such retransmission consent agreements with local broadcasters who have not elected to exercise their must carry rights means that we cannot carry these broadcasters’ signals. The absence of such local television stations could have a material adverse effect on our strategy to compete with cable operators, which historically have provided and continue to carry local broadcast stations. While we have been able to reach retransmission consent agreements with most of the local broadcast stations in markets in which we provide local broadcast channel service, our planned roll-out of local channels in additional markets following the launch of DIRECTV 7S will require additional agreements. We cannot be certain that we will secure these agreements or new agreements upon the expiration of the current retransmission consent agreements, some of which are short-term in nature.

Risks Related to the Notes

We have substantial indebtedness and depend upon the earnings of our subsidiaries to make payments on our indebtedness.

We are a holding company with limited assets other than the capital stock of our subsidiaries. Our ability to service our debt obligations is therefore dependent upon the earnings of our subsidiaries and our receipt of funds from our subsidiaries in the form of loans, dividends or other payments. We do not have, and may not in the future have, any assets other than our ownership interests in our subsidiaries, limited programming assets and the intellectual property license from Hughes. Our subsidiaries’ ability to make any payments to us will depend on their capacity to incur additional indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. For example, under Delaware law, our subsidiaries may not make distributions or pay dividends to us if, after giving effect to those distributions or dividends, the liabilities of any such subsidiary would exceed the fair value of its assets. We cannot predict what the value of our subsidiaries’ assets or the amount of their liabilities will be in the future and whether these values or amounts will permit the payment of distributions or dividends to us. Future borrowings by our domestic subsidiaries can be expected to contain restrictions or prohibitions on the payment of distributions and dividends by those subsidiaries to us. Accordingly, we cannot assure you that we will be able to pay our principal and interest obligations on the Notes in a timely manner or at all.

Restrictive covenants in the documents governing our indebtedness may limit our ability to undertake certain types of transactions.

As a result of various restrictive covenants in the indenture governing the Notes and in the credit agreement governing our senior secured credit facility, our financial flexibility will be restricted in a number of ways. The indenture governing the Notes will subject us and our restricted subsidiaries to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, make distributions, pay dividends or make certain other restricted payments and investments, consummate certain asset sales, enter into certain transactions with affiliates, conduct businesses other than our current or related businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The indenture will also require us to satisfy certain financial condition tests prior to incurring certain debt or making certain restricted payments and investments. We expect that the senior secured credit facility will also require us to meet certain financial ratios and tests on an ongoing basis that may require us to take action and reduce debt or act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior secured credit facility and the indenture. If an event of default under our senior secured credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the Notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the Notes.

The Notes are effectively subordinated to our secured debt.

The Notes are our unsecured obligations and are effectively subordinated to our existing and future secured debt, including obligations under our secured senior credit facility, to the extent of the value of the assets securing that debt. As of June 30, 2003, we, together with our subsidiaries, had approximately $2.625 billion of senior indebtedness, of which $1.225 billion was secured. Additionally, the $200 million of availability under the Term Loan A portion and the $250 million of availability under the revolving loan portion of our senior secured credit facility is secured. The effect of this subordination is that if we or a subsidiary guarantor are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any debt under the senior secured credit facility or other secured debt, our assets and those of our subsidiary guarantors that secure debt will be available to pay obligations on the Notes only after all debt under the senior secured credit facility or other secured debt has been paid in full from those assets. We may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See “Description of the Registered Notes” and “Description of Senior Secured Credit Facility.”

Certain covenants contained in the indenture will not be applicable during any period in which the Notes are rated investment grade by both Standard & Poor’s and Moody’s.

The indenture provides that certain covenants will not apply to us during any period in which the Notes are rated investment grade by both Standard & Poor’s and Moody’s. The covenants restrict, among other things, our ability to pay dividends, incur debt, and to enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade, or that if they are rated investment grade, the Notes will maintain such rating. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force and any such actions that we take while these covenants are not in force will be permitted even if the Notes are subsequently downgraded below investment grade. See “Description of the Registered Notes—Suspension of Covenants.”

We may be unable to repurchase the Notes upon a change of control triggering event.

There is no sinking fund with respect to the Notes, and the entire outstanding principal amount of the Notes will become due and payable at maturity. If we experience a change of control triggering event, you may require us to repurchase all or a portion of your Notes prior to maturity. See “Description of the Registered Notes—Change of Control and Rating Decline.” We cannot assure you that we will have enough funds to pay our obligations under the Notes upon a change of control triggering event. In addition, the senior secured credit facility will prohibit such a repayment and any of our future debt agreements may prohibit our repayment of the Notes in that event. Accordingly, we may be unable to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain waivers under the senior secured credit facility or any future senior indebtedness.

A court may void the guarantees of the Notes or subordinate the guarantees to other obligations of the subsidiary guarantors.

Our obligations under the Notes are guaranteed jointly and severally by all of our domestic subsidiaries. It is possible that the creditors of the guarantors may challenge the guarantees as a fraudulent conveyance under relevant federal and state statutes. Although standards may vary depending on the applicable law, generally under United States federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the Notes incurred the debt evidenced by its guarantee of the Notes, the guarantor either:

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital;

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment remained unsatisfied; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

and that guarantor

•	received less than the reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

•	incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

there is a risk that the guarantee of that guarantor could be voided by a court, or claims by holders of the Notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the Notes would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

•	the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered Original Notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Registered Notes in exchange for the Original Notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the Original Notes and of a properly completed and duly executed letter of transmittal.

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the exchange offer may be substantially limited. Any Original Note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Original Notes outstanding. Following the exchange offer, if you did not tender your Original Notes you generally will not have any further registration rights and your Original Notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any Original Notes could be adversely affected.

There may be no active trading market for the Registered Notes to be issued in the exchange offer.

The Registered Notes are a new issue of securities for which there is not an established market. We cannot assure you with respect to:

•	the liquidity of any market for the Registered Notes that may develop;

•	your ability to sell Registered Notes; or

•	the price at which you will be able to sell the Registered Notes.

If a public market were to exist, the Registered Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the Registered Notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the Registered Notes is currently anticipated.

Hughes and GM may have interests that conflict with those of the noteholders.

We are 100% owned by Hughes, which currently is 100% owned by GM. As our sole owner, Hughes controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions, including a change of control. As Hughes’ sole stockholder, GM controls the fundamental corporate policies and transactions of Hughes. The interests of Hughes and GM as equity holders may differ from your interests as a holder of the Notes. For example, our controlling equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though those transactions might involve risks to you as holders of the Notes.

THE EXCHANGE OFFER

Purpose and Effect

We issued the Original Notes in a private placement on February 28, 2003. The Original Notes were resold by their initial purchasers to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with the issuance, we entered into a registration rights agreement. The registration rights agreement requires that we file a registration statement under the Securities Act with respect to the Registered Notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your Original Notes for a like principal amount of Registered Notes. The Registered Notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the Original Notes and the Registered Notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on an interpretation by the staff of the SEC set forth in no-action letters of Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), issued to third parties, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that Registered Notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

(1)	the Registered Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2)	at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes to be issued to you in the exchange offer in violation of the Securities Act;

(3)	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

(4)	if you are a broker-dealer, you are not engaging in, and do not intend to engage, in a distribution of the Registered Notes to be issued to you in the exchange offer;

(5)	if you are a participating broker-dealer that will receive Registered Notes for its own account in exchange for the Original Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Registered Notes; and

(6)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

If you tender in the exchange offer for the purpose of participating in a distribution of the Registered Notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Registered Notes in the exchange offer for its own account in exchange for Original Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Registered Notes. See “Plan of Distribution.”

If you will not receive freely tradable Registered Notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your Original Notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to use our commercially reasonable efforts to keep the shelf registration statement effective for a period of two years following the date of original issuance of the Original Notes or such shorter period that will terminate when:

(1)	all of the Original Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement;

(2)	all of the Original Notes are eligible to be sold to the public under Rule 144(k) of the Securities Act; or

(3)	a subsequent shelf registration statement covering all of the Original Notes covered by and not sold under the initial shelf registration statement or earlier subsequent registration statement has been declared effective under the Securities Act.

Other than as set forth in this paragraph, you will not have the right to require us to register your Original Notes under the Securities Act. See “—Procedures for Tendering” below.

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your Original Notes you will not have any further registration rights, except as set forth above. Your Original Notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your Original Notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of the Registered Notes in exchange for each $1,000 principal amount of the Original Notes accepted in the exchange offer. You may tender some or all of your Original Notes pursuant to the exchange offer. However, Original Notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the Registered Notes are the same as the form and terms of the Original Notes, except that the Registered Notes to be issued in the exchange offer will have been registered under the Securities Act and will not bear legends restricting their transfer. The Registered Notes will be issued pursuant to, and entitled to the benefits of, the same indenture that also governs the Original Notes. The Registered Notes and the Original Notes will be deemed one issue of notes under the indenture.

As of the date of this prospectus, $1.4 billion in aggregate principal amount of the Original Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Original Notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under the Delaware General Corporation Law or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the the Exchange Act and the applicable rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered Original Notes for exchange when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Registered Notes from us. If we do not accept any tendered Original Notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted Original Notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

You will not be required to pay brokerage commissions or fees or, except as set forth below under  “—Transfer Taxes,” transfer taxes with respect to the exchange of your Original Notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2003, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion,

(1)	to delay accepting any Original Notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent, or

(2)	to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the Original Notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The Original Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold your Original Notes in the form of book-entry interests and you wish to tender your Original Notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

(1)	a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

(2)	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver Original Notes held in the form of book-entry interests:

(1)	a timely confirmation of book-entry transfer of such Original Notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or

(2)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or Original Notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

Certificated Original Notes

Only registered holders of certificated Original Notes may tender those notes in the exchange offer. If your Original Notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated Original Notes:

(1)	the certificates representing your Original Notes must be received by the exchange agent prior to the expiration date; or

(2)	you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an Original Note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

(1)	Original Notes tendered in the exchange offer are tendered either

(A)	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on such holder’s letter of transmittal or

(B)	for the account of an eligible institution; and

(2)	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution (which includes most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your Original Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Original Notes. This determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original

Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your Original Notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your Original Notes will be returned to you if:

(1)	you improperly tender your Original Notes;

(2)	you have not cured any defects or irregularities in your tender; and

(3)	we have not waived those defects, irregularities or improper tender.

The exchange agent will return your Original Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

(1)	purchase or make offers for, or offer Registered Notes for, any Original Notes that remain outstanding subsequent to the expiration of the exchange offer;

(2)	terminate the exchange offer; and

(3)	to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

By tendering, you will represent to us that, among other things:

(1)	the Registered Notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2)	at the time of the commencement of the exchange offer you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes to be issued to you in the exchange offer in violation of the Securities Act;

(3)	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of us;

(4)	if you are a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of the Registered Notes to be issued to you in the exchange offer;

(5)	if you are a participating broker-dealer that will receive Registered Notes for its own account in exchange for the Original Notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of the Registered Notes; and

(6)	you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.

In all cases, issuance of Registered Notes for Original Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your Original Notes or a timely book-entry confirmation of your Original Notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Original Notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged Original Notes, or Original Notes in substitution therefor, will be returned without expense to you. In addition, in the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged Original Notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your Original Notes and your Original Notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

(1)	you tender through an eligible financial institution;

(2)	on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

(3)	the certificates for all certificated Original Notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

(1)	your name and address;

(2)	the amount of Original Notes you are tendering; and

(3)	a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

(A)	the certificates for all certificated Original Notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

(B)	a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

(C)	any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

If one of the following situations occur:

(1)	you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent’s account at DTC; or

(2)	you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date;

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

(1)	state your name;

(2)	identify the specific Original Notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

(3)	be signed by you in the same manner as you signed the letter of transmittal when you tendered your Original Notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the Original Notes into your name; and

(4)	specify the name in which the Original Notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any Original Notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Original Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Registered Notes in exchange for, any Original Notes and may terminate or amend the exchange offer, if at any time before the acceptance of any Original Notes for exchange any of the following events occur:

(1)	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

(2)	an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

(3)	governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer;

(4)	there has been any material change, or development involving a prospective material change, in our business or financial affairs which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer; or

(5)	there has been proposed, adopted or enacted any law, statute, rule or regulation which, in our reasonable judgment, would materially impair our ability to consummate the exchange offer or have a material adverse effect on us if the exchange offer was consummated.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive, in whole or in part at any time and from time to time, any particular condition in our sole discretion. If we waive a condition, we may be required to extend the expiration date of the exchange offer in order to comply with applicable securities laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Original Notes tendered, and no Registered Notes will be issued in exchange for any of those Original Notes, if at the time the Original Notes are tendered any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

The exchange offer is not conditioned on any minimum principal amount of Original Notes being tendered for exchange.

Exchange Agent

We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal for your Original Notes and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, by Hand

or by Overnight Courier:

The Bank of New York 101 Barclay Street, Floor 7 East New York, New York 10286 Attn: Ms. Carolle Montreuil, Corporate Trust Department By Facsimile: (212) 298-1915 By Telephone: (212) 815-5920

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. This solicitation is being made primarily by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your Original Notes for exchange unless you instruct us to register Registered Notes in the name of, or request that Original Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the Registered Notes in accordance with accounting principles generally accepted in the United States of America.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, we will receive, in exchange, an equal number of Original Notes in like principal amount. The form and terms of the Registered Notes are identical in all material respects to the form and terms of the Original Notes. The outstanding Original Notes surrendered in exchange for the Registered Notes will be retired and marked as cancelled and cannot be reissued.

The proceeds of the offering of the Original Notes and initial borrowings under the term loan portions of the senior secured credit facility, net of estimated fees and expenses, were approximately $2.559 billion and were distributed to Hughes. We have $200 million available under the Term Loan A portion to be drawn, which we plan to fully draw and distribute to Hughes by December 2003, and up to $250 million available to be drawn under the revolving loan portion of our senior secured credit facility.

The $2.559 billion initial distribution to Hughes was used to repay approximately $506.3 million of Hughes’ existing debt, and the remaining portion will be used to provide operating cash for Hughes’ other subsidiaries, and for general corporate purposes, including working capital. We expect to draw down and distribute to Hughes the remaining $200.0 million available under the Term Loan A by December 2003. Borrowings under the revolving loan portion of our senior secured credit facility, if any, will be used by us to fund our working capital and for general corporate purposes, including letters of credit.

The following table illustrates the sources and uses of funds from the offering of the Original Notes and the initial borrowings under the term loan portions of the senior secured credit facility as of June 30, 2003:

(dollars in millions)
Sources of Cash:
Senior secured credit facility
Revolving loan facility	$—
Term loan facilities	1,225.0
8 3/8% Senior Notes due 2013	1,400.0

Total	$2,625.0

Uses of Cash(1):
Distribution to Hughes	$2,558.5
Fees and expenses	66.5

Total	$2,625.0

(1)	Amounts are subject to change based upon final amount of fees and expenses.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2003. This table should be read in conjunction with our audited and unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus.

As of June 30, 2003
(dollars in millions)
Cash and cash equivalents	$324.5

Current portion of long-term debt	$16.0
Long-term debt:
Senior secured credit facility(1)	1,209.0
8 3/8% Senior Notes due 2013	1,400.0

Total long-term debt	2,609.0

Total debt	2,625.0

Owner’s equity
Owner’s capital	2,788.3
Accumulated deficit	(688.6)

Total owner’s equity	2,099.7

Total capitalization	$4,724.7

(1)	As of June 30, 2003, we had $200 million available under the Term Loan A portion, which we plan to fully draw and distribute to Hughes by December 2003, and up to $250 million available to be drawn under the revolving loan portion of our senior secured credit facility. Availability under the revolving loan portion of the senior secured credit facility will be reduced by the amount of outstanding letters of credit. As of June 30, 2003, there were approximately $66.5 million aggregate face amount of letters of credit for the benefit of Hughes and its subsidiaries. Any of Hughes’ outstanding letters of credit may be converted to letters of credit under our senior secured credit facility.

SELECTED FINANCIAL DATA

The following selected financial data have been derived from, and should be read in conjunction with, our consolidated financial statements. The consolidated statements of operations data for each of the three years in the period ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2001 and 2002 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, our independent auditors. The consolidated statement of operations data for the year ended December 31, 1999 and the consolidated balance sheet data as of December 31, 2000 have been derived from our audited consolidated financial statements which have not been incorporated into this prospectus. The consolidated statements of operations data for the year ended December 31, 1998, the three and six months ended June 30, 2002 and 2003, and the consolidated balance sheet data as of December 31, 1998 and 1999 and as of June 30, 2003 have been derived from our unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary to present fairly such data. The unaudited consolidated financial statements and notes thereto as of and for the three and six months ended June 30, 2003 are included elsewhere in this prospectus. The results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results of operations which may be expected for the full 2003 fiscal year.

You should read the following financial information in conjunction with the sections entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Business,” and our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Years Ended December 31,					Three Months Ended June 30,		Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003	2002	2003
	(dollars in millions)
Consolidated Statements of Operations Data:
Revenues	$1,604.1	$3,404.6	$4,694.0	$5,552.1	$6,444.6	$1,549.6	$1,800.2	$3,015.4	$3,508.3
Total Operating Costs and Expenses	1,684.8	3,487.7	4,967.1	5,774.5	6,195.9	1,489.0	1,599.5	2,946.2	3,201.6

Operating Profit (Loss)	(80.7)	(83.1)	(273.1)	(222.4)	248.7	60.6	200.7	69.2	306.7
Net Income (Loss)	$(58.6)	$(104.5)	$(277.7)	$(178.3)	$135.8	$21.2	$87.8	$8.8	$135.1

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2003
	(dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14.1	$18.6	$18.4	$15.4	$14.1	$ 324.5
Total current assets	353.6	847.0	1,164.9	1,157.4	1,129.2	1,351.3
Total assets	1,235.1	6,818.8	7,330.3	7,067.0	6,578.6	6,693.3
Total long-term debt	—	—	—	—	—	2,609.0
Total owner’s equity	298.7	4,423.8	4,684.3	4,613.2	4,558.5	2,099.7

	Years Ended December 31,					Three Months Ended June 30,		Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003	2002	2003
	(dollars in millions, except ratio data)
Other Data:
Operating profit (loss)	$(80.7)	$(83.1)	$(273.1)	$(222.4)	$248.7	$60.6	$200.7	$69.2	$306.7
Add back: depreciation and amortization expense	77.9	250.6	395.4	438.5	405.6	96.0	124.1	181.1	248.5

Operating Profit (Loss) Before Depreciation and Amortization(1)	$(2.8)	$167.5	$122.3	$216.1	$654.3	$156.6	$324.8	$250.3	$555.2

Cash flows provided by (used in) operating activities	50.1	(50.3)	(263.9)	(88.0)	153.8	(121.0)	106.7	(39.0)	414.4
Cash flows used in investing activities	(298.2)	(508.3)	(668.5)	(317.6)	(159.3)	(121.0)	(52.5)	(215.0)	(110.1)
Cash flows provided by (used in) financing activities	248.4	563.1	932.2	402.6	4.2	249.5	(3.5)	262.8	6.1
Depreciation and amortization	77.9	250.6	395.4	438.5	405.6	96.0	124.1	181.1	248.5
Capital expenditures	218.4	413.0	653.6	450.3	379.4	121.0	52.5	215.0	110.1
Ratio of earnings to fixed charges(2)	—	—	—	—	—	—	3.79	—	4.20

(1)	Operating Profit (Loss) Before Depreciation and Amortization, which is a non-GAAP financial measure, is calculated by adding amounts under the caption “Depreciation and amortization expense” to “Operating Profit (Loss)”. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and Parent use Operating Profit (Loss) Before Depreciation and Amortization to evaluate our operating performance and to allocate resources and capital. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, our management and Parent separately measure and budget for capital expenditures and business acquisitions.

We believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected Operating Profit (Loss) Before Depreciation and Amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

(2)	The historical ratio of earnings to fixed charges, with the exception of the three and six months ended June 30, 2003, has not been presented given our indebtedness prior to this offering was not material and the resulting ratio would not be meaningful. Earnings represent income before income taxes. Fixed charges include the estimated portion of rental expense that is representative of the interest factor. Earnings would not have been sufficient to cover fixed charges for all years prior to 2002 due primarily to our working capital requirements and capital expenditures. The pro forma ratio of earnings to fixed charges for the year ended December 31, 2002, after giving effect to the issuance of the Original Notes and borrowings under the senior secured credit facility as if the borrowings were outstanding as of the beginning of the period, was 1.23. The pro forma computation assumes a weighted average interest rate of 6.735%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION

The following is a discussion of our results of operations and financial position for the periods described below. This discussion should be read in conjunction with the consolidated financial statements and related notes included in this prospectus. This discussion of our results of operations and financial condition may include forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. Our actual results may differ materially from those forward looking statements. For information about these assumptions and other risks and exposures relating to our business and our company, you should refer to the section of this prospectus entitled “Risk Factors.”

Business Overview

On June 11, 2002, we were formed as a wholly-owned subsidiary of Hughes. Hughes, which is a wholly-owned subsidiary of GM, contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC, or DIRECTV Enterprises, and its subsidiaries to us along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc., or USSB, in May 1999. The wholly-owned subsidiaries of DIRECTV Enterprises consist of DIRECTV Operations, LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Services, Inc., USSB II, Inc., RSG Resource Supply GmbH and DIRECTV, Inc. Our formation and capitalization is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

In April 1999, Hughes acquired Primestar Inc.’s 2.3 million subscriber medium-power direct-to-home satellite business. The Primestar business was discontinued on September 30, 2000, after converting approximately 1.5 million customers to the DIRECTV service.

In May 1999, Hughes acquired the high-power satellite assets and orbital frequencies of Tempo Satellite Inc. The acquisition of Tempo’s assets provided an in-orbit satellite, a satellite that had not yet been launched (the DIRECTV 5 satellite) and related orbital frequencies. In May 1999, Hughes contributed the Tempo assets to DIRECTV Enterprises.

The USSB acquisition by Hughes provided contracts for 25 channels of video programming, including premium networks such as HBO®, Showtime®, Cinemax®, and The Movie Channel®, which are now being offered to our customers. In June 2002, Hughes contributed the premium programming contracts to DIRECTV Holdings LLC.

During the fourth quarter of 2001, we successfully launched and commenced service of the DIRECTV 4S high-powered spot-beam satellite at the 101 degrees west longitude, or WL, orbital location. In the second quarter of 2002, we launched the DIRECTV 5 satellite and commenced service at the 119 WL orbital location. The DIRECTV 4S and DIRECTV 5 satellites enabled us to increase our capacity to more than 800 channels, including the capacity to transmit more than 600 local channels.

During 2001, we announced a 22% reduction of our workforce, excluding our customer service representatives. As a result, 475 employees, across all business disciplines, were given notification of termination that resulted in a charge to operations of $47.9 million in “General and administrative expenses” in the consolidated statements of operations. Of that charge, $42.6 million related to employee severance benefits and $5.3 million related to other costs primarily associated with a remaining lease obligation for excess office space and employee equipment. All 475 employees have been terminated. The remaining accrual for employee severance and other costs amounted to $1.2 million at June 30, 2003.

During April 2002, we entered into settlement negotiations with GECC to settle a claim arising from a contractual arrangement whereby GECC managed a credit program for consumers who purchased our programming and related equipment. On June 4, 2002, the parties executed an agreement to settle the matter for $180.0 million. As of December 31, 1999, we had accrued $50.0 million associated with the expected settlement of the claim. As a result of the settlement, we recorded a charge of $56.0 million to “General and administrative expenses” in the consolidated statements of operations for the year ended December 31, 2000, representing the unaccrued portion of GECC’s original claim. The portion of the settlement associated with interest is reflected as a charge to “Interest expense, net” in the amount of $23.0 million and $39.0 million, for the years ended December 31, 2001 and 2000, respectively. The settlement, inclusive of an additional $12.0 million of interest expense accrued in 2002, was paid to GECC in June 2002.

In August 2002, we sold about 8.8 million shares of common stock of Thomson multimedia, SA, or Thomson, for approximately $211.0 million in cash, resulting in a pre-tax gain of $158.6 million recorded in “Other income, net” in the consolidated statements of operations. We also sold about 4.1 million shares of Thomson common stock in 2001 for approximately $132.7 million in cash, which resulted in a pre-tax gain of $108.3 million, recorded in “Other income, net” in the consolidated statements of operations.

In December 2002, we announced a five-year agreement with the NFL for the exclusive DBS television rights to the NFL SUNDAY TICKET™ through 2007 and exclusive multichannel television rights through 2005. Our agreement with the NFL will allow us to distribute expanded programming to our NFL SUNDAY TICKET™ subscribers, including the NFL CHANNEL™ on the DIRECTV service.

During the first quarter of 2003, we raised approximately $2,625.0 million in cash through a series of financing transactions described in “Liquidity and Capital Resources” below. Substantially all of the cash proceeds from the financing transactions, which amounted to $2,558.5 million, net of estimated debt issuance costs, were distributed to Hughes and recorded as a distribution to Parent.

News Corporation Transactions

On April 9, 2003, GM, Hughes and News Corporation announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s approximately 19.8% retained economic interest in Hughes to News Corporation. GM would receive approximately $3.84 billion, comprised of approximately $3.07 billion in cash and the remainder payable in News Corporation preferred American Depositary Shares and/or cash, at News Corporation’s election. Immediately after the split-off, News Corporation would acquire an additional approximately 14.2% of the outstanding Hughes common stock from the former GM Class H common stockholders through a merger of a wholly owned subsidiary of News Corporation with and into Hughes, which would provide News Corporation with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a special cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

If the transactions are completed, Mr. K. Rupert Murdoch, chairman and chief executive of News Corporation, would become chairman of Hughes, and Mr. Chase Carey, who is currently serving as a director of and an advisor to News Corporation, would become president and chief executive officer of Hughes. Mr. Eddy Hartenstein, chairman and chief executive officer of DIRECTV and senior executive vice president of Hughes, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

The News Corporation transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM common stockholders—GM $1 2/3 par value and GM Class H—voting both as separate classes and together as a single class based on their respective voting power and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed.

The completion of the News Corporation transactions will not result in a change of control under the indenture governing the Notes or as defined in the senior secured credit facility.

Explanation of Key Metrics and Other Items

Revenues.  Revenues are mostly derived from subscriber subscriptions to basic and premium channel programming, pay-per-view programming and seasonal and live sporting events. Revenues are also derived from fees from subscribers with multiple set-top receivers, DIRECTV—The Guide, access card sales and advertising services.

Revenues also include fees earned from the National Rural Telecommunications Cooperative, or NRTC, which are equal to a percentage of the subscriber revenues earned from the subscribers located in certain areas (mainly rural). As a result of an arrangement with the NRTC, subscribers in such areas may purchase the vast majority of our services only through NRTC’s members or affiliates.

Programming and Other Costs.  These costs primarily include license fees for subscription service programming, pay-per-view movies, live sports and other events. Other costs include expenses associated with the publication and distribution of DIRECTV—The Guide, access cards provided to set-top receiver manufacturers, continuing service fees paid to third parties for active DIRECTV subscribers, warranty service premiums paid to a third party, and production costs for on-air advertisements sold to third parties.

Subscriber Service Expenses.  Subscriber service expenses include the costs of customer call centers, billing remittance processing and certain home services expenses, such as in-home repair costs.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.  These costs represent direct costs incurred to acquire new DIRECTV subscribers through a third party, which include authorized DIRECTV retailers and dealers. These costs consist of third party commissions, print and television advertising and manufacturer subsidies incurred for DIRECTV receiving equipment, if any.

Subscriber Acquisition Costs—Direct Customer Acquisitions.  These costs consist primarily of hardware, installation, advertising and customer call center expenses associated with new DIRECTV subscribers added through our direct customer acquisition program.

SAC.    SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, is calculated by dividing total subscriber acquisition costs for a period (the sum of subscriber acquisition costs reported for third party customer acquisitions and direct customer acquisitions) by the number of gross new owned and operated subscribers acquired during the period.

Retention, Upgrade and Other Marketing Costs.  Retention costs include the costs of loyalty programs offered to existing subscribers in an effort to reduce subscriber churn. Our costs for the loyalty programs include the costs of installing or providing hardware under our movers program (for subscribers relocating to a new residence), our DVR (digital video recorder) upgrade program and other similar initiatives and third party commissions incurred for the sale of additional set-top receivers and advanced set-top receivers to existing subscribers.

Upgrade and other marketing costs represent the cost of selling and promoting additional DIRECTV services to existing subscribers, such as premium channel programming, pay-per-view programming, and seasonal and live sporting events. These costs are incurred in an effort to increase average revenue per subscriber.

Broadcast Operations Expenses.  These expenses include broadcast center operating costs, signal transmission expenses (including costs of collecting signals for our local channel offerings), and costs of monitoring, maintaining and insuring our satellites. Also included are engineering expenses associated with deterring theft of the DIRECTV signal.

General and Administrative Expenses.  These costs include departmental costs for legal, administrative services, finance and information technology. These costs also include expenses for bad debt and other operating expenses, such as legal settlements, and gains or losses from the disposal of fixed assets.

Operating Profit Before Depreciation and Amortization.   Operating Profit Before Depreciation and Amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the caption “Depreciation and amortization expense” to “Operating Profit (Loss)”, as presented in the Consolidated Statements of Operations. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and Parent use Operating Profit Before Depreciation and Amortization to evaluate our operating performance and to allocate resources and capital. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, our management and Parent separately measure and budget for capital expenditures and business acquisitions.

We believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

Operating Profit Before Depreciation and Amortization Margin is calculated by dividing Operating Profit Before Depreciation and Amortization by total revenues.

Average Monthly Revenue Per Subscriber.  Average monthly revenue per subscriber, or ARPU, represents average monthly revenue per subscriber and is calculated by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period, which excludes subscribers who receive our services from the members and affiliates of the NRTC. Average subscribers are calculated for the year and the period by adding the number of owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending owned and operated subscribers for the quarter and dividing by two.

Average Monthly Subscriber Churn.  Average monthly subscriber churn represents the number of DIRECTV subscribers whose service is disconnected, expressed as a percentage of the average total number of DIRECTV subscribers. Churn is calculated by dividing the average monthly number of disconnected DIRECTV owned and operated subscribers for the period (total subscribers disconnected during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period. Average subscribers are calculated for the year and the period by adding the number of DIRECTV owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending DIRECTV owned and operated subscribers for the quarter and dividing by two.

Subscriber Count.  The total number of DIRECTV subscribers includes DIRECTV owned and operated subscribers and customers of the NRTC’s members and affiliates that subscribe to our service. DIRECTV subscribers include only those subscribers who are actively subscribing to the DIRECTV service, plus those subscribers that have temporarily suspended service due to seasonal or other temporary relocations.

Results of Operations

The following table sets forth, for the periods indicated, our audited and unaudited consolidated statements of operations and certain other operating data:

	Years Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2000	2001	2002	2002	2003	2002	2003
	(dollars in millions, except per subscriber data)
Revenues	$4,694.0	$5,552.1	$6,444.6	$1,549.6	$1,800.2	$3,015.4	$3,508.3
Operating costs and expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	1,890.3	2,211.2	2,673.8	623.0	702.9	1,227.4	1,398.4
Subscriber service expenses	502.5	479.9	611.4	150.4	150.8	297.7	307.2
Subscriber acquisition costs:
Third party customer acquisitions	1,285.0	1,521.6	1,343.6	320.8	306.1	682.5	619.2
Direct customer acquisitions	—	136.9	179.2	36.4	69.5	65.8	137.2
Retention, upgrade and other marketing costs	274.4	378.2	368.4	116.4	88.7	194.0	182.5
Broadcast operations expenses	164.5	119.1	128.0	29.3	38.2	60.2	72.1
General and administrative expenses	455.0	489.1	485.9	116.7	119.2	237.5	236.5
Depreciation and amortization expense	395.4	438.5	405.6	96.0	124.1	181.1	248.5

Total operating costs and expenses	4,967.1	5,774.5	6,195.9	1,489.0	1,599.5	2,946.2	3,201.6

Operating profit (loss)	(273.1)	(222.4)	248.7	60.6	200.7	69.2	306.7
Interest expense, net	(151.9)	(123.5)	(91.6)	(26.7)	(57.3)	(54.8)	(86.5)
Other income (loss), net	—	85.1	62.0	(0.1)	(2.9)	(0.3)	(4.0)

Income (loss) before income taxes	(425.0)	(260.8)	219.1	33.8	140.5	14.1	216.2
Income tax benefit (expense)	147.3	82.5	(83.3)	(12.6)	(52.7)	(5.3)	(81.1)

Net income (loss)	$(277.7)	$(178.3)	$135.8	$21.2	$87.8	$8.8	$135.1

Other Data:
Operating profit (loss)	$(273.1)	$(222.4)	$248.7	$60.6	$200.7	$69.2	$306.7
Depreciation and amortization expense	395.4	438.5	405.6	96.0	124.1	181.1	248.5

Operating Profit Before Depreciation and Amortization	$122.3	$216.1	$654.3	$156.6	$324.8	$250.3	$555.2

Average monthly revenue per subscriber (ARPU)	$57.70	$58.70	$59.80	$58.10	$60.90	$57.50	$60.10
Average monthly subscriber churn—%	1.7	1.8	1.6	1.7	1.5	1.7	1.5
Average subscriber acquisition costs—per subscriber (SAC)	$455	$570	$540	$545	$595	$530	$565
Total number of subscribers—platform (000’s)	9,128	10,335	11,176	10,746	11,557	10,746	11,557
Total owned and operated subscribers (000’s)	7,418	8,443	9,493	8,995	9,949	8,995	9,949

Three Months Ended June 30, 2003 Compared with the Three Months Ended June 30, 2002

Subscribers.    We had approximately 9.9 million owned and operated subscribers at June 30, 2003, compared with approximately 9.0 million owned and operated subscribers at June 30, 2002. This change represents approximately 0.9 million net new subscriber additions since June 30, 2002, of which approximately 181,000 were added during the second quarter of 2003. Including the subscribers of NRTC’s members and affiliates, we had a total of about 11.6 million and 10.7 million subscribers at June 30, 2003 and 2002, respectively.

Average monthly churn for the second quarter of 2003 was 1.5% compared to 1.7% in the second quarter of 2002. The decrease in churn was primarily due to a higher number of subscribers with 12-month programming commitments in 2003 compared to 2002, improved customer service, an increase in the number of markets with local channels and a higher number of subscribers purchasing local channel programming and multiple set-top boxes.

Revenues.    Revenue for the second quarter of 2003 increased 16.2%, or $250.6 million, to $1,800.2 million compared with $1,549.6 million in the second quarter of 2002. The increase resulted from subscriber additions since June 30, 2002 and higher ARPU on the larger subscriber base. ARPU was $60.90 for the second quarter of 2003 compared to $58.10 for the second quarter of 2002. The higher ARPU resulted primarily from a March 2003 price increase, expanded local channel offerings and higher fees from an increased number of DIRECTV subscribers with multiple set-top receivers. These increases were partially offset by a decrease in pay-per-view revenues due mostly to a special event in the second quarter of 2002 that did not occur in 2003.

Programming and Other Costs.    Programming and other costs increased to $702.9 million in the second quarter of 2003 from $623.0 million in the second quarter of 2002. The increase in programming and other costs resulted from the increase in subscribers and higher programming rates. The increase was partially offset by a decrease in pay-per-view programming costs due to the lower revenues described above. As a percentage of revenue, these costs were 39.0% and 40.2% in the second quarter of 2003 and 2002, respectively. The improvement in programming and other costs as a percentage of revenue resulted mostly from an increase in revenues with higher margins, related to premium programming packages, local channels and fees from multiple set-top boxes, partially offset by higher programming rates.

Subscriber Service Expenses.    Subscriber service expenses were $150.8 million in the second quarter of 2003 compared to $150.4 million in the second quarter of 2002. The increase was primarily due to higher billing and remittance processing costs to support our larger subscriber base, which were substantially offset by cost containment initiatives related to customer support activities.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.    Third party customer acquisition costs were $306.1 million in the second quarter of 2003 compared to $320.8 million in the second quarter of 2002. The decline resulted from lower third party commissions due to a decrease in gross subscriber additions through third party customer acquisition programs in the second quarter of 2003 compared to the second quarter of 2002, partially offset by higher commissions that resulted from increased purchases of multiple set-top receivers by new subscribers and higher advertising expenditures.

Subscriber Acquisition Costs—Direct Customer Acquisitions.    Subscriber acquisition costs incurred through our direct customer acquisition program were $69.5 million in the second quarter of 2003 compared to $36.4 million in the second quarter of 2002. The change was primarily due to an increase in gross subscriber additions and an increased number of multiple set-top boxes provided to new subscribers through our direct customer acquisition program in the second quarter of 2003 compared to the second quarter of 2002.

SAC.    SAC, on a per subscriber basis, was $595 in the second quarter of 2003 compared to $545 in the second quarter of 2002. The increase in SAC was primarily due to higher hardware, installation and third party commission expenses resulting from increased purchases of multiple set-top receivers by new subscribers and higher advertising expenditures.

Retention, Upgrade and Other Marketing Costs.    Retention, upgrade and other marketing costs decreased $27.7 million to $88.7 million in the second quarter of 2003 from $116.4 million in the second quarter of 2002 primarily from a decrease in third party commissions that resulted from lower purchases of multiple set-top boxes by existing subscribers due to the introduction of more local channels into major markets in 2002. This decrease was partially offset by higher installation and hardware costs that resulted from increased volume under our movers program, and increased volume under our local channel and digital video recorder, or DVR, upgrade programs.

Broadcast Operations Expenses.    Broadcast operations expenses were $38.2 million in the second quarter of 2003 compared to $29.3 million in the second quarter of 2002. The increase was primarily due to higher engineering costs associated with deterring theft of the DIRECTV signal and higher costs to support the increased number of local channel offerings.

General and Administrative Expenses.    General and administrative expenses increased slightly to $119.2 in the second quarter of 2003 from $116.7 million in the second quarter of 2002 due primarily to compensation costs for such items as pension and higher legal costs, which were partially offset by lower bad debt expense resulting from improved customer collections.

Operating Profit Before Depreciation and Amortization.    Operating Profit Before Depreciation and Amortization and Operating Profit Before Depreciation and Amortization margin increased to $324.8 million and 18.0% in the second quarter of 2003 from $156.6 million and 10.1% in the second quarter of 2002. The increase was primarily attributable to additional profit resulting from higher revenues and lower retention, upgrade and other marketing costs, partially offset by higher total subscriber acquisition costs.

Depreciation and Amortization Expense.    Depreciation and amortization expense increased to $124.1 million in the second quarter of 2003 from $96.0 million in the second quarter of 2002. The increase was due mostly to the fourth quarter 2002 reinstatement of amortization expense related to intangible assets in accordance with the Financial Accounting Standards Board, or FASB, Emerging Issues Task Force, or EITF, Issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” See Note 4 to the unaudited consolidated financial statements for further discussion. Also contributing to the increase was higher depreciation for capital additions, including our DIRECTV 5 satellite launched in May 2002.

Operating Profit.    Operating profit was $200.7 million in the second quarter of 2003 compared to $60.6 million in the second quarter of 2002. The increase was primarily attributable to additional profit resulting from higher revenues and lower retention, upgrade and other marketing costs, partially offset by higher depreciation and amortization expense and higher total subscriber acquisition costs.

Interest Expense, Net.    Interest expense, net was $57.3 million in the second quarter of 2003 compared to $26.7 million in the second quarter of 2002. The increase was attributable to interest associated with our first quarter 2003 financing transactions discussed below. The increase was offset by $6.0 million of interest expense in 2002 associated with a settlement with General Electric Capital Corporation for which there was no comparable expense in 2003 and $5.0 million of lower interest expense due to lower long-term obligations, including above-market programming contracts and manufacturer subsidies.

Other Loss, Net.    Other loss, net was $2.9 million in the second quarter of 2003 compared to $0.1 million in the second quarter of 2002.

Income Tax Expense.    The income tax expense was $52.7 million in the second quarter of 2003 compared to $12.6 million in the second quarter of 2002. The tax expense increased due to the increase in pre-tax earnings generated in the current quarter.

Net Income.    The net income increased by $66.6 million to $87.8 million in the second quarter of 2003 from $21.2 million in the second quarter of 2002.

Six Months Ended June 30, 2003 Compared with the Six Months Ended June 30, 2002

Subscribers.    We had approximately 9.9 million owned and operated subscribers at June 30, 2003, compared with approximately 9.0 million owned and operated subscribers at June 30, 2002. This change represents approximately 0.9 million net new subscriber additions since June 30, 2002, of which approximately 456,000 were added during the six months ended June 30, 2003. Including the subscribers of NRTC’s members and affiliates, we had a total of about 11.6 million and 10.7 million subscribers at June 30, 2003 and 2002, respectively.

Average monthly churn for the six months ended June 30, 2003 was 1.5% compared to 1.7% for the six months ended June 30, 2003. The decrease in churn was primarily due to a higher number of subscribers with 12-month programming commitments in 2003 compared to 2002, improved customer service, an increase in the number of markets with local channels and a higher number of subscribers purchasing local channel programming and multiple set-top boxes.

Revenues.    Revenues for the six months ended June 30, 2003 increased 16.3% or $492.9 million to $3,508.3 million compared with $3,015.4 million for the six months ended June 30, 2002. The increase resulted from subscriber additions since June 30, 2002 and higher ARPU on the larger subscriber base. ARPU was $60.10 for the six months ended June 30, 2003 compared to $57.50 for the six months ended June 30, 2002. The higher ARPU resulted primarily from a March 2003 price increase, expanded local channel offerings, higher fees resulting from an increased number of DIRECTV subscribers with multiple set-top receivers. These increases were partially offset by a decrease in pay-per-view revenues due mostly to a special event in 2002 that did not occur in 2003.

Programming and Other Costs.    Programming and other costs increased 13.9% to $1,398.4 million for the first six months in 2003 from $1,227.4 million for the first six months in 2002. The increase in programming and other costs resulted from the increase in subscribers and higher programming rates, partially offset by a decrease in pay-per-view programming costs due to the lower revenues described above. As a percentage of revenue, these costs were 39.9% and 40.7% for the first six months of 2003 and 2002, respectively. The improvement in programming and other costs as a percentage of revenue resulted mostly from an increase in revenues with higher margins, related to premium programming packages, local channels and fees from multiple set-top boxes, partially offset by higher programming rates.

Subscriber Service Expenses.    Subscriber service expenses were $307.2 million for the six months ended June 30, 2003 compared to $297.7 million for the six months ended June 30, 2002. The increase was primarily due to higher billing and remittance processing costs to support our larger subscriber base, which were partially offset by cost containment initiatives related to customer support activities.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.    Third party customer acquisition costs were $619.2 million for the six months ended June 30, 2003 compared to $682.5 million for the six months ended June 30, 2002. The decline resulted primarily from lower third party commissions due to a decrease in gross subscriber additions through third party customer acquisition programs during the first six months of 2003 compared to the first six months of 2002, partially offset by higher commissions that resulted from increased purchases of multiple set-top receivers by new subscribers.

Subscriber Acquisition Costs—Direct Customer Acquisitions.    Subscriber acquisition costs incurred through our direct customer acquisition program were $137.2 million for the six months ended June 30, 2003 compared to $65.8 million for the same period of 2002. The change was mostly due to an increase in gross subscriber additions and an increased number of multiple set-top boxes provided to new subscribers through our direct customer acquisition program in the first six months of 2003 compared to the first six months of 2002.

SAC.    SAC, on a per subscriber basis, was $565 for the first six months of 2003 compared to $530 for the first six months of 2002. The increase in SAC was primarily due to higher hardware, installation and third party commission expenses resulting from increased purchases of multiple set-top receivers by new subscribers and higher advertising expenditures.

Retention, Upgrade and Other Marketing Costs.    Retention, upgrade and other marketing costs decreased $11.5 million to $182.5 million for the six months ended June 30, 2003 from $194.0 million for the six months ended June 30, 2002 primarily from a decrease in third party commissions that resulted from lower purchases of multiple set-top boxes by existing subscribers due to the introduction of more local channels into major markets in 2002. This decrease was partially offset by higher installation and hardware costs that resulted from higher volume under our movers program, and increased volume under our local channel and DVR upgrade programs.

Broadcast Operations Expenses.    Broadcast operations expenses were $72.1 million for the six months ended June 30, 2003 compared to $60.2 million for the six months ended June 30, 2002. The increase was due to higher engineering costs associated with deterring theft of the DIRECTV signal and higher costs to support the increased number of local channel offerings.

General and Administrative Expenses.    General and administrative expenses decreased slightly to $236.5 million for the six months ended June 30, 2003 from $237.5 million for the first six months of 2002 due primarily to lower bad debt expense resulting from improved customer collections, partially offset by higher compensation costs for such items as pension and higher legal costs.

Operating Profit Before Depreciation and Amortization.    Operating Profit Before Depreciation and Amortization and Operating Profit Before Depreciation and Amortization margin increased to $555.2 million and 15.8% for the six months ended June 30, 2003 from $250.3 million and 8.3% for the six months ended June 30, 2002. The increase was primarily attributable to additional profit resulting from the higher revenues discussed above.

Depreciation and Amortization Expense.    Depreciation and amortization expense increased to $248.5 for the first six months of 2003 from $181.1 million for the first six months of 2002. The increase was mostly due to the fourth quarter 2002 reinstatement of amortization expense related to intangible assets in accordance with EITF Issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” See Note 4 to the unaudited consolidated financial statements for further discussion. Also contributing to the increase was higher depreciation for capital additions, including our DIRECTV 5 satellite launched in May 2002.

Operating Profit.    Operating profit for the six months ended June 30, 2003 increased $237.5 million to $306.7 million from $69.2 million for the six months ended June 30, 2002. The increase was primarily attributable to additional profit resulting from the higher revenues discussed above, partially offset by higher depreciation and amortization expense.

Interest Expense, Net.    Interest expense, net was $86.5 million for the six months ended June 30, 2003 compared to $54.8 million for the six months ended June 30, 2002. The increase was attributable to interest associated with our first quarter 2003 financing transactions discussed below. The increase was partially offset by $12.0 million of interest expense in 2002 associated with a settlement with General Electric Capital Corporation for which there was no comparable expense in 2003 and about $10.0 million lower interest expense due to lower long-term obligations, including above-market programming contracts and manufacturer subsidies.

Other Loss, Net.    Other loss, net was $4.0 million for the first six months of 2003 compared to $0.3 million for the first six months of 2002.

Income Tax Expense.    Income tax expense was $81.1 million for the first six months of 2003 compared to $5.3 million for the first six months of 2002. The tax expense increased due to the increase in pre-tax earnings generated in the current year.

Net Income.    Net income increased by $126.3 million to $135.1 million for the first six months of 2003 from $8.8 million for the first six months of 2002.

Year Ended December 31, 2002 Compared with the Year Ended December 31, 2001

Subscribers.  We had approximately 9.5 million owned and operated subscribers at December 31, 2002, compared with approximately 8.4 million owned and operated subscribers at December 31, 2001, representing net additions of approximately 1.1 million new subscribers during 2002. Including the subscribers of NRTC’s members and affiliates, we had a total of about 11.2 million and 10.3 million subscribers at December 31, 2002 and 2001, respectively.

Average monthly churn for 2002 was 1.6% compared to 1.8% in 2001. The decrease in churn was due to an increase in the number of new subscribers signing up for 12-month programming commitments, improved customer service and more stringent credit screening practices for new customers.

Revenues.  Revenue in 2002 increased 16.1%, or $892.5 million, to $6,444.6 million from $5,552.1 million in 2001. The increase resulted from the new subscribers added during 2002 and higher ARPU on the larger subscriber base. ARPU was $59.80 for 2002 compared to $58.70 in 2001. The higher ARPU was primarily due to expanded local channel offerings and higher revenues from seasonal and live sporting events and other subscriber revenues, such as fees from an increased number of DIRECTV’s subscribers with multiple set-top receivers. These increases were partially offset by a decline in pay-per-view movie revenues due to reduced subscriber purchases during 2002.

Programming and Other Costs.  Programming and other costs increased to $2,673.8 million in 2002 from $2,211.2 million in 2001. As a percentage of revenue, these costs were 41.5% and 39.8% in 2002 and 2001, respectively. The increase in programming and other costs resulted from higher programming costs associated with the increase in subscribers and programming rates.

Subscriber Service Expenses.  Subscriber service expenses were $611.4 million in 2002 compared to $479.9 million in 2001. This increase was mostly due to added service costs to support the increased subscriber base, and increased call volume resulting from expanded local channel offerings and repackaging of DIRECTV’s services in 2002.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.  Third party customer acquisition costs were $1,343.6 million in 2002 compared with $1,521.6 million in 2001. The $178.0 million decrease resulted from the elimination of manufacturer subsidies on most set-top receivers in January 2002, lower third party commissions mostly related to decreased gross subscriber additions through third party customer acquisition programs in 2002 compared to 2001 and lower advertising expenditures in 2002. These decreases were partially offset by higher third party commissions due to purchases of multiple set-top receivers by new subscribers.

Subscriber Acquisition Costs—Direct Customer Acquisitions.  Subscriber acquisition costs incurred through our direct customer acquisition program were $179.2 million in 2002 compared to $136.9 million in 2001. The increase of $42.3 million was due to an increase in gross subscriber additions through our direct customer acquisition program in 2002 compared to 2001.

SAC.    SAC, on a per subscriber basis, was $540 for 2002 compared to $570 for 2001. The decrease in SAC was due to the elimination of manufacturer subsidies on most set-top receivers in January 2002 and lower amortization expense on deferred commissions, partially offset by increased third party commissions due to purchases of multiple set-top receivers by new subscribers.

Retention, Upgrade and Other Marketing Costs.  Retention, upgrade and other marketing costs decreased $9.8 million to $368.4 million in 2002 from $378.2 million in 2001, primarily due to lower marketing costs that were partially offset by increased dealer commissions for multiple set-top receiver sales to existing subscribers and increased costs from free installation under our movers program.

Broadcast Operations Expenses.  Broadcast operations expenses were $128.0 million in 2002 compared to $119.1 million in 2001. The increase was due to increased costs to support expanded local channel offerings offset by lower operating expenses.

General and Administrative Expenses.  General and administrative expenses were $485.9 million in 2002 compared to $489.1 million in 2001.

Operating Profit Before Depreciation and Amortization.  Operating Profit Before Depreciation and Amortization and Operating Profit Before Depreciation and Amortization margin increased to $654.3 million and 10.2% in 2002 from $216.1 million and 3.9% in 2001. The increase was primarily attributable to additional profit resulting from the higher revenues, lower total subscriber acquisition costs and the 2001 charge related to our workforce reduction, partially offset by the higher subscriber service expenses.

Depreciation and Amortization Expense.  Depreciation and amortization expense decreased to $405.6 million in 2002 from $438.5 million in 2001. The decrease of $32.9 million was due to the discontinuation of amortization expense related to goodwill and intangible assets with indefinite lives in accordance with Statement of Financial Accounting Standard, or SFAS, No. 142, “Goodwill and Other Intangible Assets.” See “Accounting Changes” below for further discussion. This decrease was partially offset by higher depreciation for capital additions, and the DIRECTV 4S and DIRECTV 5 satellites placed into service in December 2001 and May 2002, respectively.

Operating Profit/Loss.  Operating profit was $248.7 million in 2002 compared to an operating loss of $222.4 million in 2001. The increase was primarily attributable to additional profit resulting from the higher revenues, lower total subscriber acquisition costs, the 2001 charge related to our workforce reduction and lower amortization expense that resulted from the adoption of SFAS No. 142, partially offset by the higher subscriber service expenses.

Interest Expense, Net.  Interest expense, net decreased $31.9 million to $91.6 million in 2002 from $123.5 million in 2001. The decrease was attributable primarily to lower interest expense due to lower long-term obligations, including above-market programming contracts and manufacturer subsidies, and lower interest expense associated with the GECC settlement.

The above market programming obligation was established in purchase accounting as part of the 1999 USSB transaction and represents the present value of the portion of certain acquired programming contracts that were deemed above market, with interest recognized over the remaining term of the contract. The decrease in the above market programming obligation resulted from cash payments made during the period. Some manufacturer subsidies earned by manufacturers prior to September 2000 are payable over five years, the present value of which was accrued in the period of activation with interest expense recorded over the term of the obligation. The decrease in the manufacturer subsidy obligation resulted from cash payments made during the period.

Other Income, Net.  Other income, net decreased $23.1 million to $62.0 million in 2002 from $85.1 million in 2001. Other income, net for 2002 included a $158.6 million gain on the sale of about 8.8 million shares of Thomson common stock, offset by a $99.3 million charge for the write-down of certain equity securities due to other-than-temporary declines in their fair value. Other income, net for 2001 included a $108.3 million gain on the sale of 4.1 million shares of Thomson common stock offset by a $20.5 million charge for the write-down of certain marketable equity securities due to other-than-temporary declines in their fair value.

Income Tax Expense/Benefit.  Income tax expense was $83.3 million in 2002 compared to an income tax benefit of $82.5 million in 2001. The tax expense in 2002 was incurred because we generated income before income taxes in 2002, while in 2001 we incurred a loss before income taxes.

Net Income/Loss.  Net income in 2002 increased by $314.1 million to $135.8 million from a loss of $178.3 million in 2001.

Year Ended December 31, 2001 Compared with the Year Ended December 31, 2000

Subscribers.  We had approximately 8.4 million owned and operated subscribers at December 31, 2001, compared with approximately 7.4 million owned and operated subscribers at December 31, 2000, representing the net addition of approximately 1.0 million new subscribers during this period. Including the subscribers of NRTC’s members and affiliates, we had a total of about 10.3 million and 9.1 million subscribers at December 31, 2001 and 2000, respectively.

Average monthly churn for the year ended December 31, 2001 was 1.8% compared to 1.7% for the year ended December 31, 2000.

Revenues.  Revenues increased 18.3% or $858.1 million to $5,552.1 million in 2001 from $4,694.0 million in 2000. The increase resulted primarily from higher basic and premium programming revenues due mostly to the additional net new subscribers in 2001. Also contributing to the increase were higher revenues from local channel offerings, pay-per-view movies, sporting events and other subscriber revenues, such as fees from an increased number of our subscribers with multiple set-top receivers.

Programming and Other Costs.  Programming and other costs increased 17.0% to $2,211.2 million in 2001 from $1,890.3 million in 2000. As a percentage of revenue, programming and other costs were 39.8% and 40.3% for the year ended December, 2001 and 2000, respectively. The increase in programming and other costs resulted from higher programming costs associated with the increase in subscribers.

Subscriber Service Expenses.  Subscriber service expenses were $479.9 million in 2001 compared to $502.5 million in 2000. This decrease was mostly due to the elimination of service costs for Primestar subscribers. We completed the conversion of the Primestar subscribers to our platform and exited the Primestar business in September 2000.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.  Third party customer acquisition costs were $1,521.6 million in 2001 compared with $1,285.0 million in 2000. The $236.6 million increase resulted primarily from increased third party commissions due to higher gross subscriber additions in 2001 compared to 2000 and higher commission rates that resulted from customers taking the free installation offer.

Subscriber Acquisition Costs—Direct Customer Acquisitions.  Subscriber acquisition costs incurred through our direct customer acquisition program, which was introduced in 2001, were $136.9 million.

SAC.  SAC on a per subscriber basis was $570 for 2001 compared to $455 for 2000. The increase in SAC was due to higher commission rates that resulted from an increase in customers choosing our free installation offer and the introduction of the direct customer acquisition program.

Retention, Upgrade and Other Marketing Costs.  Retention, upgrade and other marketing costs increased by $103.8 million to $378.2 million in 2001 from $274.4 million in 2000 due to costs associated with our free installation under our movers program and higher marketing costs. These increases were partially offset by the elimination of $30.0 million of conversion costs due to the completion of Primestar subscriber conversions to our platform in 2000.

Broadcast Operations Expenses.  Broadcast operations expenses declined $45.4 million to $119.1 million in 2001 from $164.5 million in 2000. The decrease was mostly due to the elimination of medium-power broadcast operating expenses from the Primestar business which we exited in September 2000.

General and Administrative Expenses.  General and administrative expenses were $489.1 million in 2001 compared to $455.0 million in 2000, an increase of $34.1 million. This increase was due primarily to the $47.9 million accrual related to the workforce reduction, as discussed above, partially offset by approximately $16.0 million of decreased bad debt expense that resulted from the elimination of higher risk Primestar subscribers and improved credit scoring on new subscribers.

Operating Profit Before Depreciation and Amortization.  Operating Profit Before Depreciation and Amortization and Operating Profit Before Depreciation and Amortization margin increased to $216.1 million and 3.9% in 2001 from $122.3 million and 2.6% in 2000. This change resulted from the increased profit on the higher revenues and the improvement in subscriber service expenses and broadcast operations expenses due mostly to the exit of the Primestar business in September 2000. These improvements were partially offset by the increased subscriber acquisition costs due to higher gross subscriber additions and the introduction of the direct customer acquisition program; the higher retention, upgrade and other marketing costs due mostly to the introduction of free installation for our movers program; and the 2001 charge related to our workforce reduction.

Depreciation and Amortization Expense.  Depreciation and amortization expense increased to $438.5 million in 2001 from $395.4 million in 2000. The increase of $43.1 million resulted from a full year of depreciation expense associated with DIRECTV receiving equipment leased to Primestar medium-power subscribers, who converted to the DIRECTV platform, being included in 2001. The conversion efforts were completed in September 2000.

Operating Loss.  Operating loss in 2001 decreased $50.7 million to $222.4 million from $273.1 million in 2000. This change resulted from the increased profit on the higher revenues and the improvement in subscriber service expenses and broadcast operations expenses due mostly to the exit of the Primestar business in September 2000. These improvements were partially offset by the increased subscriber acquisition costs due to higher gross subscriber additions and the introduction of the direct customer acquisition program; the higher retention, upgrade and other marketing costs due mostly to the introduction of free installation for our movers program; the 2001 charge related to our workforce reduction; and the increase in depreciation and amortization expense due mostly to the converted Primestar subscribers leasing receiving equipment.

Interest Expense, Net.  Interest expense, net decreased to $123.5 million in 2001 from $151.9 million in 2000 due to a decline in interest on certain long term obligations, including long-term manufacturer subsidy and above-market contract obligations, and a decline in interest associated with the GECC settlement.

Other Income, Net.  Other income, net for 2001 includes a gain of $108.3 million associated with the sale of 4.1 million shares of Thomson common stock, offset in part by the write-down of certain other marketable equity securities due to an other-than-temporary decline in their fair value.

Income Tax Benefit.  Income tax benefit was $82.5 million in 2001 compared to an income tax benefit of $147.3 million in 2000. The lower tax benefit in 2001 was mostly due to the decrease in our loss before income taxes.

Net Loss.  The net loss decreased $99.4 million in 2001 to $178.3 million from $277.7 million in 2000.

Liquidity and Capital Resources

Historically, our net cash requirements were funded by capital contributions from Hughes. Following our financing transactions in the first quarter of 2003, we have funded our cash requirements from cash generated by operations. We expect to generate about $70.0 million of cash from operations, net of cash used for investing activities, for the remainder of 2003. We expect to fund our future cash requirements from cash on-hand, cash generated by operations and additional borrowings under the revolving loan portion of the senior secured credit facility, as needed. We have up to $250.0 million of borrowing capacity under the revolving loan to fund our operations. The cash proceeds from the offering of the Original Notes and the initial borrowings under the term loan portions of the senior secured credit facility, net of estimated debt issuance costs, were $2,558.5 million, which amount was distributed to Hughes in the first quarter of 2003. We may make additional distributions to Hughes from time to time to the extent permitted by the terms of the documents governing our indebtedness. Currently, we expect to draw and distribute the $200.0 million undrawn portion of the Term Loan A to Hughes by December 2003. At June 30, 2003, we had cash and cash equivalents of $324.5 million, compared to $14.1 million at December 31, 2002.

The $310.4 million increase in cash during the first six months of 2003 resulted primarily from $414.4 million of cash provided by operations, partially offset by $110.1 million of expenditures for satellites, property and equipment.

As a measure of liquidity, the current ratio was 1.02 at June 30, 2003 compared to 0.87 at December 31, 2002. Working capital improved to $23.5 million at June 30, 2003 from a deficit of $166.6 million at December 31, 2002 due mostly to the increase in cash, which was partially offset by a decrease in prepaid expenses and other and accounts receivable.

We believe that our cash on-hand, future cash flows and amounts available to us under the revolving portion of our senior secured credit facility will be sufficient to fund our operations for the foreseeable future. However, several factors may affect our ability to fund our operations. For instance, our ability to borrow under the senior secured credit facility is contingent upon our meeting financial and other covenants, which are described below.

In addition, our future cash flows may be reduced if our operations suffer due to increased subscriber turnover or retention costs, satellite malfunction or signal theft, among other things. If our cash on-hand, future cash flows or our senior secured credit facility are insufficient to meet our cash requirements, we would need to raise additional capital. We cannot assure you that additional financing will be available to us from our Parent, third parties, or the capital markets on acceptable terms, or at all, if needed in the future.

Notes Payable.  On February 28, 2003, DIRECTV Holdings and DIRECTV Financing Co., Inc. (“DIRECTV Financing” and, together with DIRECTV Holdings, the “Co-Issuers”) issued $1.4 billion in senior notes due 2013 in a private placement transaction. The ten-year senior notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings’ domestic subsidiaries (other than DIRECTV Financing) (the “Guarantor Subsidiaries”) on a senior unsecured basis. See “Prospective Summary—Summary Terms of the Registered Notes” and “Description of the Registered Notes.” The amount of interest accrued related to the Notes was $12.9 million at June 30, 2003.

Credit Facilities.  On March 6, 2003, we also entered into a $1,675 million senior secured credit facility. The senior secured credit facility was initially comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at June 30, 2003, a $1,050 million Term Loan B, which was fully drawn as of June 30, 2003, and a $250.0 million revolving credit facility, which was undrawn at June 30, 2003. On August 5, 2003, we replaced the $1,050.0 million Term Loan B with a new $1.225 billion Term Loan B-1 and prepaid the $175.0 million that was outstanding under the Term Loan A with the $175.0 million of additional borrowings. $200.0 million and $250.0 million currently remain available under the Term Loan A and revolving credit facility, respectively. All borrowings under the senior secured credit facility (other than the Term Loan B-1) initially bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus 3.50%. The Term Loan B-1 currently bears interest at a rate per annum equal to LIBOR plus 2.75%. The revolving credit facility and the Term Loan A each have terms of five years, and the Term Loan B-1 matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B-1 are due primarily in 2008 to 2010. The senior secured credit facility is secured by substantially all of our assets and is fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries and DIRECTV Financing. See “Description of Senior Secured Credit Facility.” The amount of interest accrued related to the senior secured credit facility was $12.9 million at June 30, 2003.

Under the senior notes and senior secured credit facility, we are required to maintain certain financial covenants and are also subject to significant restrictive covenants. These covenants restrict the Co-Issuers and the Guarantor Subsidiaries’ ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than DIRECTV’s current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes), and (xi) make capital expenditures. Should we fail to comply with its covenants, all or a portion of our borrowings under the senior notes and senior secured credit facility could become immediately payable. At June 30, 2003, we were in compliance with all such covenants.

Commitments and Contingencies

Litigation.  See “Business—Legal Proceedings,” Note 15 to our audited consolidated financial statements and Note 8 to our unaudited consolidated financial statements for a discussion of the various legal proceedings and other disputes that we are involved in.

Other.  We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers. We rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on our ability to provide service. At June 30, 2003, the book value of satellites not insured amounted to $445.9 million.

At June 30, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $124.7 million, payable as follows: $22.4 million for the remainder of 2003, $29.8 million in 2004, $23.2 million in 2005, $17.8 million in 2006, $16.5 million in 2007 and $15.0 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $15.4 million and $13.8 million for the six months ended June 30, 2003 and 2002, respectively.

Minimum payments under our current contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry tracking and control services and the cost of planned satellite construction and launch are anticipated to be approximately $292.1 million for the remainder of 2003, $368.9 million in 2004, $278.3 million in 2005, $412.8 million in 2006, $617.2 million in 2007, and $352.4 million thereafter.

Including the Notes and senior secured credit facility, our notes payable and credit facilities mature as follows: $26.9 million in 2004; $48.8 million in 2005; $54.3 million in 2006; $70.7 million in 2007; and $2,424.3 million thereafter.

Certain Relationships and Related Party Transactions

PanAmSat.  We purchase telemetry, tracking and control services for our satellites, other than DIRECTV 5 and DIRECTV 6, from PanAmSat, which is an approximately 81% owned subsidiary of Hughes. Our agreement with PanAmSat for these services for DIRECTV 4S continues until DIRECTV 4S is retired from service. Our agreement with respect to our other satellites serviced by PanAmSat expires at the earlier of a satellite’s retirement or ten years after date of completion of in-orbit testing for such satellite. We also have operational agreements with PanAmSat for in-orbit testing services as well as operational policies regarding our satellites. These costs are recorded in “Broadcast operations expenses” in the consolidated statements of operations and any amounts due to PanAmSat are recorded in “Accounts payable and accrued liabilities” in the consolidated balance sheets. Amounts payable to PanAmSat were $0.1 million at June 30, 2003 and no amounts were payable at December 31, 2002.

Hughes Network Systems.  We purchase DIRECTV receiving equipment from Hughes Network Systems, Inc., or HNS, a subsidiary of Hughes, and provide DIRECTV access cards to HNS. The cost of DIRECTV receiving equipment purchased from HNS is recorded in inventory and recognized as a subscriber acquisition cost when shipped to subscribers, or carried as a fixed asset when leased by a subscriber. Amounts paid to HNS for DIRECTV receiving equipment are not necessarily indicative of the cost to purchase the receiving equipment from third parties. DIRECTV system access cards provided to HNS are recorded as “Revenues” in the consolidated statements of operations. No DIRECTV system access cards were provided to HNS by us prior to 2000. Amounts due to HNS were $9.9 million and $23.2 million at June 30, 2003 and December 31, 2002, respectively and are recorded in “Accounts payable and accrued liabilities” or “Other liabilities and deferred credits” in the consolidated balance sheets. At June 30, 2003 and December 31, 2002, the amount receivable from HNS was $1.7 million and $2.7 million, respectively.

Transfer of Certain Securities to Hughes.  During the first quarter of 2003, we distributed to Hughes all of our marketable equity investments. The distribution was a transfer of assets by entities under common control and reflected at our cost basis as a capital distribution to Parent. These investments, which included our equity investments in Crown Media Holdings, Inc., TiVo Inc. and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

Income Taxes.  DIRECTV and Hughes join in the filing of a consolidated U.S. federal income tax return with GM.

Our tax sharing agreement with Hughes was amended as of February 28, 2003 as a result of our financing transactions. The agreements were amended to permit us to utilize tax losses incurred subsequent to February 27, 2003 to reduce our tax liability in future periods.

Income taxes are determined based upon our tax sharing agreement with Hughes, which generally provides that the current income tax liability or receivable be computed as if we were a separate taxpayer, however, tax losses incurred prior to February 28, 2003, and not utilized to reduce our tax liability in the period in which such losses originated are not available to reduce our tax liability in future periods.

Losses that we generate provide tax benefits to Hughes that are recognized by us and Hughes in our respective financial statements. The tax benefits attributable to such losses were transferred to Hughes in non-cash transactions and recorded as a net capital distribution to Parent in the consolidated statements of changes in owner’s equity. The amount of such benefits transferred to Hughes were $42.7 million, $142.6 million and $367.5 million in 2002, 2001 and 2000, respectively.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect amounts reported therein. Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may materially differ from those estimates. The following represent what we believe are the critical accounting policies that may involve a higher degree of estimation, judgment and complexity. For a summary of our significant accounting policies, including those discussed below, see Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

Valuation of Long-Lived Assets.  We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of cash flows vary and could result in a write-down of the asset in a future period.

Valuation of Goodwill and Intangible Assets with Indefinite Lives.  We evaluate the carrying value of goodwill and intangible assets with indefinite lives on an annual basis, and when events and circumstances warrant such a review in accordance with SFAS No. 142. We use estimates of fair value to determine the amount of impairment, if any, of recorded goodwill and intangible assets with indefinite lives. Fair value is determined primarily using the anticipated cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Reserves for Doubtful Accounts.  Management estimates the amount of reserves required for the potential non-collectibility of accounts receivable based upon past experience of collection and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

Contingent Matters.  A significant amount of management estimate is required in determining when, or if, an accrual should be recorded for a contingent matter and the amount of such accrual, if any. Estimates are developed in consultation with outside counsel and are based on an analysis of potential outcomes. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to our consolidated results of operations and financial position.

Accounting Changes

We adopted SFAS No. 141, “Business Combinations,” on July 1, 2001. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and prohibits the amortization of goodwill and intangible assets with indefinite lives acquired thereafter. The adoption of SFAS No. 141 did not affect our results of operations or financial position.

We adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 requires that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS No. 142 requires us to perform step one of a two-part transitional impairment test to compare the fair value of our intangible assets with their respective carrying amount, including goodwill. If the carrying value exceeds the fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. SFAS No. 142 also requires that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, “Business Combinations,” and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

As part of the 1999 Primestar acquisition, dealer network and subscriber base intangible assets were identified and valued in accordance with APB Opinion No. 16 “Business Combinations.” The dealer network intangible asset originally valued as part of the Primestar acquisition was based on the established distribution, customer service and marketing capability that had been put in place by Primestar. The subscriber base intangible asset originally valued as part of the Primestar acquisition was primarily based on the expected non-contractual future cash flows to be earned over the life of the Primestar subscribers converted to the DIRECTV service. In accordance with SFAS No. 142, we completed a review of our intangible assets and determined that the previously recorded dealer network and subscriber base intangible assets established under APB. Opinion No. 16 did not meet the contractual or other legal rights criteria. The dealer network and subscriber base intangible assets also did not meet the separability criteria because the intangible assets could not be sold, transferred, licensed, rented or exchanged individually or in combination with other assets or liabilities, apart from selling our entire business. As a result, in the first quarter of 2002, we reclassified $209.8 million, net of $140.2 million of accumulated amortization, of previously reported intangible assets to goodwill. As a result of this reclassification, approximately $13.2 million of quarterly amortization expense ceased, beginning January 1, 2002. In October 2002, EITF Issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” was issued, which gave clarifying guidance on the treatment of certain subscriber related relationships. As a result, as of the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and are being amortized over their remaining lives of 2 and 12 years, respectively. As a result of this change, quarterly amortization expense increased by $18.5 million beginning in the fourth quarter of 2002.

In the first quarter of 2002 we also completed the required transitional impairment test for intangible assets with indefinite lives, which consists of FCC licenses for direct-to-home broadcasting frequencies (“Orbital Slots”), and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

In the second quarter of 2002, with the assistance of an independent valuation firm, we completed step one of the transitional test to determine whether a potential impairment existed on goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the fair value of DIRECTV exceeded its carrying values, therefore a step two impairment test is not required.

In accordance with SFAS No. 142, we will perform our annual impairment test during the fourth quarter of each year. If an impairment loss results from the annual impairment test, the loss will be recorded as a pre-tax charge to operating income. We completed our annual impairment test in the fourth quarter of 2002 and determined that no impairment existed since the fair value of DIRECTV continues to exceed its carrying value.

The following represents our reported net income (loss) on a comparable basis excluding the after-tax effect of amortization expense associated with goodwill and intangible assets with indefinite lives:

	Years Ended, December 31,
	2000	2001	2002
	(dollars in millions)
Reported net income (loss)	$(277.7)	$(178.3)	$135.8
Add:
Goodwill amortization	77.2	77.6	—
Intangible assets with indefinite lives amortization	11.6	11.6	—

Adjusted net income (loss)	$(188.9)	$(89.1)	$135.8

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 refines existing impairment accounting guidance and extends the use of this accounting to discontinued operations. SFAS No. 144 allows the use of discontinued operations accounting treatment for both reporting segments and distinguishable components thereof. SFAS No. 144 also eliminates the existing exception to the consolidation of a subsidiary for which control is likely to be temporary. The adoption of the statement on January 1, 2002 did not affect our results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” We adopted SFAS No. 146 on January 1, 2003. The adoption of this statement is not expected to affect our results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123.” This statement amends SFAS No. 123 “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Beginning in the first quarter of 2003, DIRECTV adopted the fair value based method of accounting for stock based employee compensation of SFAS No. 123 and the disclosure requirements of SFAS No. 148. We elected to follow the prospective method of adoption, which will result in the recognition of fair value based compensation cost in the consolidated statements of operations for stock options, and other stock based awards, granted to employees on or after January 1, 2003. Stock options granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” in the consolidated statements of operations. No stock options were granted to DIRECTV employees during the first quarter of 2003. Adoption of this statement will result in an increase in compensation cost recognized in operating results. See Note 2 to the unaudited consolidated financial statements included elsewhere in this prospectus for pro forma information regarding the compensation costs that would have been recognized if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards for the three and six months ended June 30, 2003 and 2002.

On February 1, 2003, we adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receives the majority of residual returns of the VIE. An entity is deemed a VIE if by intention, the equity investment at risk by the investor is insufficient to permit the VIE to finance its activities without additional subordinated financial support, and under certain other circumstances. The determination as to whether an investment is an investment in a VIE is based on the circumstances on the date of investment or when certain events occur that would indicate a potential change in a previous determination. The adoption of FIN 46 did not have a material impact on our results of operations or financial position.

New Accounting Standard

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statement of operations. The adoption of EITF Issue No. 00-21 on July 1, 2003, as required, is not expected to have a material impact on our results of operations or financial position.

Market Risk Disclosure

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by us of future events or losses.

Interest Rate Risk.  We are subject to interest rate risk related to our outstanding debt. As of June 30, 2003, our $2,625.0 million of total debt consisted of $1,400 million of fixed rate borrowings and variable rate borrowings of $1,225.0 million. Outstanding borrowings bore interest rates ranging from 4.75% to 8.37% at June 30, 2003. We are subject to fluctuating interest rates, which may adversely impact our consolidated results of operations and cash flows for our variable rate bank borrowings. Also, to the extent interest rates increase, our cost of financing could increase at such time that fixed rate debt matures and is refinanced. As of June 30, 2003, the hypothetical impact of a one percentage point increase in interest rates related to our outstanding variable rate debt would be to increase annual interest expense by approximately $12 million.

Security Ratings

Debt ratings by the various rating agencies reflect each agency’s opinion of the ability of issuers to repay debt obligations as they come due. Ratings below Baa3 and BBB- denote sub-investment grade status for Moody’s Investor Services, or Moody’s, and Standard and Poor’s, or S&P, respectively. Ratings in the Ba/BB range generally indicate moderate protection of interest and principal payments, potentially outweighed by exposure to uncertainties or adverse conditions. Ratings in the B range generally indicate that the obligor currently has financial capacity to meet its financial commitments but there is limited assurance over any long period of time that interest and principal payments will be made or that other terms will be maintained. In general, lower ratings result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

On April 9, 2003, Moody’s affirmed its stable outlook and Ba3 senior implied rating for us. The ratings action followed the announcement of the News Corporation transactions. The affirmation is based upon Moody’s expectation that the acquisition will not have a material impact on our credit metrics. On February 19, 2003, Moody’s assigned a Ba2 senior secured rating to our senior secured credit facilities and a B1 senior unsecured rating to our $1.4 billion senior unsecured notes. Moody’s has also assigned a Ba3 senior implied and a B2 issuer rating to us. Moody’s assigned a stable outlook to DIRECTV’s ratings. The rating outlook presumed diminishing capital and investment requirements, combined with operating profit improvement to generate eventual free cash flow, and, therefore, the ratings were considered to be moderately prospective.

On February 12, 2003, S&P assigned a BB- rating to our senior secured credit facilities and a B rating to our $1.4 billion senior unsecured notes. The ratings were placed on Credit Watch with positive implications, based on S&P’s assessment of the likelihood that Hughes or DIRECTV could be acquired by an entity with higher credit quality than Hughes’ B+ corporate credit rating.

MVPD INDUSTRY OVERVIEW

The multi-channel video programming distribution, or MVPD, industry is comprised of companies that offer video, audio, interactive programming, data and other entertainment services. The companies within the MVPD industry include cable television, DBS, direct-to-home satellite and wireless cable companies. We believe that approximately 90 million, or 84%, of the approximately 107 million United States television households subscribe to MVPD services. The MVPD industry added approximately 21.5 million subscribers over the five years ended December 31, 2001, or a growth rate of approximately 5.5% annually.

Cable Television

We believe that approximately 69 million homes in the United States subscribe to cable television. This represents a penetration rate of 66% of the approximately 104 million homes passed by cable. The cable sector added 6.2 million subscribers over the five years ending December 31, 2001, or a growth rate of 1.9% annually.

Cable television systems are operated as non-exclusive franchises granted by state and local regulators. The construction of a competitive cable franchise is highly capital intensive. As a result, the sector is characterized by high fixed costs required for the build-out of terrestrial cable infrastructure and ongoing maintenance of that infrastructure. In addition, the number of cable operators in a given service area is usually limited by population density. There are high barriers to entry in the cable industry, including the regulatory environment, the high level of capital investment, and a large installed customer base, that have allowed cable operators to enjoy near monopolies in their markets. Since most cable operators do not sell their customer equipment through retailers, and therefore do not have to pay commissions or other fees to retailers, the cost of acquiring a new customer is significantly lower than it is for DBS operators.

In the mid-1990’s, in response to the introduction of nationwide all digital DBS services, cable operators began a period of increased capital investment. An FCC report stated that the cable industry spent $65 billion between 1996 and June 2002 to upgrade their systems and infrastructure. As a result, cable television providers have introduced digital video, broadband and cable telephony services.

DBS Television

Approximately 20 million households in the United States subscribe to DBS. This represents a penetration rate of about 19% of the approximately 107 million United States television households. The DBS sector added 14.5 million subscribers over the five years ended December 31, 2001, or a growth rate of 40.4% annually.

Although the concept of DBS television was introduced in 1982, it did not become commercially viable until the mid-1990s when advances in satellite technology and digital compression technology allowed the transmission of many channels of programming to small dishes. Today, most DBS subscribers receive programming on a satellite dish as small as 18 inches wide. The existing DBS architecture enables DBS operators to provide national point to multi-point transport of video, audio and data services. In addition, the ubiquity of DBS signals enables operators to brand and offer pricing nationwide, and to introduce new services quickly.

DBS satellites operate in geosynchronous orbit above the equator, from orbital positions or “slots.” Orbital slots are designated by their longitude and comprise both a physical location and an assignment of radio spectrum in the applicable frequency band, divided into 32 frequencies, each with a useable bandwidth of 24 MHz. With digital compression technology, each frequency can transmit on average 10 to 12 standard definition digital channels of programming. The International Telecommunications Union has allotted to the United States eight DBS orbital slots, each with 32 frequencies, for use by United States-licensed DBS providers. The FCC has indicated that only the 101 WL, 110 WL and 119 WL slots provide full coverage of the 48 contiguous states of the United States, sometimes referred to as full-CONUS, and, therefore, these three slots are considered the most valuable. In addition, there is a fourth orbital position, 61.5 WL, where coverage of a majority of the 48 contiguous U.S. states is commercially possible.

BUSINESS

Overview

We are the largest provider of DBS television services and the second largest MVPD provider in the United States, in each case based on number of subscribers. We provide our customers with access to hundreds of channels of digital-quality video and audio programming that are transmitted directly to customers’ homes or businesses via high-powered geosynchronous satellites. As of June 30, 2003, we had approximately 11.6 million subscribers, of which 9.9 million were owned and operated and 1.7 million were subscribers who received our service from members and affiliates of the NRTC. We currently have seven satellites in orbit and distribute more than 800 digital-quality video and audio channels, including seven high-definition channels and interactive TV services, to consumers in the United States. Currently, we deliver local channels in 64 major metropolitan markets or approximately 72% of United States television households. Assuming the successful launch of a new high-powered, spot-beam satellite, DIRECTV 7S, we expect to provide local channel coverage to approximately 100 markets, or approximately 84% of United States television households, in the first quarter of 2004. To subscribe to our service, customers purchase the receiving equipment from us or through one of approximately 30,000 retail locations in the United States. The receiving equipment consists of a small receiving satellite dish antenna, a digital set-top receiver and a remote control, which we refer to as the “DIRECTV System.” After purchasing and installing the DIRECTV System, customers activate our service by calling us and subscribing to the programming package that matches their viewing habits.

We launched the first North American high-powered DBS satellite in December 1993, beginning a new era in satellite television. We introduced our direct-to-home television service in the United States in June 1994, and have grown rapidly. The Primestar acquisition in 1999 allowed us to convert approximately 1.5 million subscribers from the Primestar service to the DIRECTV service and add valuable spectrum to increase our programming offerings. Also in 1999, Hughes acquired USSB which allowed us to deliver 25 channels of premium movie networks such as HBO®, Showtime®, Cinemax® and The Movie Channel®. Laws were also enacted in late 1999 that allow us to provide local programming to our customers. These events, along with new high-powered satellites and improved compression technology, have helped us grow our subscriber base by over one million net new subscribers in each of the last seven calendar years.

In June 2001, Hughes made important management changes in several of our key leadership positions. Under this new leadership, we have implemented several strategic initiatives to improve our operational and financial performance. These initiatives included (1) reducing SAC by eliminating manufacturing subsidies on standard set-top receivers and reducing the number of DIRECTV Systems that are sold but never activated, (2) reducing churn by providing incentives to customers who commit to 12 months of service and improving customer satisfaction and (3) increasing ARPU by introducing new higher margin programming packages and increasing the number of customers purchasing multiple set-top receivers. These initiatives have contributed to increases in our revenue and Operating Profit Before Depreciation and Amortization from $5.55 billion and $216 million in 2001 to approximately $6.44 billion and $654 million in 2002.

Our Key Strengths

Our business is characterized by the following key strengths:

Large Subscriber Base.  We are the largest DBS provider and the second largest MVPD provider in the United States, in each case based on number of subscribers. As of June 30, 2003, we had approximately 11.6 million subscribers, including subscribers receiving our service from NRTC members and affiliates. We believe that our large subscriber base provides us with more opportunities to obtain programming on favorable terms and secure unique and exclusive programming.

Leading Brand Name.  As a result of our considerable advertising and marketing efforts since the launch of our services in 1994, we have developed a leading brand name. Results from a recent study commissioned by us indicated that over 70% of consumers in the United States are aware of the DIRECTV satellite television service. We believe the strength of our brand is an important factor in our ability to attract new customers. In addition, we believe our recognized brand name enhances our ability to secure strategic alliances with programmers, distributors and other technology and service providers.

High-Quality Digital Picture and Sound.  Our video and audio programming is 100% digitally delivered, providing customers with digital-quality video pictures and CD-quality sound. This compares favorably with cable providers that continue to offer popular programming in an analog format and only offer a limited selection of digital channels for an additional fee.

Superior Customer Service.  We have been recognized for attaining top rankings in studies measuring customer service performance for our industry. We believe that providing high-quality customer service is an important element in reducing our churn rate and attracting new subscribers. We have approximately 7,200 customer service representatives in 10 locations. Our customer service representatives are available by telephone 24 hours a day, 7 days a week to handle account payments, subscription for new services or programming, activation, technical troubleshooting, billing questions and other customer requests.

Valuable Orbital Slots and Satellite-Based Technology.  We believe our regulatory authorization to use desirable orbital slots and broadcast spectrum helps sustain our position as one of the leading companies in the MVPD industry. The FCC has designated three DBS orbital slots that provide full coverage across the 48 contiguous states of the United States. Within these three orbital slots, there are 96 assigned DBS frequencies. We hold licenses to broadcast our services from 46 of these 96 DBS frequencies. There are no DBS frequencies available to new entrants for the three orbital slots providing coverage to the 48 contiguous states of the United States.

Our satellite-based service provides us with many advantages over ground-based services, including the ability to distribute hundreds of channels to millions of recipients nationwide with minimal incremental cost per additional subscriber, comprehensive coverage to areas with low population density in the 48 contiguous states of the United States and the ability to introduce new services to a large number of customers.

Substantial Channel Capacity and Programming Content.  We currently distribute more than 800 digital-quality video and audio channels, of which approximately 270 are distributed to the 48 contiguous states of the United States and the remainder are regional and local channels. As a result of our significant channel capacity, we believe we are able to deliver to our customers one of the widest selections of programming available today in the United States, including our exclusive programming such as the NFL SUNDAY TICKET™. Currently, we offer local channels in 64 major metropolitan markets, which included approximately 77 million, or 72% of, United States television households. Assuming a successful launch of DIRECTV 7S, we expect to increase our local channel coverage to approximately 100 markets in the first quarter of 2004 representing approximately 90 million, or 84% of, United States television households.

National Distribution Network.  The DIRECTV System is distributed through a national network of approximately 30,000 retail locations, including several national consumer retailers and mass market stores. The DIRECTV System is sold by large national retailers such as Best Buy, Circuit City, RadioShack and WalMart and a large number of independent satellite television retailers. We also sell the DIRECTV System directly to consumers through our toll-free number as well as over the Internet at our website.

National Installation Network.  Through our DIRECTV HOME SERVICES installation and service network, we perform service call work and approximately 20% of all new professional customer installations. Our DIRECTV HOME SERVICES installation and service network is outsourced to approximately 15 companies with over 3,000 technicians around the United States. We set the installation and service standards, perform quality control, manage inventory and monitor the overall service network performance. This network provides us with nationwide installation and service capability to support our growing direct sales efforts and those retail partners who have little or no installation capabilities.

Our Business Strategy

In June 2001, Hughes made important management changes in several of our key leadership positions. Under this new leadership, we have implemented an operating and financial strategy that places a much greater focus on improving our financial results in terms of Operating Profit Before Depreciation and Amortization and free cash flow while growing our subscriber base with high quality customers. Our strategy to continue to achieve this goal is based on the following initiatives:

Expand the Availability of Local Channels.  Currently, we deliver local channels in 64 major metropolitan markets, representing approximately 77 million, or 72% of, United States television households. In 2002, we continued to experience, on average, higher subscriber additions, lower churn and higher ARPU in those markets where we delivered local channels to subscribers. Assuming the successful launch of DIRECTV 7S, we expect to increase our local channel coverage to approximately 100 markets in the first quarter of 2004 representing approximately 90 million, or 84%, of the television households in the United States.

Offer New and Compelling Programming and Services.  We are committed to continue to offer our subscribers new and compelling programming and services as a way to differentiate our offerings. Our subscribers have access to set-top receivers that incorporate a digital video recorder, or DVR. We recently agreed to expand our strategic relationship with TiVo Inc., positioning TiVo as the primary provider of DVR technology for our next generation integrated DIRECTV DVR Receiver. We plan, in conjunction with TiVo, to continue to improve our DVRs with enhanced capabilities including expanded storage capacity and the ability to record high-definition programming. We were also the first MVPD provider to offer HDTV programming. With the launch of our new HD programming package on July 1, 2003, we currently offer seven HDTV channels. We plan to offer additional HDTV channels in the future with advancements in compression and other technologies. We also recently announced a new five-year agreement with the NFL to extend our exclusive DBS television rights to NFL SUNDAY TICKET™ through 2007.

Reduce Subscriber Churn.  We have implemented several initiatives designed to reduce our subscriber churn. For example, we have required new customers to commit to 12 months of service in order to qualify for lower equipment prices or other benefits. During the second quarter of 2003, over 95% of our new customers signed up for a 12-month commitment when they activated their programming. Through our commission structure and marketing efforts, we are also working with retailers to promote the sales of multiple set-top receivers. Subscribers of multiple set-top receivers typically subscribe to our service longer and provide higher ARPU. We plan to continue to offer consumer promotions, loyalty programs and dealer programs that we expect will improve our overall subscriber retention.

Reduce Operating Costs.  We are committed to ongoing operating cost reductions. Two large areas of opportunity are our billing and customer service costs. Both of these functions have been outsourced under contracts which would have expired by the end of 2003. During the fourth quarter of 2002, we renegotiated our billing contracts, which will provide a substantial amount of the approximately $50 million per year in cost savings we estimate will be generated beginning in 2004. During the second quarter of 2003, we negotiated and entered into a new customer service contract which will provide additional cost savings. The new billing contracts run through December 2008 and the new customer service contract runs through December 2006. In addition, we plan to seek to reduce the annual increases in our programming contracts as these contracts come up for renegotiation.

Combat Signal Theft.  We use conditional access technology to limit access to our programming to only those who subscribe and are authorized to view the programming. We have undertaken various initiatives with respect to our conditional access system to further enhance the security of the DIRECTV signal. To help combat signal theft, we are providing our customers with more advanced access cards that we believe significantly enhance the security of the DIRECTV signal. We believe that these new cards are the most technologically sophisticated DIRECTV access cards to date. Finally, we continue to escalate our internal efforts and those with local, state and federal law enforcement agencies to seek out and prosecute signal thieves.

Our Programming Services

We believe we provide one of the most extensive collections of programming available in the MVPD industry. As of June 30, 2003, we distributed more than 800 digital-quality channels of programming, including about 125 basic entertainment channels, 31 premium movie channels, over 20 regional and specialty sports networks, an aggregate of over 600 local channels, over 35 Spanish and Chinese language special interest channels, and up to 55 pay-per-view movie and event choices.

We categorize our programming in the following areas:

Basic Entertainment Channels.  Our basic entertainment channels include Bloomberg®, CNN, CNBC®, Comedy Central®, Discovery, E! Entertainment Television®, ESPN®, Fox News Channel®, Headline News®, MSNBC®, MTV®, TBS Superstation®, USA Network® and The Weather Channel®. In addition, we distribute up to 47 commercial-free audio channels of different genres of music from MUSIC CHOICE®.

Sports Channels.  We provide premium sports programming such as NFL SUNDAY TICKET™, which allows subscribers to view as many as 14 NFL games played each Sunday during the regular season, subject to blackout restrictions. DIRECTV is the exclusive DBS provider of NFL SUNDAY TICKET™. In December 2002, we announced a new five-year agreement with the NFL to extend our exclusive DBS television rights to NFL SUNDAY TICKET™ through 2007 and exclusive multichannel television rights through 2005. Our agreement with the NFL will allow us to distribute expanded programming to our NFL SUNDAY TICKET subscribers, including the NFL CHANNEL on DIRECTV. The agreement will also allow us to provide our NFL SUNDAY TICKET™ subscribers who have the appropriate set-top receiver equipment with exclusive enhanced technical innovations, which may include high-definition telecasts, viewer-selected cameras and replays and other advanced digital technology. In addition, we provide subscriptions for other premium professional and collegiate sports programming, such as NBA LEAGUE PASS, MEGA MARCH MADNESS®, MLB EXTRA INNINGSSM, NHL® CENTER ICE®, MLS SHOOTOUT, ESPN GamePlan and ESPN FULL COURT®. The regional and specialty sports networks include The Golf Channel®, NBA TV, Outdoor Channel®, Fox Sports World, Fox Sports Net® channels, Comcast Sports Net, Empire Sports Network, Madison Square Garden®, New England Sports Network, Sunshine Network®, and the YES Network®.

Local Channels.  Currently, we distribute local broadcast channels by subscription in 64 major metropolitan markets. Our local broadcast network services packages include stations from the major networks, ABC, CBS, NBC and FOX, as well as PBS®, WB, and UPN® stations and independent stations, where available. Although we distribute over 600 local and regional channels, a customer receives only the local channels in the customer’s home market.

Movie Channels.  We distribute up to 31 different premium movie channels including seven HBO® channels, four STARZ!® channels, five SHOWTIME® channels, eight EncoreSM channels, two feeds of The Movie Channel®, three Cinemax® channels, FLIX® and Sundance Channel®.

Pay-Per-View.  All of our programming packages offer access to our pay-per-view channels. We offer a selection of pay-per-view movies including new hit movies and sports and other live events on a pay-per-view basis which customers can order from their remote control, online or by telephone.

Spanish and Chinese Channels.  We provide Spanish and Chinese language programming. Our Spanish language DIRECTV PARA TODOS programming packages include CNN en Español®, Univision®, Galavision® and TV Chile. We also distribute six channels of Chinese language programming which includes our Phoenix TV channel and five channels in our JADEWORLD® service.

Our Enhanced Services

We are a leader in introducing enhanced television and interactive service offerings. We provide our customers with options for the following features or services:

High-Definition Channels.  We were the first MVPD provider to deliver HDTV programming. We currently deliver seven HDTV channels including programming from Home Box Office (HBO East channel), Showtime (Showtime’s East Coast SHOWTIME HDTV channel), HDNet (the only all-HDTV national network), a pay-per-view channel featuring movies from New Line Cinema®, Dreamworks and MGM®, ESPN HD, Discovery HD Theater and HD Net Movies. In addition, we expect to offer high-definition telecasts of selected professional football games during the 2003 regular NFL season to our NFL SUNDAY TICKET™ subscribers. An HDTV-enabled receiver and television is required to receive HDTV programming.

Digital Video Recorders.  DVR is available to our customers with set-top receivers that incorporate a digital video recorder. These products digitally record up to 35 hours of television programs without videotape and allow customers to pause and rewind live television, create their own television programming lineups based on personal preferences and watch one live program while simultaneously recording another.

In February 2002, we agreed upon an expanded strategic relationship with TiVo, positioning TiVo as the primary provider of DVR technology for our next generation integrated digital satellite receivers. Under this agreement, we developed the advanced DIRECTV DVR Receiver with TiVo, which was launched during the 2002 holiday season. The new receiver enables us to provide customers a suite of DVR-based services and capabilities at lower equipment costs. The DIRECTV DVR Receiver is distributed through many of our standard distribution channels. We maintain control over customer service, packaging and pricing for our DVR services. In January 2003, we announced that by the end of the year we, in conjunction with TiVo, will introduce DVR receivers with significantly expanded storage capacity, some of which will be capable of recording high-definition programming.

DIRECTV INTERACTIVE.  In 2000, we introduced the DIRECTV INTERACTIVE service, which enables our subscribers to access interactive and data-enhanced programming and advertising and perform e-commerce transactions with a Wink-enabled DIRECTV Receiver. Through Wink Communications, Inc.’s relationships with more than 25 programming networks and more than 50 national advertisers, DIRECTV INTERACTIVE allows viewers watching Bloomberg, CBS, CNBC®, CNN, E!®, TBS and other channels to interact with programs, information and commercials. For example, using their remote control, viewers can request additional information on demand such as local weather forecasts, sports scores, stock quotes, product information and coupons through their television. In addition, our customers have access to dedicated “virtual” channels from The Weather Channel®, ESPN® and MUSIC CHOICE® that utilize full-screen graphics and text to deliver information, entertainment, sports and e-commerce shopping services. The DIRECTV INTERACTIVE services are available at no additional monthly cost to the five million DIRECTV customers with a Wink-enabled DIRECTV receiver. Nearly all of the DIRECTV System receivers manufactured today, other than HDTV or DVR set-top receivers, are Wink-enabled.

Sales, Marketing and Distribution

The customer equipment necessary to receive our service is available through various channels of distribution, including a national network comprised of approximately 30,000 retail locations. Some retailers sell DIRECTV System equipment as their exclusive satellite platform. National consumer electronics stores such as Best Buy, Circuit City and RadioShack, as well as independent satellite television retailers, sell DIRECTV Systems. Consumers can also purchase DIRECTV System equipment through mass merchant channels such as WalMart, from one of our on-line retailers, direct marketers, or through our website or toll-free telephone number.

The typical retail equipment offer to consumers is currently two set-top receivers, two remote controls and one satellite dish for $50 or less as long as the customer commits to 12 months of programming. Installation of the dish and set-top receivers is included as part of this offer. In addition, we often provide special programming offers for new residential customers.

We offer our retailers a competitive commission program. We generally pay our retailers a prepaid programming commission and a monthly continuing service fee for post-sales customer service.

We offer an array of programming packages to suit different viewing habits of our customers. The three primary programming packages we deliver are as follows:

•	TOTAL CHOICE Package: TOTAL CHOICE delivers more than 110 basic entertainment channels, including 31 digital music channels and optional access to pay per view channels. As of June 30, 2003, this package was priced at $33.99 per month.

•	TOTAL CHOICE Plus Package: TOTAL CHOICE Plus delivers more than 125 basic entertainment channels, including everything in TOTAL CHOICE and more than 15 additional channels. As of June 30, 2003, this package was priced at $37.99 per month.

•	TOTAL CHOICE Premier Package: TOTAL CHOICE Premier delivers more than 180 channels, including everything in TOTAL CHOICE Plus, 31 premium movie channels and over 20 regional and specialty sports networks. As of June 30, 2003, this package was priced at $85.99 per month.

We offer the following packages through our DIRECTV PARA TODOS service:

•	OPCIÓN EXTRA ESPECIAL Package: OPCIÓN EXTRA ESPECIAL delivers more than 25 Spanish-language and more than 100 English-language channels. As of June 30, 2003, this package was priced at $33.99 per month.

•	OPCIÓN ULTRA ESPECIAL Package: OPCIÓN ULTRA ESPECIAL delivers more than 27 Spanish-language and more than 115 English-language channels. As of June 30, 2003, this package was priced at $37.99 per month.

•	OPCIÓN PREMIER Package: OPCIÓN PREMIER delivers more than 45 Spanish-language and more than 155 English-language channels. As of June 30, 2003, this package was priced at $85.99 per month.

We offer the following Chinese language packages:

•	Phoenix TV: Distributed in Mandarin, the channel offers a wide selection of Chinese-language programming, including news, financial market updates, variety, and drama shows. Select programming is available in Cantonese. As of June 30, 2003, this service was priced at $19.99 per month.

•	JADEWORLD® Package: The JADEWORLD® programming package delivers 5 Chinese-language channels broadcast in Cantonese and Mandarin. These five channels include Jade Channel (East & West Coast Feed), TVBS, The Chinese Movie Channel and CCTV-4. As of June 30, 2003, this package was priced at $36.99 per month.

In addition, customers in markets where we deliver local channels can add a local channels package for their particular local market to any of the above packages at an additional price ranging from $2.00 to $6.00 per month. Customers can also add up to four premium movie packages and a sports package to either the TOTAL CHOICE package or TOTAL CHOICE Plus package. Customers can also order the professional and collegiate sports subscriptions we offer.

We use regional and national broadcast and print advertising to promote our service. We also offer point-of-sale literature, product displays, demonstration kiosks and signage for retail outlets. We provide guides to our retailers and distributors at nationwide educational seminars and directly by mail, that describe the DIRECTV service. Additionally, sales and marketing teams visit retail outlets regularly to reinforce training and ensure that these outlets quickly fulfill point-of-sale needs.

DBS Infrastructure and Equipment

Satellites.  We currently have a fleet of seven satellites. Three of our satellites are located at 101 WL, two are located at 119 WL, a satellite is at 110 WL and one is located above the geostationary orbit arc. Most of our programming is distributed from the satellites at 101 WL. The FCC licensed us to operate 46 DBS frequencies at various orbital positions including 11 frequencies at the 119 WL orbital location, three frequencies at the 110 WL orbital location, and 32 frequencies at the 101 WL orbital location.

Satellite Under Construction.  In the first quarter of 2004, we expect to have in service DIRECTV 7S, a high powered spot-beam satellite manufactured by Space Systems/Loral, Inc., that will be positioned at 119 WL. This satellite will include spot-beam technology, which will allow us to substantially increase our capacity to deliver local channels in additional markets. The spot-beams have been designed to maximize the number of local markets served across the United States, while providing additional backup capability for current local programming.

Summary Satellite Data.  The following table provides information about our in-orbit and currently planned satellites. All of these satellites are owned by DIRECTV Enterprises, except that (i) five transponders on DIRECTV 1 are owned by USSB II, Inc., a wholly-owned subsidiary of DIRECTV Enterprises and (ii) title to DIRECTV 7S will not transfer from the manufacturer to DIRECTV Enterprises until launch.

For purposes of this table, “CONUS” refers to the 48 contiguous states of the United States, “National” refers to the 50 states of the United States, “HD” refers to high-definition and “Spot” refers to spot beam.

Satellite Name	DIRECTV 1(1)	DIRECTV 2	DIRECTV 3(2)	DIRECTV 1R(3)	DIRECTV 6(4)	DIRECTV 4S	DIRECTV 5(5)	DIRECTV 7S

Orbital slot as of December 31, 2002	110 WL(11)	101 WL	storage orbit	101 WL	119 WL(11)	101 WL	119 WL	119 WL

Licensed Frequencies	3	32	32	32	11	32	11	11

Satellite Capability Transponders (in Watts)	16 @ 120W or 8 @ 240W	16 @ 120W or 8 @ 240W	16 @ 120W or 8 @ 240W	16 @ 200W	11 @ 110W	6 Spot Frequencies (44 Transponders) and 2@ 240W National and 8 @120W National	32 @ 110W or 16 @ 207W	4 Spot Frequencies (37 Transponders) and 7@ 450W National

Operating Transponders (in Watts)	3 CONUS @240W	8 CONUS @240W	In-orbit spare	16 National @200W	In-orbit spare	44 Spot @30W to 88W and 2 National @240W	11 National @207W	Not Launched

Video Channels Transmitted as of December 31, 2002	1 HD Channel	91 Standard	In-orbit spare	161 Standard	In-orbit spare	19 Standard and 416 Spot Local Channels	91 Standard and 3 HD channels	Not Launched

Coverage	CONUS and Alaska	CONUS and Alaska	CONUS and Alaska	National	National and Puerto Rico(6)	National and Spot	National and Puerto Rico(6)	National and Spot

Insured as of December 31,2002(7)	No	No	No	Yes	No	No	Yes	See footnote(8)

Estimated Fuel Life(9)	2009	2007	2010	2014(3)	2008	2008(10)	2020	2018

Expiration Date of Current FCC License(9)	June 2004	May 2005	September 2006	July 2009	November 2009	October 2011	November 2010	N/A

(1)	DIRECTV 1 experienced a failure of the primary signal control processor in the summer of 1998 and is operating on the spare control processor.

(2)	DIRECTV 3 experienced a failure of the primary signal control processor in the spring of 2002 and is operating on the spare control processor. It has since been designated as an in-orbit spare and, pursuant to FCC special temporary authority, placed into a storage orbit above the geostationary orbit arc. FCC approval will be required if we use that satellite in the future to support DIRECTV operations.

(3)	DIRECTV 1R experienced a failure of the primary xenon ion propulsion subsystem power processing units in the summer of 2002. The xenon ion propulsion system is not currently in use, and DIRECTV 1R is operating on the liquid fuel system which will provide an estimated fuel life through 2014, the design life of the satellite. If the redundant xenon ion propulsion subsystem is successfully activated at the end of this period, the estimated fuel life could extend to 2024.

(4)	DIRECTV 6 has experienced significant solar array failures. It was designated as an in-orbit spare, and is not currently transmitting services, but see note 11 below regarding current plans for DIRECTV 6.

(5)	DIRECTV 5 will be repositioned to the 101 WL orbital slot in conjunction with the launch of DIRECTV 7S. DIRECTV 5 experienced the failure of one of the chemical propulsion thrusters in the fall of 2002. The satellite is operating normally using the remaining thrusters.

(6)	While DIRECTV 5 and DIRECTV 6 are capable of serving Puerto Rico, we do not sell service in Puerto Rico.

(7)	For further information regarding satellite insurance, see “Business—Satellite Insurance.”

(8)	Systems/Loral, Inc., the satellite manufacturer for DIRECTV 7S, has warranted the satellite for a period of at least three years of in-orbit operation. We believe our insurance broker has obtained binding commitments from underwriters for the DIRECTV 7S launch and in-orbit insurance policy. We are currently working with the manufacturer and insurance broker to update such insurance to reflect a change in the launch vehicle.

(9)	Satellites are licensed for ten-year periods. Each of our ten-year licenses would, unless renewed by the FCC, expire prior to the end of the estimated fuel life indicated for the respective satellites, with the exception of DIRECTV 6. See “Risk Factors—Risks Related to Regulatory Matters Affecting Us—The outcome of regulatory and licensing proceedings applicable to DBS operators, or changes in applicable regulatory requirements, could adversely affect our business.”

(10)	DIRECTV 4S is currently operating normally using both the xenon ion propulsion and liquid propulsion systems. The estimated fuel life of 2008 is based solely on the fuel life using the liquid propulsion system. Should the xenon ion propulsion system continue to operate, the fuel life of DIRECTV 4S could extend as long as 2019.

(11)	DIRECTV received a Special Temporary Authority (STA) from the FCC to relocate DIRECTV 6 and DIRECTV 1 to the 110 WL and 101 WL orbital slots, respectively, on July 2, 2003. DIRECTV is currently awaiting a permanent authority from the FCC for such relocation and operation at the respective orbital slots. Pursuant to the STA, DIRECTV is now distributing programming carried at the 110 WL orbital slot to the continental U.S. and Hawaii using DIRECTV 6, and using DIRECTV 1 to provide service and act as additional back-up capacity at the 101 WL orbital slot.

Digital Broadcast Centers.  To gather programming content, ensure its digital quality, and transmit that content to our satellites, we built two digital broadcast centers, located in Castle Rock, Colorado and Los Angeles, California. Almost all of the functions necessary to provide satellite-delivered services occur at these digital broadcast centers. Programming comes to the broadcast centers from our content providers via satellite, fiber optic cable and/or special tape. Most satellite-delivered programming is then immediately digitized, encoded and uplinked to our satellites. Some programs are copied to professional video servers by the broadcast centers’ automation equipment, to be broadcast later. Before any recorded programs are viewed by customers, technicians at the broadcast centers use post-production equipment to view and analyze each tape to ensure audio and video quality. Equipment at the broadcast centers also inserts program guide information, modulates, compresses and encrypts all of our programming signals prior to uplink. Each broadcast center was designed with redundant systems to minimize service interruptions from that location due to unseen circumstances.

Customer Equipment.  The following DIRECTV System equipment is necessary to receive our programming:

•	a dish antenna, a low noise block converter and related equipment; and

•	an integrated receiver/decoder, sometimes referred to as the receiver or set-top receiver, which receives the data stream from each satellite transponder, separates it into separate digital programming signals, decrypts and decompresses those signals that the subscriber is authorized to receive and converts such digital signals into analog signals for viewing on the customer’s television, along with an associated remote control.

DIRECTV System equipment is currently produced under the brand labels of Hughes Network Systems, Thomson Consumer Electronics (RCA and ProScan), Samsung, Philips, Sony, Zenith, Panasonic and Toshiba. In each case, the equipment is manufactured by the respective consumer electronics company or its original equipment manufacturer in accordance with our technical specifications. Variations among the models and brands of the equipment allow customers to select the type of programming guide display, remote control functionality and other features that best correspond to their needs and desired price point.

All DIRECTV System equipment includes an electronic programming guide to assist in navigation and selection of programming. The guide lists all current DIRECTV programming with descriptions of most programs, and allows subscribers to look ahead to the listings for future programming. All DIRECTV System receivers also offer a “Locks and Limits” feature that allows parents to restrict access to channels or rated programs, as well as set spending limits on pay-per-view programming. In addition, all DIRECTV System receivers currently produced are capable of receiving programming from all three orbital slots from which we deliver programming, when used with the appropriate satellite dish.

Conditional Access System.  We use conditional access technology to limit access to our broadcast programming to only those who subscribe and are authorized to view the programming. The conditional access system uses encryption technology to protect the transmitted signal from unauthorized access. An access or “smart” card is used to control the conditional access system in the set-top receiver, and to report back purchases of certain pay-per-view and other specialty programming. When a customer subscribes to a particular channel, we send a message by satellite that instructs the access card to permit decryption of the programming for viewing by that customer. The receiver then decompresses the programming and sends it to the customer’s television. In April 2002, we introduced our new P4 access card. We believe the P4 card provides enhanced security and other capabilities. This card is the result of a joint design effort by us and our conditional access card developer and supplier, NDS. We will also begin deploying a new access card, known as the D1 card. We have also recently agreed with NDS to discuss plans for future generations of conditional access cards to be used by us. See “—Legal Proceedings—Intellectual Property Litigation” for a description of the current status of our lawsuits with NDS. We intend to continue to respond to compromises of our encryption system with ongoing technological development and other measures.

Installation Network.  While many consumers have the skills necessary to install our equipment in their homes, we believe that most installations are best performed by professionals, and that on-time, quality installations are important to our success. Consequently, we are continuing to expand our installation business, conducted through our DIRECTV HOME SERVICES installation and service network. The network performs service call work and approximately 20% of all new professional customer installations. We outsource the installation and service to 15 companies with over 3,000 technicians around the United States to perform this work. We set the installation and service standards, perform quality control, manage inventory and monitor the overall service network performance.

In addition to the network described above, we and our retailers also utilize employer-based or contract installation providers, which perform approximately 80% of all new professional customer installations.

Customer Service Centers.  We currently use ten customer service centers employing approximately 7,200 customer service representatives, or CSRs. Nine of these customer service centers, employing approximately 6,000 CSRs, are operated by Convergys Customer Management Group, Inc., West Telemarketing Corporation and Precision Response Corporation. These outsourced call centers are located in South Jordan, Utah; Pocatello, Idaho; Moore, Oklahoma; Tulsa, Oklahoma; Pharr, Texas; Huntsville, Alabama; Chattanooga, Tennessee; Miami, Florida; and Valdosta, Georgia. In addition, we own one customer service center in Boise, Idaho that employs approximately 1,200 CSRs. Potential and existing subscribers can call a single telephone number 24 hours a day, seven days a week to request assistance for hardware, programming, installation and technical support. We continue to increase the functionality of telephone-based and web-based self care features in order to better manage customer service costs and improve service levels.

Subscriber Management and Billing.  The DIRECTV billing and subscriber management system is the primary system used for customer management, account activation, program package sales, billing, account status changes, payment history and customer inquiry support. DST Interactive Inc., located in Charlotte, North Carolina, developed our current system for us and has been selected to develop the successor billing system to be implemented in 2004. We have developed or have commissioned to be developed other applications to work in conjunction with the system and support ancillary functions such as set-top receiver inventory control and fulfillment, installation scheduling, retailer commissions, and scripts utilized by customer service representatives. Compaq Computer Corporation, which was recently merged with Hewlett-Packard Company, operates the billing and subscriber management system for us from dedicated data centers located in Colorado Springs, Colorado.

OTS, an affiliate of DST Interactive provides bill printing and mailing services from its facilities in Hartford, Connecticut and Sacramento, California. BankOne and Bank of America provide remittance processing of customer payments for us.

Satellite Insurance

We use launch and in-orbit insurance to mitigate the potential financial impact of satellite fleet launch and in-orbit failures unless the premium costs are considered to be non-economical relative to the risk of satellite failure. We do not insure against lost revenues in the event of a total or partial loss of the capacity of a satellite.

Launch Insurance.  We have purchased launch insurance for all of our seven satellites that have been launched into orbit. Launch insurance typically covers the time frame from intentional ignition of the launch vehicle through separation of the satellite from the launch vehicle. For example, if the satellite is lost during launch or the satellite fails to achieve the proper orbital location, payment is made for the full insured amount. If the satellite experiences a partial loss of its communications capacity as a result of a launch vehicle malfunction, the payment is made on a part of the insured amount.

The premium on a launch insurance policy can vary considerably based on the track record of the launch vehicle and other market conditions. Based upon our experience, launch rates in the industry generally range from 15% to 30% of the insured amount for a policy covering the launch and one year of in-orbit coverage thereafter. Payment for the launch insurance policies is made prior to launch. We capitalize the cost of the launch insurance premium and amortize it over the satellite’s operational life.

Launch insurance policies typically provide for a revenue share payment to the insurer for any revenues generated from satellites that continue to operate after a total loss benefit has been paid, or for any revenues generated from the “lost capacity” of a satellite for which a partial benefit has been paid.

In-Orbit Insurance.  As of June 30, 2003, we had in-orbit insurance in an aggregate amount of approximately $370 million for two of our seven satellites in orbit. In-orbit insurance coverage is typically for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite. Historically, in-orbit policies have covered a period ranging from one to two years. Based on our experience, insurers today typically offer in-orbit policies that last one year or less. In-orbit policies generally provide for payment of the full insured amount if the satellite fails to maintain orbit, the satellite fails to perform in accordance with certain design specifications or 50% or more of the satellite’s communications capacity is lost. In addition, in-orbit policies generally provide for partial payment of losses if less than 50% of the satellite’s communications capacity is lost, in each case subject to applicable deductions and exclusions. Similar to launch insurance policies, in-orbit insurance policies typically include revenue share provisions in the event a partial or total claim has been paid.

Based upon our experience, the premium for an in-orbit policy often varies from 2% to 3% per year of the insured amount. However, the premium can exceed this range depending upon the satellite model track record, the current health status of the satellite and the introduction of new satellite technology. We record the in-orbit insurance premiums as a pre-paid asset that is expensed over the life of the in-orbit insurance policy.

Our DIRECTV 1R satellite is covered under a launch and in-orbit insurance policy through October 19, 2004. As of June 30, 2003, the DIRECTV 1R insurance policy covered a total satellite value of approximately $125 million. At the end of the policy, the maximum insured value for our DIRECTV 1R satellite will be approximately $109 million. We have a launch and in-orbit insurance policy that covers our DIRECTV 5 satellite through May 7, 2007 at a maximum amount payable during the first two years of the policy of about $245 million, declining to a maximum amount payable of about $216 million for the last three years. As of June 30, 2003, the maximum amount payable under the DIRECTV 5 insurance policy is approximately $245 million. Due to solar array failures and loss of operational capacity, our DIRECTV 6 satellite is currently uninsurable and has a remaining book value of less than $15 million. While we did insure the launch of the DIRECTV 4S satellite, the insurance market conditions at the time (as influenced by the effects of the September 11, 2001 terrorist attacks and combined with proposed higher deductibles and additional satellite health related policy exclusions) made the purchase of in-orbit insurance for our DIRECTV 4S satellite commercially unreasonable. Similarly, current insurance market conditions, proposed higher insurance premiums and satellite health related policy exclusions have made the purchase of in-orbit insurance for our DIRECTV 1, 2 and 3 satellites commercially unreasonable.

We continue to evaluate the feasibility of purchasing an in-orbit insurance policy covering our DIRECTV 1, 2, 3 and 4S satellites. Space Systems/Loral, Inc., the satellite manufacturer for DIRECTV 7S, has warranted the satellite for a period of at least three years of in-orbit operation. We believe our insurance broker has obtained binding commitments from underwriters for the DIRECTV 7S launch and in-orbit insurance policy. We are currently working with the manufacturer and our insurance broker to update such insurance to reflect a change in the launch vehicle. The total maximum insured amount that we are considering obtaining for DIRECTV 7S is approximately $302 million.

Competition

Our industry is highly competitive. Our competition includes companies that offer video, audio, interactive programming, telephony, data and other entertainment services, including cable television, wireless cable, DBS companies and companies that are developing new technologies. Many of our competitors have access to substantially greater financial and marketing resources than we have. We believe that the quality and variety of video, audio and interactive programming, quality of picture, access to service, availability of a broadband Internet service, customer service and price are the key elements for gaining and maintaining market share.

Due to increasing competitive pressures, we review our competitive position on an ongoing basis and from time to time consider various acquisitions, strategic alliances and divestitures in order to continue to compete effectively, improve our financial results, grow our business and allocate our resources efficiently. We believe that the formation of strategic partnerships with other companies helps to bring together the necessary expertise, such as distribution, market knowledge and technology, to address competitive pressures and meet new market demands. We also consider periodically making equity investments in companies with which we can jointly provide services to our customers.

Cable Television.  We encounter substantial competition in the MVPD industry from cable television and other land-based systems. Most cable television operators have a large, established customer base, and many have significant investments in companies that provide programming content. According to the FCC, 104 million of the 107 million television households, or 97%, are passed by cable. Of the 104 million United States television households passed by cable, approximately 69 million, or 66%, are currently subscribers to cable. Cable operators are presently able to provide local and other programming in a larger number of geographic areas than we are. In addition, most cable providers are completing network upgrades that allow for enhanced service offerings such as digital cable, broadband Internet access, and in some cases, telephony services.

Digital cable offerings increase the number of channels that cable systems can offer consumers as well as improve picture quality compared to analog cable. The FCC reported that approximately 17 million basic cable subscribers, or about 25%, also subscribed to a digital cable package. Broadband Internet service is also available to most cable homes today using the same cable infrastructure. Cable companies bundle these services with their basic and digital cable services, offering discounts and providing one bill to the consumer. Approximately 17% of, or about 12 million, basic cable customers subscribe to a cable-based broadband Internet service. Two large cable companies, Comcast and Cox Communications, representing over 27 million basic cable subscribers, also offer telephony services to their customers over the same cable infrastructure, further increasing their bundling capabilities. As a result of these and other factors, we may not be able to continue to compete effectively against cable television operators.

Other DBS and Direct-to-Home Satellite System Operators.  Our primary DBS competitor, EchoStar, operates seven direct broadcast satellites at orbital slots that provide coverage to the entire continental United States. EchoStar has reported that it delivers more than 500 channels of combined video and audio programming, and as of June 30, 2003, had approximately 8.8 million subscribers.

Other companies including Cablevision Communications, Inc. and SES Americom, Inc. have or are applying for conditional permits for a comparatively small number of DBS frequency assignments that could be used to provide service to portions of the United States. If the number of DBS operators increases in the future, or if the number of DBS frequency assignments to our existing DBS competitors increases, our business could be adversely affected.

VHF/UHF Broadcasters.  Most areas of the United States can receive traditional terrestrial VHF/UHF television broadcasts of between three and ten channels. These broadcasters are often low to medium power operators with a limited coverage area and provide local, network and syndicated programming typically free of charge. The local content nature of the programming may be important to the consumer. The FCC has allocated additional digital spectrum to licensed broadcasters. At least during a transition period, each existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel.

The National Rural Telecommunications Cooperative

As of June 30, 2003, 1.7 million of our approximately 11.6 million subscribers received DIRECTV services from the members and affiliates of the NRTC. Pursuant to an agreement between a predecessor of DIRECTV, Inc. and the NRTC entered into in 1992, the NRTC has the exclusive right to distribute our services transmitted from 27 of the 32 frequencies located at the 101 WL orbital slot to customers located primarily in rural areas of the United States. The term of this agreement continues during the useful life of our initial direct-to-home satellite, DIRECTV 1. See “—Legal Proceedings.” The NRTC separately contracted with its members and affiliates to provide them with rights to market and sell these services. The NRTC pays us a fee on the revenues from these services, which are branded using the DIRECTV name pursuant to a trademark license agreement between DIRECTV and the NRTC. See “—Legal Proceedings.” NRTC “territories” comprise approximately 13.2 million of the approximately 107 million United States television households.

We have also separately contracted with the NRTC and with Pegasus, the NRTC’s largest affiliate whose territory covers approximately 10.6 million of the 13.2 million NRTC households. Our agreements with each of the NRTC and Pegasus permit each of them to market and sell services, including premium services, that we transmit from the other 5 frequencies located at the 101 WL orbital slot, as well as frequencies located at the 110 WL and 119 WL orbital slots. With respect to these separately contracted services, the NRTC and Pegasus pay us a percentage of subscriber revenue generated. These contracts with each of Pegasus and the NRTC may be terminated by us upon six months notice. As of June 30, 2003, approximately 1.2 million of the 1.7 million NRTC subscribers were customers of Pegasus. See also “—Legal Proceedings.”

Government Regulation

DBS operators are subject to United States government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies, state and local authorities and the International Telecommunications Union. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

This section sets forth a summary of regulatory issues pertaining to our operations and is not intended to describe all present and proposed government regulation and legislation affecting the MVPD industry.

FCC Regulation Under the Communications Act.  The Federal Communications Act of 1934 established the FCC and gave the agency broad authority to regulate the use of the radio spectrum. Based on the Communications Act, the FCC has general authority to promulgate rules and regulations in order to ensure that the spectrum is used in an efficient manner consistent with the public interest, convenience and necessity. In addition, in response to technological, social and political changes in the past seventy years, Congress has continued to shape the FCC’s role in spectrum management by amending the Communications Act through numerous subsequent statutes.

The ownership and operation of our DBS system is regulated by the FCC primarily for:

•	the licensing of direct broadcast satellites, earth stations and ancillary authorizations;

•	the assignment of frequencies and orbital slots;

•	compliance with the terms and conditions of assignments and authorizations, including required timetables for construction and operation of satellites;

•	avoidance of interference by and to DBS operations with operations of other entities that make use of the radio spectrum; and

•	compliance with the Communications Act and FCC rules governing United States-licensed DBS systems.

The FCC grants authorizations to satellite operators that meet its legal, technical and financial qualification requirements. Such authorizations are conditioned on satisfaction of ongoing due diligence, construction, reporting and related obligations. Further, the FCC must grant approval for the relocation of satellites to different orbital locations or the replacement of an existing satellite with a new satellite.

The FCC issues DBS and earth station licenses for ten-year periods, which is less than the useful life of a healthy direct broadcast satellite. Upon expiration of the initial license term, the FCC has the option to renew a satellite operator’s license or authorize an operator to operate for a period of time on special temporary authority, or decline to renew the license. If the FCC declined to renew the operator’s license, the operator would be required to cease operations and the frequencies would revert to the FCC. The FCC usually grants special temporary authorizations for periods of up to 180 days. These authorizations are usually subject to several other conditions. We filed an application with the FCC to launch and operate DIRECTV 7S, our second spot-beam satellite. The FCC put our application on public notice on July 8, 2003.

As a DBS licensee and operator, we are subject to a variety of Communications Act requirements, FCC implementing regulations and copyright laws that could materially affect our business as a distributor of multichannel video and audio programming. They include:

Limitation on Retransmission of Distant Broadcast Television Signals.  Historically, one of the biggest limitations for DBS as a competitor of cable operators was the legal inability of DBS providers, for copyright reasons, to offer subscribers local broadcast programming. In 1999, however, Congress addressed this problem by enacting the SHVIA. This statute sought to increase competition between cable and satellite television distributors by amending federal copyright law to create a new statutory copyright license that allows satellite carriers to retransmit the signals of local broadcast television stations in the stations’ local markets, without obtaining authorization from the holders of copyrights in the individual programs carried by those stations.

The SHVIA also permits satellite retransmission of distant network stations (those that originate outside of a satellite subscriber’s local television market) only to “unserved households.” (A subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity from a local station affiliated with the same network.) In implementing the SHVIA, the FCC has required satellite carriers to delete certain programming, including sports programming, from the signals of certain distant stations. In addition, the FCC’s interpretation, implementation and enforcement of other provisions of the SHVIA, as well as judicial decisions interpreting and enforcing the SHVIA (as codified in the Communications Act and copyright laws), could hamper our ability to retransmit distant network and superstation signals, reduce the number of our existing or future customers that can qualify for receipt of these signals, impose costs on us in connection with the process of complying with the rules, or subject us to fines, monetary damages or injunctions. In addition, the FCC’s sport blackout requirements, which apply to all distant network signals, may require costly upgrades to our system.

Must Carry Requirement.  The SHVIA also contemporaneously amended the Communications Act to impose a must carry obligation on satellite carriers. This must carry obligation, which took effect on January 1, 2002, requires satellite carriers that choose to take advantage of the new statutory copyright license in a local market to carry upon request the signals of all television broadcast stations within that local market, subject to certain limited exceptions.

The FCC has implemented the SHVIA’s must carry requirement and adopted further detailed must carry rules covering our carriage of both commercial and non-commercial broadcast television stations. These must carry rules generally require us to carry all of the local broadcast stations requesting carriage in a timely and appropriate manner in markets in which we choose to retransmit the signals of local broadcast stations. We have limited capacity, and the projected number of markets in which we can deliver local broadcast programming will continue to be constrained because of the must carry requirement and may be reduced depending on the FCC’s interpretation of its rules in pending and future rulemaking and complaint proceedings, as well as judicial decisions interpreting must carry requirements. For example, the FCC is currently assessing whether cable operators, and possibly DBS operators, must engage in “dual carriage” of local broadcast signals as these broadcasters upgrade their signals to digital transmission. In addition, the FCC is assessing the degree to which satellite carriers are capable of carrying high-definition digital television signals of local broadcasters, and the extent to which the Communications Act requires mandatory carriage of such signals. Compliance with must carry rules may also mean that we may not be able to use capacity that could otherwise be used for new or additional national programming services.

Foreign Ownership Restrictions.  The Communications Act imposes certain foreign ownership restrictions on licensees of radio spectrum, including licensees of satellite services. The FCC has ruled that most of these foreign ownership restrictions do not apply to DBS services, but some of these restrictions remain applicable. For example, a DBS license may not be held by a foreign government or the representative of a foreign government. In addition, it is possible that the FCC could revisit its interpretation of DBS foreign ownership requirements in future proceedings.

Public Interest Requirement.  Under a requirement of the Communications Act, the FCC has imposed certain public interest obligations on DBS operators, including a requirement that such providers set aside four percent of channel capacity exclusively for noncommercial programming of an educational or informational nature, for which we must charge programmers below-market rates and for which we may not impose additional charges on subscribers. FCC rules also require DBS operators to comply with a number of political broadcasting requirements to which broadcasters are subject under the Communications Act.

Geographic Service Rules.  The FCC requires DBS licensees to comply with certain geographic service obligations intended to foster the provision of DBS service to subscribers residing in the states of Alaska and Hawaii. All DBS licensees granted authorizations for DBS satellites after January 19, 1996, including replacement satellites for satellite licenses granted before that date, must provide service to Alaska and Hawaii, provided that it is technically feasible for the satellite providers to provide such service. DBS service to Alaska and Hawaii must be offered in service packages that are reasonably comparable to those that a DBS provider offers to subscribers residing in the contiguous 48 states of the United States.

The FCC issued revised rules for DBS service operators relating to requirements to provide service to Alaska and Hawaii. While the FCC declined to establish specific requirements governing dish size or programming content for DBS services in Alaska and Hawaii, it required that such services be “reasonably comparable” to DBS offerings in the contiguous 48 states of the United States. While we believe that the services we now provide satisfy that requirement, the State of Hawaii recently filed a petition for administrative sanctions against us taking a contrary view, and urging the FCC to take enforcement action against us for failing to comply with geographic service requirements. A satellite television dealer named MicroCom has also requested the FCC to examine our quality of service to Alaska and Hawaii. We cannot be sure that the FCC will agree with our view that we are in compliance with the agency’s geographic services rules, or that the FCC will not require us to make potentially cumbersome and costly changes to our offerings.

Closed Captioning and Video Description Obligations.  Under the Communications Act and FCC implementing regulations, local television broadcasters and certain multichannel video programming distributors, including us, are required to provide closed captioning for non-exempt video programming that is distributed and exhibited using their systems. The FCC subsequently expanded this requirement to include the responsibility of providing video description for visually impaired persons, which involves the insertion into a television program of narrated descriptions of settings and actions that are not otherwise reflected in the dialogue, and is typically provided through the Secondary Audio Programming channel. The FCC’s video description rules recently were invalidated by a federal court, but if re-imposed through subsequent court decisions or FCC rulemaking, will constitute an additional constraint on DBS channel capacity.

Spectrum Allocation and License Assignment Rules.  We depend upon the FCC’s allocation of sufficient DBS frequencies and assignment of DBS licenses in order to operate our business. DBS frequencies and available DBS orbital locations capable of supporting our business have become increasingly scarce. While we are exploring additional sources of DBS capacity, there can be no assurance that we will obtain it.

In addition, unlike other satellite services the FCC has moved to a system of competitive bidding, i.e., auctions, to assign licenses for additional DBS frequencies. For example, the FCC has announced its intention to auction certain frequencies at western DBS locations. There can be no assurance that if we participate in this or other auctions for DBS capacity that we will prevail and obtain it. In addition, an auction imposes an additional upfront cost in obtaining DBS capacity that we did not incur in obtaining our current DBS frequencies.

Rules Governing Co-Existence With Other Satellite and Terrestrial Services and Service Providers in the MVPD Industry.  The FCC has adopted rules to allow non-geostationary orbit, or NGSO, fixed satellite services, or FSS, to operate on a co-primary basis in the same frequency band as the one used by direct broadcast satellite and Ku-band-based FSS services. In the same proceeding, the FCC concluded that a new terrestrial Multichannel Video Distribution and Data Service, or MVDDS, can share spectrum with DBS operators on a non-interference basis, and adopted rules and a method for assigning licenses in that service, as well. While the FCC has established service and technical rules to govern the NGSO and MVDDS services to protect DBS operations from harmful interference, these rules may not be sufficient to prevent such interference, and the introduction of such services into spectrum used by us for DBS service may have a material adverse impact on our operations. A number of aspects of these rules remain subject to administrative reconsideration and judicial review.

On April 25, 2002, SES Americom, Inc. requested a declaratory ruling that it is in the public interest for SES Americom to deliver satellite capacity to third parties to allow such parties to provide direct-to-home programming services to consumers in the United States and certain British Overseas Territories in the Caribbean. SES Americom proposes to employ a satellite purportedly licensed by the Government of Gibraltar to operate in the same uplink and downlink frequency bands as us, from an orbital position of 105.5 WL, which is located in between two orbital locations where we have already positioned our satellites. We have opposed FCC consideration of SES Americom’s petition, and believe that SES Americom’s satellite, if located as currently proposed by SES, would cause interference to our current and planned operations and impose a significant constraint on the further growth and expansion of United States DBS service.

Other Legal and Regulatory Requirements.  DBS providers are subject to other federal regulatory requirements, such as equal employment opportunity regulations and Federal Trade Commission and FCC telemarketing rules. In addition, although Congress has granted the FCC exclusive jurisdiction over the provision of direct-to-home satellite services, aspects of DBS service remain regulated at the state and local level. For example, the FCC has promulgated rules prohibiting restrictions by local government agencies, such as zoning commissions and private organizations, such as homeowners associations, on the placement of DBS dish receiving antennas. Local governments and homeowners associations, however, may continue to regulate the placement of such antennas if necessary to accomplish a clearly defined public safety objective or to preserve a recognized historic district, and may also apply to the FCC for a waiver of FCC rules if there are other local concerns of a special or unusual nature. In addition, a number of state and local governments have attempted to impose consumer protection, customer service and other types of regulation on DBS operators. In addition, while Congress has prohibited local taxation of the provision of DBS service, taxation at the state level is permissible, and many states have imposed such taxes. Incidentally to conducting a consumer directed business, we occasionally receive inquiries or complaints from authorities such as state attorneys general and state consumer protection offices. These matters are generally resolved in the ordinary course of business.

We are required by international rules to coordinate the use of the frequencies on our satellites with other satellite operators who may interfere with us or who may suffer interference from our operations. Additionally, to the extent that we may seek to provide international service to other countries, we may be required to obtain licenses in such other countries to do so. Foreign laws and regulatory practices governing the provision of satellite services to licensed entities and directly to end users vary substantially, and we could also be subject to national communications and/or broadcasting laws with respect to our provision of any international satellite service.

Intellectual Property

Our portfolio of trademarks is an important asset of our business. We hold over 75 United States and foreign trademark registrations, including registration of our primary DIRECTV trademark and the Cyclone Design logo under which we do business. These trademarks are licensed royalty-free to third parties for use in the support of our business. We maintain an active program to protect our marks against unauthorized or improper use by third parties. Some of the intellectual property used in our business is owned by Hughes and licensed to us. See “Certain Relationships and Related Transactions—Intellectual Property License.”

Properties

The following table identifies our material real estate properties:

Description and Use	Location	Owned or Leased
Corporate Headquarters	El Segundo, California	Leased
Office space for IT, Customer Service,	El Segundo, California	Leased
Signal Integrity and Creative Services Departments
Office space for Engineering Departments and Labs	El Segundo, California	Leased
Office space for Government Affairs Department	Washington, D.C.	Leased
Regional Sales Office	Atlanta, Georgia	Leased
Regional Sales Office	New York, New York	Leased
Regional Sales Office	Dallas, Texas	Leased
Regional Sales Office	Chicago, Illinois	Leased
Service Providers Center	Denver, Colorado	Leased
Broadcast Center	Castle Rock, Colorado	Land is leased; building is owned
Broadcast Center	Los Angeles, California	Owned
Broadcast Center—not currently used— (anticipated to be used for local channels by the end of 2003)	Oakdale, Minnesota	Owned
Customer Call Center	Boise, Idaho	Owned
Land for Uplink Center	Winchester, Virginia	Owned

Employees

As of June 30, 2003, we had 3,197 full-time and 26 part-time employees. We believe that our employee relations are good. None of our employees is represented by any labor union.

Legal Proceedings

NRTC, Pegasus and Related Litigation.  On June 3, 1999, the NRTC filed a lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc., a subsidiary of Hughes Electronics Corporation, in the United States District Court for the Central District of California, alleging that DIRECTV, Inc. breached its DBS Distribution Agreement with the NRTC. Hughes Communications Galaxy, Inc. was the original party to the DBS Distribution Agreement with the NRTC and assigned its rights and obligations to and under the DBS Distribution Agreement to DIRECTV, Inc. The DBS Distribution Agreement provides the NRTC with certain distribution rights, in certain specified portions of the United States, for a specified period of time, with respect to DIRECTV® programming delivered over 27 of the 32 frequencies at the 101 degrees west longitude orbital location, or WL. The NRTC claims that DIRECTV, Inc. has wrongfully deprived it of the exclusive right to distribute programming formerly provided by United States Satellite Broadcasting Company, Inc., or USSB, over the other five frequencies at 101 WL, and seeks recovery of related revenues from the date USSB was acquired by Hughes Electronics Corporation. DIRECTV, Inc. denies that the NRTC is entitled to exclusive distribution rights to the former USSB® programming because, among other things, the NRTC’s exclusive distribution rights are limited to programming distributed over 27 of the 32 frequencies at 101 WL. The NRTC also pled, in the alternative, the right to distribute former USSB programming on a non-exclusive basis, but stipulated to dismiss this claim without prejudice on August 25, 2000. DIRECTV, Inc. maintains that the NRTC’s right under the DBS Distribution Agreement is to market and sell the former USSB programming as its non-exclusive sales agent and that NRTC is not entitled to the additional claimed revenues. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. also filed a counterclaim against the NRTC seeking a declaration of the parties’ rights under the DBS Distribution Agreement.

On August 26, 1999, the NRTC filed a second lawsuit in the United States District Court for the Central District of California against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. alleging breach of the DBS Distribution Agreement. In this lawsuit, the NRTC is asking the court to require DIRECTV, Inc. and Hughes Communications Galaxy, Inc. to pay the NRTC a proportionate share of unspecified financial benefits that DIRECTV, Inc. derives from programming providers and other third parties. DIRECTV, Inc. denies that it owes any sums to the NRTC on account of the allegations in these matters and plans to vigorously defend itself against these claims. On June 21, 2001, the court permitted the NRTC to amend the action to also seek an exclusive right to distribute in its territories, and to retain revenues from, “Advanced Services,” which the NRTC defines to include services such as Wink, TiVo, Ultimate TV and AOL-TV. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. deny that the NRTC is entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV, Inc. over the 27 frequencies as to which the NRTC has contractual rights.

On September 11, 2002, DIRECTV filed a motion for summary judgment pertaining to the damages sought by the NRTC for the breaches alleged with respect to premium programming, launch fees and Advanced Services. On May 22, 2003, the Court held that the NRTC has no damage recovery with respect to Advanced Services, and that the NRTC can only prove damages with respect to premium programming and launch fees if it is able to establish an “Intentional Breach” by DIRECTV, meaning, a willful and intentional breach done by decision of the Board or by an empowered senior executive.

Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc., the two largest NRTC affiliates, filed an action on January 11, 2000 against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. in the United States District Court for the Central District of California. The plaintiffs alleged, among other things, that DIRECTV, Inc. has interfered with their contractual relationship with the NRTC. The plaintiffs alleged that their rights and damages are derivative of the rights and damages asserted by the NRTC in its two cases against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. The plaintiffs also alleged that DIRECTV, Inc. misused their subscriber information, thereby violating plaintiffs’ trade secret rights, and interfered with their contractual relationships with manufacturers and distributors by preventing those parties from selling receiving equipment to the plaintiffs’ retailers. On October 19, 2000, Golden Sky agreed to dismiss its equipment-related claims with prejudice. On November 1, 2002, the plaintiffs and DIRECTV, Inc. and Hughes Communications Galaxy, Inc. stipulated to the dismissal of plaintiffs’ trade secret claims without prejudice, and on October 11, 2002, Pegasus and DIRECTV, Inc. and Hughes Communications Galaxy, Inc. stipulated to the dismissal of Pegasus’ equipment-related claims without prejudice. Neither dismissal required payment of funds by DIRECTV, Inc., Hughes Communications Galaxy, Inc. or plaintiffs. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed a counterclaim on March 9, 2001, seeking judicial declarations that the contracts between Pegasus and the NRTC, and Golden Sky and the NRTC, do not include rights of first refusal and will terminate when the DIRECTV 1 satellite is removed from orbit. On June 21, 2001, the court permitted Pegasus and Golden Sky to amend their complaint to seek an exclusive right, also derivative from the NRTC’s claimed right, to distribute in their territories, and to retain revenues from, the “Advanced Services.” DIRECTV, Inc. and Hughes Communications Galaxy, Inc. deny that Pegasus and Golden Sky are entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV, Inc. over the 27 frequencies as to which the NRTC and derivatively, Pegasus and Golden Sky, have contractual rights.

A class action suit was filed in the United States District Court for the Central District of California against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. on behalf of the NRTC’s participating members on February 29, 2000. The court certified a class on December 27, 2000. The class asserted claims identical to the claims that were asserted by Pegasus and Golden Sky in their lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. described in the preceding paragraph. Similar to Golden Sky, however, the class has dismissed its equipment-related claims without prejudice. On November 1, 2002, the class, DIRECTV, Inc. and Hughes Communications Galaxy, Inc. also stipulated to the dismissal without prejudice of the class’ trade secret claims, without payment of funds by either DIRECTV, Inc., Hughes Communications Galaxy, Inc., or the

class. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed counterclaims against the class identical to those filed against Pegasus and Golden Sky as described above. On June 21, 2001, the class was also permitted to amend its complaint to seek an exclusive right, derivative from the NRTC’s claimed right, to distribute in their territories, and to retain revenues from, the “Advanced Services.” DIRECTV, Inc. and Hughes Communications Galaxy, Inc. deny that the class is entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV, Inc. over the 27 frequencies as to which the NRTC and derivatively, the class, have contractual rights.

On September 11, 2002, DIRECTV moved for summary judgment on Pegasus’ and the class’ tort interference claims and California Business & Professions Code § 17200 claims. On May 22, 2003, the Court granted DIRECTV’s motion on the interference claims, thereby eliminating all claims for compensatory damages and punitive damages asserted by Pegasus and the Class. The Court also narrowed the § 17200 claims, granting DIRECTV summary judgment on claims that DIRECTV acted unlawfully or fraudulently. The Court ruled that there was a disputed issue of fact as to whether DIRECTV, Pegasus and the Class are competitors. If it is determined that they are competitors, judgment will be entered in DIRECTV’s favor. If not, Pegasus and the Class must prove that DIRECTV acted unfairly within the meaning of the Code. The Court also granted DIRECTV’s motion eliminating some claims for restitution under the Code by Pegasus and the Class. On May 27, 2003, Pegasus and the class requested reconsideration, and on June 5, 2003, the Court again granted DIRECTV’s motion that Pegasus and the class are not entitled to restitution under §17200 of the Business & Professions Code for their claims regarding Advanced Services and premium programming. The Court also granted DIRECTV’s motion for summary judgment on its declaratory relief claim that the contracts between Pegasus and the NRTC, and Golden Sky and the NRTC, and the class members and the NRTC, do not include rights of first refusal.

Trial on the above described matters was scheduled to begin August 14, 2003. On August 11, 2003, DIRECTV, the NRTC and the Class Representatives entered into a binding term sheet pursuant to which they agreed to dismiss all their claims against each other currently pending in the U.S. District Court for the Central District of California. The settlement will not become final until the Court conducts a fairness hearing and approves the settlement of the Class claims. In the interim, the Court has vacated the trial date. As a result of the settlement, the NRTC and the Class have agreed to release DIRECTV from all financial damage claims.

The binding term sheet contemplates, among other things, amendments to the existing DBS Distribution Agreement between DIRECTV and NRTC, and execution of a new DBS Distribution Agreement to provide a successor term. The disputed “substitution clause” pertaining to the HBO, Cinemax, Showtime and The Movie Channel premium services is deleted, so that DIRECTV retains the right to sell those services in NRTC territories. The NRTC and settling members will, however, continue to bill and collect for those services in their territories pursuant to the Seamless Consumer Agreement between DIRECTV and the NRTC, for a revenue share increased from 10 to 15%. The Seamless Consumer Agreement will further be amended to include TiVo service, and the revenue share for NRTC and the settling members for billing and collecting on TiVo, Para Todos, HD and local channel services will also be changed to 15%. The amended DBS Distribution Agreement would entitle the NRTC to distribute DIRECTV programming until the later of the date when the DIRECTV 1 satellite reaches the end of its useful life or June 30, 2008. The new DBS Distribution Agreement would provide, in place of the disputed Right of First Refusal, a successor term from the expiration of the amended DBS Distribution Agreement to June 30, 2011, during which DIRECTV and the NRTC will continue their relationship on the current terms. The Seamless Consumer Agreement will likewise be amended to continue through completion of the successor term.

NRTC members and affiliates who agree to settle their claims may amend their Member Agreements to take advantage of the June 30, 2011 successor term. Such members agree, along with the NRTC, to work to assure that all subscribers to DIRECTV programming in the NRTC territory will be transitioned to DIRECTV as of June 30, 2011. Such Members will receive a $150 payment for each subscriber successfully transitioned (subject to chargeback if the subscriber disconnects service within 90 days). Such members and the NRTC further agree that for a period of two years after such transition, they will not sell or disclose subscriber information to a multi-channel video provider, or market or sell multi-channel video services or related receiving equipment other than DIRECTV services or equipment. In addition, DIRECTV has agreed to provide certainty to the NRTC, without further negotiation with DIRECTV, of a specified per subscriber amount ($2.70 per month until June 30, 2011) if it should acquire subscribers from any NRTC members who have settled and accepted the June 30, 2011 successor term prior to the end of such term.

NRTC members and affiliates also have the option to settle their claims and amend their Member Agreements to reflect a successor term through December 31, 2009. Members electing this option will also cooperate with subscriber transition to DIRECTV at the end of their successor term, and agree for a period of two years thereafter not to sell or disclose subscriber information to a multi-channel video provider. However, such members may at the end of their successor term begin marketing and selling the products and services of other multi-channel video service providers.

DIRECTV has also agreed to share with the NRTC and settling members and affiliates, on a pro-rata basis, certain launch support payments it may in the future obtain from programming providers.

DIRECTV is offering settlement upon the terms described above to Pegasus, but Pegasus is not currently a party to the settlement, and therefore, the settlement does not dismiss the remaining claims described above by and between DIRECTV and Pegasus. However, DIRECTV believes that the remaining issues regarding how long Pegasus’ contractual rights last and its future relationship with DIRECTV are resolved by the settlement because Pegasus’ rights are derived from the DIRECTV/NRTC contract and the settlement resolves all issues under that contract.

DIRECTV, Inc. filed suit in California State Court, Los Angeles County, on June 22, 2001 against Pegasus Satellite Television Inc. and Golden Sky Systems, Inc. (referred to together as “Defendants”) to recover monies calculated at approximately $52 million that Defendants owe DIRECTV, Inc. under the parties’ Seamless Marketing Agreement, which provides for reimbursement to DIRECTV, Inc. of certain subscriber acquisition costs incurred by DIRECTV, Inc. on account of new subscriber activations in Defendants’ territory. Defendants had ceased making payments altogether, and indicated that they did not intend to make any further payments due under the agreement. On July 13, 2001, Defendants sent notice of termination of the agreement and on July 16, 2001, Defendants answered DIRECTV, Inc.’s complaint and filed a cross complaint alleging counts of fraud in the inducement, breach of contract, breach of the covenant of good faith and fair dealing, intentional interference with contractual relations, intentional interference with prospective economic advantage and violation of California Bus. and Prof. Code 17200. Defendants also thereafter removed the action to federal district court, Central District of California, where it was transferred to the judge hearing the other cases among NRTC, Pegasus and a class of NRTC members, on the one hand, and DIRECTV, Inc. and Hughes Communications Galaxy, Inc., on the other. The court consolidated the cases for purposes of discovery and other pretrial proceedings. On September 16, 2002, the court permitted Pegasus to amend its counterclaim to eliminate the interference and Section 17200 claims, and to add claims for both rescission of the agreement and specific performance of an audit right provided in the agreement, in the event it is determined that Pegasus breached the agreement and owes money thereunder to DIRECTV, Inc. On September 30, 2002, DIRECTV, Inc. moved to dismiss Pegasus’ claims for breach of the covenant of good faith and fair dealing and specific performance. The court granted DIRECTV, Inc.’s motion as to the specific performance claim, and further granted DIRECTV, Inc.’s motion on the good faith and fair dealing claim to the extent Pegasus sought punitive damages. DIRECTV, Inc. denies any liability to Defendants, and intends to vigorously pursue its damages claim against Defendants and defend against Defendants’ counterclaims. On June 10, 2003, the Court severed this case from DIRECTV, Inc.’s other litigation with the NRTC, Pegasus and Golden Sky, and the class described above, and ordered that it be tried separately upon conclusion of the trial of those matters. This matter is not affected by the above-described settlement and a trial date has not been set.

On February 1, 2001, the NRTC filed a third lawsuit in the United States District Court for the Central District of California against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. seeking a declaration from the court that it is not required to defend and indemnify DIRECTV, Inc. and Hughes Communications Galaxy, Inc. for the Pegasus, Golden Sky and class action lawsuits. The NRTC has been paying and continues to pay DIRECTV, Inc.’s and Hughes Communications Galaxy, Inc.’s legal fees in those matters under protest. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed a counterclaim on February 21, 2001 seeking a declaratory judgment that the NRTC is indeed responsible for the defense and indemnity of DIRECTV, Inc. and Hughes Communications Galaxy, Inc. As part of the above-described settlement, the NRTC has agreed to waive all claims regarding recoupment of fees and costs paid to date. NRTC and DIRECTV will each bear their own attorneys’ fees and related costs with respect to obtaining Court approval of the Class action settlement. NRTC will continue to pay DIRECTV’s fees and costs in defending against the claims of Pegasus, should Pegasus reject settlement, and will indemnify DIRECTV against any judgment entered in the case.

On September 19, 2001, the NRTC filed a fourth lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. in the United States District Court of the Central District of California, seeking a declaration from the Court that the NRTC is not required to defend and indemnify DIRECTV, Inc. and Hughes Communications Galaxy, Inc. for the Pegasus Development Corporation and Personalized Media Communications, LLC lawsuit pending in the United States District Court for the District of Delaware. The NRTC has been paying and continues to pay DIRECTV, Inc.’s and Hughes Communications Galaxy, Inc.’s legal fees in that matter under protest. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed a counterclaim on October 26, 2001 seeking a declaratory judgment that the NRTC is indeed responsible for the defense and indemnity of DIRECTV, Inc. and Hughes Communications Galaxy, Inc. The NRTC, DIRECTV, Inc. and Hughes Communications Galaxy, Inc. each filed cross motions for summary judgment in this lawsuit in January 2002. On July 1, 2002, the court entered an order granting the motion of DIRECTV, Inc. and Hughes Communications Galaxy, Inc. for partial summary judgment on the NRTC’s duty to defend, and denying the NRTC’s motion for summary judgment on all claims. Following an amendment of the patent complaint by Pegasus, the NRTC moved for reconsideration of the summary judgment ruling. On June 9, 2003, the Court reversed its prior rulings and granted the NRTC partial summary judgment and denied DIRECTV, Inc.’s partial summary judgment, on the basis that Pegasus’ amended complaint limited the scope of relief to non-indemnified claims. The Court noted, however, that DIRECTV, Inc. may request reconsideration of the ruling if the patent litigation ultimately involves damages or relief that is covered by the indemnity clause. Pegasus’ patent claims in Delaware were stayed by the Court pending review of the validity of certain patents at issue by the Patent Office.

As part of the above-described settlement, the NRTC has agreed to waive all claims regarding recoupment of fees and costs paid to date. NRTC will no longer have the obligation to pay DIRECTV’s costs of defense, including attorneys’ fees, and NRTC will not be required to indemnify DIRECTV with respect to any judgment entered in the patent litigation unless and until a court has entered final judgment that NRTC has such obligation.

Independent Retailer Litigation.  In April 2001, Robert Garcia, doing business as Direct Satellite TV, an independent retailer of DIRECTV System equipment, instituted arbitration proceedings against DIRECTV, Inc. with the American Arbitration Association in Los Angeles, California regarding his commissions and certain chargeback disputes. The parties have been proceeding with the arbitration, though no hearing date has been set. On October 4, 2001, Mr. Garcia filed a class action complaint against DIRECTV, Inc. and Hughes Electronics Corporation in Los Angeles Superior Court asserting the same chargeback/commissions claims and a Consumer Legal Remedies Act claim. Mr. Garcia alleges $300 million in class-wide damages and seeks certification of a class of plaintiffs to proceed in arbitration with court oversight. DIRECTV, Inc. and Hughes Electronics Corporation moved to dismiss and compel arbitration, which motion was heard on April 12, 2002. On April 17, 2002, the Los Angeles County Superior Court entered an order compelling plaintiffs in the purported class action of retailers to pursue their individual claims in arbitration. The court’s order purported to retain jurisdiction, however, to determine whether the prerequisites for class treatment of dealer claims within an arbitration are met. The court intends to set a schedule for class discovery and a class certification hearing. DIRECTV, Inc. and Hughes Electronics Corporation disagreed that the court could properly retain jurisdiction to conduct class proceedings, and believed that the court’s order effectively denied DIRECTV, Inc. its contractual right to resolve individual dealer claims in arbitrations conducted under the Federal Arbitration Act. On May 2, 2002, DIRECTV, Inc. and Hughes Electronics Corporation filed a notice of appeal of the order. On December 11, 2002, the appellate court denied DIRECTV, Inc.’s appeal, thus permitting the trial court to set a schedule for class discovery and a class certification hearing. DIRECTV, Inc. and Hughes Electronics Corporation petitioned the California Supreme Court for review of the order but on February 25, 2003, the California Supreme Court denied DIRECTV Inc.’s petition for review. DIRECTV, Inc. filed a writ of certiorari with the United States Supreme Court to have it review the decision of the California courts since the matter presents an important federal preemption issue. In the meantime, in January 2003, the United States Supreme Court granted a writ of certiorari in the matter of Bazzle v. Green Tree Financial Corporation dealing with the issue of whether the Federal Arbitration Act prohibits class-action procedure from being superimposed onto an arbitration agreement that does not provide for class-action arbitration. In February 2003, DIRECTV, Inc. filed an amicus brief in support of the Petitioner, Green Tree Financial Corp. The Los Angeles Superior Court has stayed all proceeding in connection with the Garcia litigation pending the outcome and the decision in the Bazzle case. On June 23, 2003, the United States Supreme Court rendered its decision in the Bazzle case. While the parties agree that the Garcia matter should proceed based upon and consistent with the Bazzle decision, the parties disagree on how the Supreme Court’s decision and ruling should be applied to the Garcia case. The Garcia plaintiffs have recently filed an opposition to our Writ of Certiorari in this matter. DIRECTV has filed a Reply Brief to such opposition with the United States Supreme Court and will request the Court to vacate the lower court’s opinion and remand the case to the lower courts to be rendered consistent with the Bazzle decision. In addition, the Garcia plaintiffs have filed a Motion with the California State Court of Appeals to have it vacate the stay in the Garcia case that is currently in place in light of our pending Writ of Certiorari. In its Motion, it appears that the Garcia plaintiffs have mischaracterized the Supreme Court’s rationale for its decision in the Bazzle case. DIRECTV will file its opposition to the Motion to Vacate the Stay and will continue to vigorously defend its position in this matter.

On May 18, 2001, in Oklahoma State Court, plaintiffs Cable Connection, Inc., TV Options, Inc., Swartzel Electronics, Inc. and Orbital Satellite, Inc. filed a class action complaint against DIRECTV, Inc. and Hughes Electronics Corporation. All four plaintiffs purport to be independent retailers of satellite equipment (three residential and one commercial), who allege claims ranging from breach of contract to fraud, promissory estoppel, antitrust and unfair competition claims. The plaintiffs seek unspecified damages and injunctive relief. They claim to be bringing the complaint on behalf of all DIRECTV dealers, including former Primestar and USSB dealers. On August 17, 2001, DIRECTV, Inc. and Hughes Electronics Corporation successfully stayed the case and the court orally ordered the individual plaintiffs to pursue their claims in arbitration pursuant to the arbitration clause in each of the dealer’s contracts with DIRECTV, Inc. None of the plaintiffs instituted arbitration proceedings. In March 2002, DIRECTV, Inc. filed a motion for a final order of arbitration. Plaintiffs then filed a motion requesting the court to order that a single arbitration be permitted on a class wide basis. DIRECTV, Inc. removed the action to federal court, plaintiffs moved to remand to state court and the federal court granted remand to state court on August 8, 2002. On September 5, 2002, the state court entered its final order compelling plaintiffs to pursue their individual claims in arbitration in Los Angeles, California, but purporting to retain jurisdiction to determine whether the prerequisites for class treatment of dealer claims within an arbitration are met. DIRECTV, Inc. filed a notice of appeal of the order, and the State Supreme Court issued an order to show cause by October 14, 2002, as to why the appeal should not be dismissed. DIRECTV, Inc. responded to the notice and on January 7, 2003, the State Supreme Court issued an order permitting DIRECTV, Inc. to proceed with its appeal. The appeal was stayed, to allow time for the United States Supreme Court to reach a decision in the Bazzle case. On June 23, 2003, the State Supreme Court issued a briefing schedule in this case. The parties filed a stipulation to vacate the appeal, agreeing that whether class procedures should be utilized was, under Bazzle, a decision for the arbitrators. However, on July 23, 2003, the Court ordered that the stipulation would be treated as a joint waiver to file briefs and the case would be assigned.

Intellectual Property Litigation.  On June 27, 2000, SuperGuide Corporation filed suit in the United States District Court for the Western District of North Carolina against DIRECTV Enterprises, DIRECTV, Inc. and DIRECTV Operations, Inc., which we refer to together in this paragraph as the DIRECTV defendants, Hughes Electronics Corporation, Thomson Consumer Electronics, Inc., EchoStar Communications Corporation, Echostar

Satellite Corporation and Echostar Technologies Corporation, alleging infringement of three United States patents and seeking unspecified damages and injunctive relief. Gemstar Development Corp. was added as a third-party defendant because it asserts to have exclusive control of the patents by reason of a license agreement with SuperGuide. Based on beneficial rulings narrowing the scope of the asserted claims, the defendants filed motions for summary judgment, and on July 3, 2002, the court granted summary judgment of non-infringement to the DIRECTV defendants, Hughes Electronics Corporation and DIRECTV System manufacturers under all asserted claims of the three patents in the case. Judgment for all defendants dismissing all claims of infringement and awarding costs to defendants was entered on July 25, 2002. Notices of appeal to the Court of Appeals for the Federal Circuit were filed, and the appeal was heard on July 10, 2003.

On December 5, 2000, Personalized Media Communications, LLC, or PMC, and Pegasus Development Corporation filed suit in the United States District Court for the District of Delaware against DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North American Corp., alleging infringement of seven United States patents and seeking unspecified damages and injunctive relief. Plaintiffs filed an amended complaint narrowing the action to six patents and 19 claims (from seven patents and 24 claims), and narrowing their request for relief. DIRECTV, Inc. may seek further narrowing prior to trial presently scheduled for the first quarter of 2004. Thomson named Gemstar-TV Guide International, Inc., Starsight Telecast, Inc. and TVG PMC, Inc. as third-party defendants, and raised antitrust and patent misuse charges against Gemstar, Pegasus and PMC. The antitrust counts have been transferred to a multi-district proceeding in Atlanta for pre-trial development and have been bifurcated for separate trial. Thomson filed Requests for Reexamination of four of the patents remaining in the action. On April 10, 2003, the first of these was granted by the Patent Office, on May 14, 2003 a second was granted and on July 19, 2003 a third was granted. Thomson moved for a stay pending these reexaminations, and on May 14, 2003 the Court granted that motion and stayed the case pending outcome of the reexaminations. DIRECTV has raised defenses of invalidity and non-infringement, in addition to license, laches and estoppel, and patent misuse. DIRECTV, Inc. intends to vigorously defend the lawsuit and pursue the counterclaims against Pegasus and PMC. DIRECTV, Inc. and Hughes have demanded indemnification by the NRTC, which the NRTC has been providing under protest. (See “—NRTC, Pegasus and Related Litigation” above describing the action pending in the United States District Court of the Central District of California with respect to the indemnity issue.)

On November 21, 2001, Broadcast Innovations, LLC filed suit in the United States District Court for the District of Colorado against DIRECTV, Inc., Hughes Electronics Corporation, Thomson multimedia, Inc., Pegasus Satellite Television, Inc., Dotcast, Inc., and EchoStar Communications Corporation, alleging infringement of two United States patents and seeking unspecified damages and injunction. One of the patents relates to conditional access technology, and DIRECTV, Inc. has turned over its defense to NDS Limited, the conditional access provider to the DIRECTV system. Defendants DIRECTV, Hughes and Thomson (with respect to DIRECTV-related activities) negotiated a settlement agreement with the plaintiff and the case against these defendants was dismissed with prejudice on July 17, 2003.

In April 1997, the International Electronics Technology Corp. filed suit in the United States District Court for the Central District of California against DIRECTV, Inc., Hughes Aircraft Co., and Thomson Consumer Electronics, Inc., alleging infringement of one United States patent and seeking unspecified damages and injunction. Plaintiff has asserted an interpretation of the claims at issue that relates to conditional access technology, and DIRECTV, Inc. has turned over the defense to NDS Limited. Trial has not yet been scheduled. DIRECTV, Inc. has raised defenses of non-infringement and/or invalidity, and intends to vigorously defend the lawsuit.

In September 2002, DIRECTV, Inc., DIRECTV Enterprises, LLC, and DIRECTV Operations, LLC, referred to together below as “DIRECTV Parties” filed a lawsuit in United States District Court in Los Angeles against NDS Limited (and related entities), the provider of DIRECTV’s conditional access system, alleging, among other things, breach of contract and misappropriation of trade secrets. NDS filed a motion to dismiss many of the DIRECTV Parties’ claims on procedural grounds and on December 30, 2002, the court granted in part and denied in part NDS’s motion. On October 21, 2002, NDS filed counterclaims against the DIRECTV Parties and a chip manufacturer, alleging, among other things, that the DIRECTV Parties and the chip manufacturer misappropriated NDS’s intellectual property and infringed NDS’s patents in developing new conditional access cards. NDS sought injunctive relief as well as an unspecified amount in punitive damages. The DIRECTV Parties disputed these allegations. On August 5, 2003, the DIRECTV Parties, NDS, the chip manufacturer, Hughes and The News Corporation Limited, NDS’ parent company, entered into an agreement to stay the litigation pending the closing of the transactions with The News Corporation Limited. Upon closing, the litigation and all claims and counterclaims will be dismissed with prejudice. In connection with the agreement to stay the litigation, the parties have entered into specified commercial arrangements, which include resolving some outstanding payment issues. If the News Corporation transactions are not consummated, the litigation would remain outstanding, although NDS has agreed not to seek injunctive relief with respect to DIRECTV’s introduction and use of a new conditional access card (known as the D1 card).

MANAGEMENT

Directors and Executive Officers

The names of the directors and executive officers of DIRECTV Holdings LLC and their respective ages and positions are as follows:

Name(1)	Age	Position
Eddy W. Hartenstein	52	Chairman and Chief Executive Officer
Roxanne S. Austin	42	Director, President and Chief Operating Officer
Michael J. Gaines	45	Director
Larry D. Hunter	53	Director
Jack A. Shaw	64	Director
David A. Baylor	54	Executive Vice President
Stephanie A. Campbell	54	Senior Vice President of Programming
Steven J. Cox	41	Executive Vice President
Robert M. Hall	60	Senior Vice President of Business Affairs and General Counsel
Robert L. Meyers	55	Executive Vice President
Robert D. Pacek	60	Senior Vice President and Chief Information Officer
Michael W. Palkovic	45	Senior Vice President and Chief Financial Officer
James F. Rebman	54	Senior Vice President, Human Resources and Administration
Jeffrey D. Torkelson	41	Senior Vice President of Communications

Eddy W. Hartenstein has served as Chairman and Chief Executive Officer of DIRECTV Holdings LLC since June 11, 2002. Mr. Hartenstein has served as Corporate Senior Executive Vice President of Hughes since February 2000 and as a member of that company’s executive committee, and he is also Chairman and Chief Executive Officer of DIRECTV Enterprises, LLC. Mr. Hartenstein served as Senior Vice President of Hughes from January 1999 to February 2000 and Vice President from June 1996 to January 1999. Mr. Hartenstein has headed DIRECTV since its inception in 1990 at Hughes. From 1987 to 1990, Mr. Hartenstein created and headed the Ku-Band Services business of Hughes Communications, Inc. and served as President of Equatorial Communications Services Company prior to that time. Mr. Hartenstein is a member of the board of directors of Thomson multimedia S.A., PanAmSat, Converse, Inc., and the Consumer Electronics Association and is chairman of the Satellite Broadcasting Communications Association. He has also been honored as a 2001 inductee into the National Academy of Engineering and in 2002 he was inducted into the Broadcasting & Cable Hall of Fame.

Roxanne S. Austin has served as a Director and as President and Chief Operating Officer of DIRECTV Holdings LLC since June 11, 2002. Ms. Austin is Corporate Executive Vice President of Hughes and a member of that company’s executive committee and management committee, and she is also President and Chief Operating Officer of DIRECTV Enterprises, LLC and DIRECTV, Inc. Ms. Austin was Corporate Senior Vice President and Chief Financial Officer of Hughes from June 1997 to May 2001, was Vice President, Treasurer, Chief Accounting Officer and Controller of Hughes from December 1996 to July 1997, was Vice President, Treasurer and Vice President and Controller of Hughes from July 1993 to July 1996 and was a partner at Deloitte & Touche LLP prior thereto. She is a member of the board of directors of Abbott Laboratories and Target Corp. Ms. Austin also serves on the Board of Trustees of the California Science Center and has served as chair of its program committee.

(1)	The executive officers listed hold the same positions with DIRECTV Financing Co., Inc. as they hold with DIRECTV Holdings LLC, and have held such positions since the formation of DIRECTV Financing Co., Inc. on February 5, 2003. Eddy W. Hartenstein is the sole director of DIRECTV Financing Co., Inc.

Michael J. Gaines has served as a Director of DIRECTV Holdings LLC since June 11, 2002. Mr. Gaines has served as Corporate Senior Vice President of Hughes since April 2003, Chief Financial Officer of Hughes since June 2001 and as a member of Hughes’ executive and management committees. Mr. Gaines served as Corporate Vice President, Finance from June 2001 to April 2003, Treasurer of Hughes from July 2000 to June 2001 and Vice President and Controller of Hughes from October 1997 to July 2000. Mr. Gaines served as director of accounting at Hughes from 1994 to October 1997 and as an accounting manager for the Aerospace and Defense Sector of Hughes Aircraft Company prior to that time. Prior to joining Hughes Aircraft Company, he was a manager at Deloitte & Touche LLP. Mr. Gaines is a Director and a member of the audit committee of PanAmSat.

Larry D. Hunter has served as a Director of DIRECTV Holdings LLC since June 11, 2002. Mr. Hunter has served as Senior Vice President and General Counsel of Hughes since November 26, 2002 and is a member of Hughes management committee. Mr. Hunter served as Corporate Vice President of Hughes from August 1998 to November 2002 and Associate General Counsel of Hughes from July 2001 until November 2002. Mr. Hunter served as Chairman and President of DIRECTV Japan Management Inc. from August 1998 to November 2000. From April 1997 to August 1998, Mr. Hunter served as Senior Vice President, Business Affairs and General Counsel of DIRECTV Enterprises, LLC and DIRECTV International, Inc. and served as Assistant General Counsel of Hughes from 1993 to April 1997. Prior to joining Hughes, Mr. Hunter was a partner at the law firm of Honigman Miller Schwartz and Cohn in Detroit, Michigan. Mr. Hunter is a member of the board of directors of PanAmSat.

Jack A. Shaw has served as a Director of DIRECTV Holdings LLC since June 11, 2002. Mr. Shaw has served as Director and Chief Executive Officer of Hughes since May 2001 and has served as President of Hughes since November 2001 and as a member of Hughes’ executive and management committees. Mr. Shaw was Corporate Senior Executive Vice President of Hughes from January 2000 to May 2001 and Chairman and Chief Executive Officer of Hughes Network Systems, Inc. from 1987 to January 2000. Prior to joining Hughes, Mr. Shaw held senior management positions with companies that include ITT Space Communications, Inc. and Digital Communications Corporation. Mr. Shaw is Chairman of the Board of PanAmSat and is a Director and member of the compensation committee of PanAmSat and XM Satellite Radio. Mr. Shaw is a senior member of the Institute of Electrical and Electronics Engineers. Mr. Shaw is also a member of the Visiting Committee to the Dean of Engineering, Purdue University.

David A. Baylor has served as Executive Vice President of DIRECTV Holdings LLC since June 11, 2002. Mr. Baylor has served as Executive Vice President of DIRECTV Enterprises, LLC since May 1998 and served as Senior Vice President of DIRECTV Operations, LLC from November 1994 to May 1998. Prior to that time, Mr. Baylor was Vice President, Broadcast Operations for NBC, and previously, Vice President, Engineering and Operations, for PBS. Mr. Baylor serves on the West Coast advisory council for the Howard University Department of Radio, TV and Film, sits on the executive council of the North American Broadcasters Association, is a member of the Los Angeles Urban League’s Technology Board and is a member of the Board of Trustees of Harvey Mudd College.

Stephanie A. Campbell has served as Senior Vice President of Programming of DIRECTV Holdings LLC since June 11, 2002, of DIRECTV, Inc. since December 7, 1996 and of DIRECTV Enterprises LLC since September 2, 2002. Ms. Campbell joined DIRECTV, Inc. in February 1994 as Director of Programming Operations. Prior to joining DIRECTV, Inc., Ms. Campbell was Vice President of Programming and Program Controller for TV3 in London, England. From 1987 to 1992, Ms. Campbell was director of Programming and Promotion at KDVR-TV, a Fox affiliate. Ms. Campbell serves on the Board of Directors of the National Association of Television Programming Executives and has served on the Board of Governors for the Colorado and Miami chapters of the National Academy of Television Arts and Sciences. She also served as the broadcast advisor for Fox Children’s network and was the first president of the Fox Program Executive Council.

Steven J. Cox has served as Executive Vice President of DIRECTV Holdings LLC since June 11, 2002. Mr. Cox has also served as Executive Vice President of DIRECTV Global Digital Media, Inc. since April 2000 and

Executive Vice President of DIRECTV Enterprises, LLC since July 2001 and served as Senior Vice President of DIRECTV Enterprises, LLC from March 1997 to July 2001, Senior Vice President and General Counsel of DIRECTV Enterprises, LLC from July 1995 to March 1997 and Vice President and General Counsel DIRECTV Enterprises, LLC from January 1995 to July 1995.

Robert M. Hall has served as Senior Vice President of Business Affairs and General Counsel of DIRECTV Holdings LLC since June 11, 2002, and of DIRECTV Enterprises, LLC since August 1, 1998. Mr. Hall previously served as Vice President and Assistant General Counsel of Hughes from April 1986 to August 1998. Mr. Hall holds a Juris Doctorate from the University of Southern California and was admitted to the California State Bar in January 1968.

Robert L. Meyers has served as Executive Vice President of DIRECTV Holdings LLC since June 11, 2002, and of DIRECTV Enterprises, LLC since August 2001. Mr. Meyers served as Executive Vice President and Chief Financial Officer of DIRECTV Enterprises, LLC from March 1996 to July 2001 and Director, Corporate Financial Planning and Investor Relations of Hughes from August 1993 to March 1996.

Robert D. Pacek has served as Senior Vice President and Chief Information Officer of DIRECTV Holdings LLC since June 11, 2002, and of DIRECTV Enterprises, LLC since July 7, 1999. From June 1996 to July 1999, Mr. Pacek served as Senior Vice President of U.S. Satellite Broadcasting, Inc., and before that, served as Vice President of Operations at ADVANCE, Inc.

Michael W. Palkovic has served as Senior Vice President and Chief Financial Officer of DIRECTV Holdings LLC since June 11, 2002, and of DIRECTV Enterprises, LLC since July 28, 2001. Mr. Palkovic joined DIRECTV, Inc. in 1996 as the Director of Financial Planning and was promoted to Vice President of that department in 1998. Prior to that time, Mr. Palkovic spent fourteen years at Times Mirror Cable Television where he held a number of positions, including Director of Business Operations, Director of Contract Negotiations, Director of Financial Planning and Analysis and Corporate Accounting Manager.

James F. Rebman has served as Senior Vice President of Administration, Human Resources and Administration of DIRECTV Holdings LLC since June 11, 2002, and of DIRECTV Enterprises, LLC since February 2, 2002. Mr. Rebman joined DIRECTV, Inc. as Director of Administration, Human Resources, Security and Ethics. Prior to that time, Mr. Rebman served as a Director of Human Resources, Administration, Site Management and Ethics at Hughes Communications, Inc. Mr. Rebman currently serves as Secretary of the Board for the Cable and Television Human Resources Association.

Jeffrey D. Torkelson has served as Senior Vice President of Communications of DIRECTV Holdings LLC since June 11, 2002, and of DIRECTV Enterprises, LLC since February 2, 2002. Mr. Torkelson was previously Vice President of Communications for DIRECTV Enterprises, LLC and before that, was Manager of Marketing Communications for DIRECTV, Inc. From 1991 to 1993, he served as Manager of Public Relations for Hughes Communications, Inc. From 1989 to 1991, Mr. Torkelson served as Supervisor for Employee Communications for Hughes Communications, Inc. Mr. Torkelson currently serves as a member of the board of the Satellite Broadcasting and Communications Association.

PRINCIPAL STOCKHOLDERS

DIRECTV Holdings LLC is a wholly-owned subsidiary of Hughes, which in turn is currently a wholly-owned subsidiary of GM. There is no controlling stockholder of GM. For a description of the News Corporation transactions, please see “Prospectus Summary—Recent Development—News Corporation Transaction.”

GM has two classes of common stock, the GM $1 2/3 par value common stock which is traded on the NYSE under the “GM” symbol, and the GM Class H common stock which is traded on the NYSE under the “GMH” symbol. The GMH stock is a “tracking stock” of GM designed to provide holders with financial returns based on the financial performance of Hughes.

DIRECTV Financing Co., Inc. is a wholly-owned subsidiary of DIRECTV Holdings LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tax Allocation Agreement

We are a party to a tax allocation agreement with Hughes which provides for the allocation of liability for federal income taxes. We and certain of our direct and indirect subsidiaries are disregarded entities, which for federal income tax purposes, are required to be treated as a part of Hughes. Certain of our other indirect subsidiaries are members of an affiliated group which join in the filing of a consolidated federal income tax return with Hughes and GM. Pursuant to the tax allocation agreement, we generally are required to make payments to Hughes in an amount equal to the federal income tax liability that we would owe if we were classified as a corporation for federal income tax purposes and were the common parent of a separate affiliated group of corporations. In making such computation, carryforwards of losses or credits from taxable years (or portions thereof) ending on or prior to the completion of this offering or our senior secured bank financing are not taken into account. We also are a party to an agreement with Hughes which applies similar principles to determine our share of any consolidated, combined, unitary or other aggregate state or local tax liability.

Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of the entire group for the period during which it was a member of such consolidated group. Accordingly, notwithstanding the terms of the tax sharing agreement, the Internal Revenue Service could seek to collect from one or more of us an amount of federal income tax in excess of the amount allocated to us under our federal income tax sharing agreement with Hughes.

Hughes Network Systems

Hughes Network Systems Inc., or HNS, is a wholly-owned subsidiary of Hughes and is one of a number of manufacturers who are authorized by us to produce DIRECTV System equipment. The primary agreement with HNS for this relationship is our Digital Satellite System Manufacturer Agreement, which we have modified and amended from time to time, together with ancillary agreements.

Under this agreement, HNS agreed to design and manufacture satellite receivers in accordance with our proprietary specifications and to modify and upgrade the design pursuant to changes in our specifications. This agreement expires in November 2004. Under this agreement, HNS is required to use its best reasonable efforts to market and sell the equipment. In conjunction with the manufacture of the satellite receiver equipment, we provide HNS conditional access cards for the equipment.

As an amendment to the Digital Satellite System Manufacturer Agreement, we have executed a sublicense agreement with HNS for TiVo technology incorporated in DIRECTV DVR receivers, as well as business arrangements relating to the initial development and distribution by HNS of such receivers.

PanAmSat

We purchase telemetry, tracking and control services for all of our satellites other than DIRECTV 5 and DIRECTV 6 from PanAmSat, which is approximately 81% owned by Hughes. Our agreement with PanAmSat for these services for DIRECTV 4S continues until DIRECTV 4S is retired from service. Our agreement with PanAmSat for these services with respect to our other satellites expires at the earlier of the satellite’s retirement or ten years after date of completion of in-orbit testing for each satellite. We also have operational agreements with PanAmSat for in-orbit testing services as well as policies regarding operational practices for our satellites.

Intellectual Property License

In February 2003, we entered into an intellectual property license agreement with Hughes pursuant to which Hughes granted a royalty-free license to us to exploit Hughes’ intellectual property in connection with our business. The license is generally limited to the provision of direct-to-home satellite television products and services in the United States, and any other business into which we expand worldwide before another subsidiary of Hughes. In addition, we have the right to grant sublicenses under the license. We, and our sublicensees are, however, prohibited from using certain of the licensed intellectual properties that are unrelated to our business to compete with Hughes’ other businesses. Under the license, Hughes is prohibited from granting any license in the licensed field under any intellectual property which originated, or was conceived or developed by us or in our business, or which is material to any part of our business, to any competitor or to create or enable a competing business (except other Hughes subsidiaries). If we cease to be a subsidiary of Hughes, Hughes and its subsidiaries are prohibited from using intellectual property which originated, or was conceived or developed by us or in our business, or which is material to any part of our business, to compete with us in the licensed field, except with respect to set top receiver products. The license agreement may not be terminated at any time for any reason by Hughes or us if termination is prohibited by the term of any of our outstanding debt arranged by certain lenders.

Administrative Services Agreement

We are party to an administrative services agreement with Hughes. The agreement provides that we will perform certain accounting and administrative services for Hughes and certain of Hughes’ other subsidiaries and, likewise, Hughes will provide us with certain other accounting, insurance and administrative services. All of the services are provided at actual cost or estimated actual costs pursuant to the agreement. This agreement terminates on the date we cease to be a Hughes subsidiary or upon 60 days written notice by either party.

Leases

In January 2000, Hughes entered into a lease for certain property in El Segundo, California, on our behalf. This office space houses certain of our engineering services and is separate from our headquarters. We have made all payments under this lease directly to the landlord. No formal agreement exists between us and Hughes with respect to this property. In addition, we have entered into a ground lease with a subsidiary of Hughes that owns the land on which our broadcast center in Castle Rock, Colorado is located.

Broadcast Center (Oakdale, MN)

In connection with the USSB acquisition, Hughes acquired title to a broadcast site located in Oakdale, Minnesota. Hughes has executed the transfer deed to this property to us, which was recorded in the beginning of the second quarter of 2003. We did not pay any consideration for the transfer deed.

Indemnity Agreement

We are a party to an indemnification agreement with our wholly-owned subsidiary and co-issuer, DIRECTV Financing Co., Inc., or DIRECTV Financing. The agreement provides that we will indemnify and hold DIRECTV Financing harmless against all liability in connection with the Notes and the senior secured credit facility and indemnify it from all of its obligations arising under any transaction contemplated by the sale of the Notes or arising from its guarantee under the senior secured credit facility. Our indemnity of DIRECTV Financing survives any redemption of the Notes or repayment of the senior secured credit facility. In exchange for this indemnity, the co-issuer has agreed not to transact any business, other than to incur indebtedness as a co-obligor under the Notes and as a guarantor under the senior secured credit facility and not to claim any income tax deductions with respect to interest paid on the Notes.

Letters of Credit

Our new senior secured credit facility includes a $100 million letter of credit subfacility. Letters of credit under this subfacility may be issued for the benefit of Hughes or its other subsidiaries (i.e., subsidiaries other than us or our subsidiaries) so long as we are a subsidiary of Hughes. To the extent such letters of credit are issued for the benefit of Hughes and its other subsidiaries, we will enter into an agreement with Hughes whereby Hughes will agree to reimburse us for associated costs and indemnify us for losses associated with any drawings on such letters of credit.

Transfer of Certain Securities to Hughes

During the first quarter of 2003, we distributed to Hughes all of our marketable equity investments. The distribution was a transfer of assets by entities under common control and reflected at our cost basis as a capital distribution to Hughes. These investments, which included our equity investments in Crown Media Holdings, Inc., TiVo Inc., and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY

On March 6, 2003, we obtained a new $1.675 billion senior secured credit facility, or the senior secured credit facility, with Deutsche Bank Trust Company Americas, as administrative agent, Bank of America, N.A., as syndication agent, and the other agents and lenders named therein. Our new senior secured credit facility initially consisted of the following:

•	a term loan A-1 facility, or the Term Loan A-1, in an aggregate principal amount of $175 million;

•	a delayed draw term loan A-2 facility, or the Term Loan A-2 (and together with the Term Loan A-1, the Term Loan A), in an aggregate principal amount of $200 million;

•	a term loan B facility, or the Term Loan B, in an aggregate principal amount of $1.05 billion; and

•	a revolving loan facility, or the Revolving Loan, in an aggregate principal amount of $250 million.

The Term Loan A-1 was fully drawn on the closing date of the senior secured credit facility, and the Term Loan A-2 may be drawn at any time until 270 days after that date. The Term Loan A matures on the fifth anniversary of the initial borrowing date. Proceeds of the Term Loan A were distributed to Hughes and used to repay certain existing indebtedness of Hughes and for Hughes’ general corporate purposes. Borrowings under the Term Loan A facility amortize in quarterly installments beginning on the second anniversary of the initial borrowing date in the following annual percentages: second year, 12.5%; third year, 25%; fourth year, 25%; and fifth year, 37.5%.

The Term Loan B was fully drawn on the closing date of the senior secured credit facility, and matures on the seventh anniversary of that date. Proceeds of the Term Loan B were distributed to Hughes and used to repay certain existing indebtedness of Hughes and for Hughes’ general corporate purposes. Borrowings under the Term Loan B amortize in annual installments from the first anniversary of the initial borrowing date to the fifth anniversary thereof in an amount equal to 1% of the initial aggregate principal amount of loans under the Term Loan B. The remaining principal amount is payable in equal semi-annual installments during the sixth and seventh years following the closing date.

The Revolving Loan includes a letter of credit subfacility and matures on the fifth anniversary of the initial borrowing date. Proceeds of the Revolving Loan may be used to issue letters of credit for Hughes’ benefit and for our general corporate purposes.

On August 5, 2003, we replaced the $1.05 billion Term Loan B with a new $1.225 billion Term Loan B-1. The $175 million of additional borrowings were used to prepay the $175 million outstanding under the Term Loan A. The terms of the Term Loan B-1 are the same as the Term Loan B, except that, as described below, the Term Loan B-1 bears interest at a rate that is lower than the Term Loan B.

Subject to certain exceptions, the senior secured credit facility requires mandatory repayments thereunder with the proceeds from (i) asset sales, (ii) issuances of debt and equity, (iii) annual excess cash flow and (iv) insurance and condemnation awards. Voluntary prepayments of the senior secured credit facility are permitted at any time, subject to certain notice requirements and the payment of certain losses and expenses suffered by the lenders as a result of the prepayment of Eurodollar loans prior to the end of the applicable interest period.

All borrowings under the senior secured credit facility (other than the Term Loan B-1) will initially bear interest at a rate per annum equal to, at our option, either the base rate plus 2.50% or LIBOR plus 3.50%. The Term Loan B-1 will initially bear interest at a rate per annum equal to, at our option, either the base rate plus 1.75% or LIBOR plus 2.75%. Following the date of delivery of our financial statements for the fiscal quarter ending September 30, 2003, the applicable margins will vary based on our leverage ratio. In addition, the applicable margin for the Term Loan B-1 may be further reduced if certain conditions are met.

Our obligations under the senior secured credit facility are unconditionally guaranteed, jointly and severally, by all of our direct and indirect domestic subsidiaries. Our obligations and the obligations of our guarantors under the senior secured credit facility are secured by first priority liens on (i) all stock and equity interests owned by us and the guarantors, (ii) substantially all of the other assets owned by us and the guarantors and (iii) all of our equity interests.

The senior secured credit facility contains certain covenants, including, without limitation, restrictions on: (i) debt and liens; (ii) the sale of assets; (iii) mergers, acquisitions and other business combinations; (iv) voluntary prepayments of certain debt (including the Notes); (v) transactions with affiliates; (vi) dividends and other restricted payments; (vii) capital expenditures; (viii) investments; and (ix) various financial covenants.

The senior secured credit facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-default to certain other material agreements and debt, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments, actual or asserted invalidity of any loan documentation or security interests and a change of control (as defined in the senior secured credit facility). If such a default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including all actions permitted to be taken by a secured creditor, the acceleration of amounts due under the senior secured credit facility and requiring that all such amounts be immediately paid in full.

DESCRIPTION OF THE REGISTERED NOTES

We issued the Original Notes, and will issue the Registered Notes, under an indenture, dated as of February 28, 2003, to which DIRECTV Holdings LLC (“DTV Holdings”), DIRECTV Financing Co., Inc. (“DTV Finance”), the Guarantors and The Bank of New York, as trustee (the “Trustee”), are parties. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, the registration rights agreement and the Registered Notes because they, and not this description, will define your rights as a holder of the Registered Notes. Copies of the proposed forms of the indenture, the registration rights agreement and the Registered Notes are available to you upon request.

You can find the definitions of some of the capitalized terms used in this section under the subheading “Certain Definitions.” In this section of the prospectus:

•	the terms the “Issuer,” “DTV Holdings,” “we,” “us,” “our” or similar terms refer only to DTV Holdings and not to any of our subsidiaries;

•	references to the “Co-Issuer” shall mean DTV Finance, and references to the “Issuers” shall mean the Issuer and the Co-Issuer together;

•	references to “Guarantors” shall mean our direct and indirect Restricted Subsidiaries that guarantee the Notes;

•	references to “Parent” shall mean our parent, Hughes Electronics Corporation, and its successors, in each case together with each Wholly Owned Subsidiary of Parent that beneficially owns any of our Equity Interests; and

•	references to “Notes” shall mean the Registered Notes and Original Notes.

The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes should refer to the indenture and the Trust Indenture Act for a statement thereof.

Brief Description of the Notes and the Guarantees

The Notes

The Notes are:

•	general unsecured obligations of us;

•	ranked equally in right of payment with all of our existing and future senior debt;

•	ranked senior in right of payment to all of our other existing and future subordinated debt;

•	ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are Unrestricted Subsidiaries and thus not Guarantors or that are otherwise not Guarantors, (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor’s Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the collateral securing such obligations, including our obligations under the senior secured credit facility; and

•	unconditionally guaranteed by the Guarantors.

Although the Notes are titled “senior,” we have not issued, and do not have any plans to issue, any indebtedness to which the Notes would be senior.

The Notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

The Guarantees

The Notes are guaranteed by the Guarantors, which currently include all of our direct and indirect Restricted Subsidiaries. The Guarantees are:

•	general unsecured obligations of each Guarantor;

•	ranked equally in right of payment with all other Guarantees;

•	ranked equally in right of payment with all existing and future senior debt of such Guarantor;

•	senior in right of payment to all other existing and future subordinated debt of such Guarantor; and

•	ranked effectively junior to secured obligations to the extent of the collateral securing such obligations, including the secured guarantees by the Guarantors of our obligations under the proposed senior secured credit facility.

As of June 30, 2003, we had approximately $1.225 billion of outstanding debt ranking equally with the Notes or the Guarantees, as the case may be, excluding unused term and revolving amounts under the senior secured credit facility, and applied the proceeds as described herein. See “Use of Proceeds.”

The indenture governing the Notes permits us and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness ranking equally with the Notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the Notes or the Guarantees, as the case may be, to the extent of such collateral. We are the borrower of up to $1.675 billion under the senior secured credit facility to which the Notes will be effectively subordinated. See “Description of Senior Secured Credit Facility.

All of our domestic Subsidiaries are Restricted Subsidiaries. Our foreign Subsidiary, RSG Resources Supply GmbH, will be an “Unrestricted Subsidiary.” Under certain circumstances, we will be permitted to designate certain of our Subsidiaries as additional “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries have not guaranteed the Notes.

Principal, Maturity and Interest

The Notes are issued in an aggregate principal amount of $1.40 billion. Additional Notes may be issued under the indenture from time to time, subject to the limitations set forth under “—Certain Covenants— Limitation on Incurrence of Indebtedness.” Any additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered in this offering. The Notes will mature on March 15, 2013.

Interest on the Notes will accrue at the rate per annum set forth on the cover page of this prospectus and will be payable semiannually in cash on each March 15 and September 15, commencing September 15, 2003, to holders of record on the immediately preceding March 1 and September 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

The registration rights agreement provides that under certain circumstances we will pay additional interest in the event of a registration default. The following events constitute a “registration default:”

•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 180th day after the closing date of the initial sale of the Original Notes to the initial purchasers;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 270th day after that closing date;

•	if the exchange offer is not consummated on or prior to the 295th day after the closing date;

•	if obligated to file the shelf registration statement and we fail to file the shelf registration statement within the time period specified in the registration rights agreement;

•	if obligated to file a shelf registration statement and the shelf registration statement is not declared effective within the time period specified in the registration rights agreement; or

•	except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective by thereafter (and before the second anniversary of the initial sale) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.

If there is a registration default, then we will pay to each holder of transfer restricted securities affected thereby additional interest at a rate of 0.25% per annum on the transfer restricted securities held by such holder for the first 90 days following the occurrence of that registration default. The amount of the additional interest shall increase by an additional 0.25% with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum additional rate of 1.0% per annum. We shall not be required to pay additional interest for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of additional interest will cease.

We will pay all accrued additional interest to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Guarantees

Each Guarantor jointly and severally guarantees the Issuers’ obligations under the Notes. The obligations of each Guarantor under its Guarantee is limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes—A court may void the guarantees of the Notes or subordinate the guarantees to other obligations of the subsidiary guarantors.” Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

(1)	in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the indenture (see “—Certain Covenants—Limitation on Asset Sales”);

(2)	if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture; or

(3)	if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the indenture.

Optional Redemption

General.  Except as provided below, the Notes will not be redeemable at our option prior to March 15, 2008. Thereafter, the Notes will be subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Percentage
2008	104.188%
2009	102.792%
2010	101.396%
2011 and thereafter	100.000%

Equity Sales.  Notwithstanding the foregoing, at any time and from time to time prior to March 15, 2006, we may redeem up to 35% of the aggregate principal amount of the Notes outstanding at a redemption price equal to 108.375% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of one or more public or private sales of our Equity Interests (other than Disqualified Stock) (including sales to Parent, regardless of whether Parent obtained such funds from an offering of Equity Interests or Indebtedness of Parent or otherwise, except that Parent may not use funds obtained from a dividend or distribution on account of our Equity Interests or from the purchase, redemption or other acquisition or retirement of our Equity Interests), other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates; provided that:

•	at least 65% in aggregate principal amount of the Notes originally issued remain outstanding immediately after the occurrence of such redemption; and

•	the sale of such Equity Interests is made in compliance with the terms of the indenture.

Make Whole.  In addition, at any time and from time to time prior to March 15, 2008, we may redeem all or any portion of the Notes outstanding at a redemption price equal to:

•	100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to such redemption date, plus

•	the Make Whole Amount.

“Make Whole Amount” means, with respect to any Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such Note at March 15, 2008 plus (2) the remaining scheduled interest payments on the Notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to March 15, 2008 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of the Notes to be redeemed.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to March 15, 2008; provided, however, that if the period from the redemption date to March 15, 2008 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to March 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, or, in the case of a redemption other than as described under “—Optional Redemption—Equity Sales,” by lot or by such other method as the Trustee deems fair and appropriate; provided that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.

Change of Control and Rating Decline

Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (in either case, the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to each holder stating:

(1)	that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control and Rating Decline;”

(2)	the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

(4)	that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)	that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such Notes purchased;

(6)	that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

(7)	any other information material to such holder’s decision to tender Notes.

We will be required to comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control Triggering Event. Due to our highly leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the Notes tendered upon a Change of Control Triggering Event. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the Notes upon a change of control triggering event.” If we fail to repurchase all of the Notes tendered for purchase upon a

Change of Control Triggering Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the Notes or offering to purchase the Notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we are unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See “—Events of Default.”

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain any provisions that permit the holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

Limitation on Restricted Payments.  The indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(a)    declare or pay any dividend or make any distribution on account of any Equity Interests of us other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

(b)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent, us or any of its or our respective Subsidiaries or Affiliates, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;

(c)    purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Notes or the Guarantees, except in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness;

(d)    declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(i)    to us or any Wholly Owned Restricted Subsidiary; or

(ii)    to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

(e)    make any Restricted Investment

(all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)    after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 6.0 to 1; and

(iii)    such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the indenture, is less than the sum of:

(A)    the difference of:

(x)    our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus

(y)    120% of our Consolidated Interest Expense,

each as determined for the period (taken as one accounting period) from January 1, 2003 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B)    an amount equal to 100% of the aggregate net cash proceeds received by us either from capital contributions, or from the issue or sale (including an issue or sale to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), since the date of the indenture, but, in the case of any net cash proceeds, only to the extent such net cash proceeds are not used to redeem Notes pursuant to the provision described under “—Optional Redemption—Equity Sales;” plus

(C)    if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since the date of the indenture; plus

(D)    100% of any cash dividends and other cash distributions received by us and our Restricted Subsidiaries from an Unrestricted Subsidiary since the date of the indenture to the extent not included in Consolidated Cash Flow; plus

(E)    to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since the date of the indenture resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii).

Notwithstanding the foregoing, we may not make any Restricted Payment consisting of a dividend or distribution on account of any Equity Interests of the Issuer, or the purchase, redemption or other acquisition or retirement of any Equity Interests of the Issuer, at any time on or prior to December 31, 2004, unless after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 5.0 to 1.

The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (4), (5), (6), (7), (8)(B), 8(C), (9) and (11) below, no Default or Event of Default shall have occurred and be continuing):

(1)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2)    the redemption, repurchase, retirement or other acquisition of any Equity Interests of us in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from Parent or from the substantially concurrent issue or sale (including to Parent) of, Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);

(3)    a Permitted Refinancing (as defined in the covenant described under “—Limitation on Incurrence of Indebtedness”);

(4)    Investments in a Permitted Business in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Wholly Owned Restricted Subsidiary from capital contributions from Parent or from the substantially concurrent issue and sale (including to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to a Subsidiary of Parent) on or after the date of the indenture to the extent such capital contributions are not included in the calculation of Consolidated Net Worth for purposes of clause (6) below; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (4);

(5)    Investments in any Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary, but which is a Guarantor;

(6)    Investments in a Permitted Business (other than payment of a dividend or distribution to Parent without consideration) so long as after giving effect to such Investment and all other Investments made in reliance on this clause (6), the aggregate amount of all Investments made in reliance on this clause (6) shall not exceed 15% of our Consolidated Net Worth at the time of such Investment; provided, however, that solely for purposes of this clause (6), calculations of Consolidated Net Worth shall not include capital contributions received by us or any Wholly Owned Restricted Subsidiary and applied to make Investments pursuant to clause (4) above;

(7)    Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenant described under “—Limitation on Asset Sales;”

(8)    (A) payment of a dividend or distribution to Parent in an aggregate amount not to exceed $1.15 billion from the net proceeds of the Notes, (B) payment of a dividend or distribution to Parent in an aggregate amount not to exceed $250 million from the net proceeds of the Notes so long as immediately after giving effect to such payment, the Issuer has available commitments under a revolving loan facility or facilities in an amount equal to or greater than the amount of such dividend or distribution, and (C) payment of a dividend or distribution to Parent in an aggregate amount not to exceed $1.30 billion from borrowings under the term loan portions of the Senior Secured Credit Facility;

(9)    at any time on or prior to December 31, 2004, payment of any dividend or distribution on account of any Equity Interests of the Issuer, or the purchase, redemption or other acquisition or retirement of any Equity Interests of the Issuer, in each case from the substantially concurrent incurrence of Indebtedness, so long as immediately after giving effect to such payment, purchase, redemption, acquisition or retirement and the incurrence of such Indebtedness, our Indebtedness to Cash Flow Ratio shall not exceed 5.0 to 1;

(10)    Specified Affiliate Payments; and

(11)    additional Restricted Payments in an aggregate amount not to exceed $25 million since the date of the indenture.

Restricted Payments made pursuant to clauses (1), (2), (4) and (11) (but as to clauses (2) and (4) only to the extent that net proceeds received by us as set forth therein were included in the computations made in clause (iii)(B) of the first paragraph of this covenant) shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant. Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) (but as to clauses (2) and (4) only to the extent that net proceeds received by us as set forth therein were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

If we or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this covenant and the person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

Not later than ten business days following a request from the Trustee, we will be required to deliver to the Trustee an officers’ certificate stating that each Restricted Payment made in the six months preceding the date of the request was permitted and setting forth the basis upon which the calculations required by the covenant described under “—Limitation on Restricted Payments” were computed, which calculations shall be based upon our latest available financial statements.

Limitation on Incurrence of Indebtedness.  The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, we and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis, our Indebtedness to Cash Flow Ratio would not have exceeded 6.0 to 1.

The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

(1)    Indebtedness represented by the Notes (and any registered exchange notes issued in exchange therefor) and the Guarantees in an aggregate principal amount of $1.40 billion;

(2)    the incurrence by us or any Guarantor of Acquired Subscriber Debt of up to $1,350 per Acquired Subscriber;

(3)    Indebtedness of us, the Co-Issuer or any Guarantor under the Senior Secured Credit Facility in an aggregate principal amount of up to $1.55 billion at any one time outstanding, less the aggregate principal amount of all permanent reductions of revolving commitments as provided in the covenant described under “—Limitation on Asset Sales;”

(4)    Indebtedness between and among us and any Guarantor;

(5)    Acquired Debt of a person incurred prior to the date upon which such person was acquired by us or any Guarantor (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an aggregate principal amount of up to (A) $100 million for all such persons other than those described in the immediately following clause (B); and (B) Acquired Debt owed to us or any of our Restricted Subsidiaries;

(6)    Existing Indebtedness;

(7)    the incurrence of Purchase Money Indebtedness by us or any Guarantor in an amount not to exceed the cost of (A) construction, acquisition or improvement of assets used in a Permitted Business and (B) any launch costs and insurance premiums related to such assets;

(8)    Hedging Obligations of us or any of our Restricted Subsidiaries covering Indebtedness of us or such Restricted Subsidiary to the extent the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; provided, however, that such Hedging Obligations are entered into to protect us and our Restricted Subsidiaries from fluctuation in interest rates on Indebtedness incurred in accordance with the indenture;

(9)    Foreign Currency Obligations of us or any of our Restricted Subsidiaries entered into to protect us and our Restricted Subsidiaries from fluctuations in currency values; provided that in the case of Foreign Currency Obligations which relate to Indebtedness, such Foreign Currency Obligations do not increase the

Indebtedness or trade payables (as applicable) of us and our Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(10)    Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with a Permitted Business;

(11)    the incurrence by us or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part, Indebtedness referred to in the first paragraph of this covenant or in clause (1), (2), (5), (6) or (7) above (“Refinancing Indebtedness”); provided, however, that:

(A)    the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)    the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(C)    the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees, if at all, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);

(12)    additional Indebtedness in an aggregate principal amount of up to $100 million at any one time outstanding (which amount may, but need not be, incurred in whole or in part under the Senior Secured Credit Facility); and

(13)    the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant.

For purposes of determining compliance with this covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (b) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (13) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (13) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification; provided that Indebtedness incurred in reliance on clause (3) above may not be reclassified.

Accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness of the same class will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. A change in GAAP that results in an existing obligation, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.

Notwithstanding the foregoing, the indenture will also provide that we shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated to any other Indebtedness of us or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of the agreement or instrument governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated to such other Indebtedness of us or such Guarantor, as applicable. Indebtedness will not be deemed to be subordinated solely by virtue of being unsecured.

Limitation on Asset Sales.  The indenture provides that if we or any Restricted Subsidiary, in a single transaction or a series of related transactions:

(a)    sell, lease (in a manner that has the effect of a disposition), convey or otherwise dispose of any of our or its assets (including by way of a sale-and-leaseback transaction), other than:

(1)    sales or other dispositions of inventory in the ordinary course of business;

(2)    sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary; and

(3)    sales or other dispositions of rights to construct or launch satellites;

provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the covenant described under “—Merger, Consolidation, or Sale of Assets;” or

(b)    issue or sell Equity Interests of any Restricted Subsidiary,

in either case, which assets or Equity Interests: (1) have a fair market value in excess of $50 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for Net Proceeds in excess of $50 million (each of the foregoing, an “Asset Sale”), then:

(A)    we or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee not later than ten business days following a request from the Trustee, which certificate shall cover each Asset Sale made in the six months preceding the date of the request, as the case may be); and

(B)    at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, must be in the form of:

(x)    cash, Cash Equivalents or Marketable Securities;

(y)    any asset which is promptly (and in no event later than 90 days after the date of transfer to us or a Restricted Subsidiary) converted into cash; provided that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, we shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; and/or

(z)    properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “—Limitation on Restricted Payments” (other than clause (7) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a Permitted Business;

provided, however, the amount of any liabilities (other than subordinated Indebtedness) of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale and from which we or such Restricted Subsidiary are unconditionally released shall be deemed to be cash for purposes of this clause (B).

The indenture also provides that the Net Proceeds from an Asset Sale shall be used only to acquire assets used in, or stock or other ownership interests in a person that becomes a Restricted Subsidiary upon the acquisition and will be engaged primarily in, a Permitted Business or to prepay, repay or purchase indebtedness under the Senior Secured Credit Facility or other senior secured Indebtedness. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding sentence within 365 days after the receipt thereof shall constitute “Excess Proceeds” and shall be applied to an offer to purchase secured Indebtedness, Notes and other senior Indebtedness of us if and when required under the covenant described under “—Excess Proceeds Offer.”

Limitation on Liens.  The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Limitation on Activities of the Issuer.  The indenture provides that neither we nor any of our Restricted Subsidiaries may engage in any business other than a Permitted Business.

Limitation on Activities of the Co-Issuer.  The indenture provides that DTV Finance may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer, the Incurrence of Indebtedness as a co-obligor or guarantor of the Notes, the Exchange Notes, if any, the Senior Secured Credit Facility and any other Indebtedness that is permitted to be incurred by the Issuer under the covenant described under “—Limitation on Incurrence of Indebtedness;” provided that the net proceeds of such Indebtedness are retained by the Issuer or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than DTV Finance, and activities incidental thereto. Neither the Issuer nor any Restricted Subsidiary shall engage in any transactions with DTV Finance in violation of the immediately preceding sentence.

Additional Subsidiary Guarantees.  If (a) any of our Subsidiaries that is not a Guarantor guarantees or becomes otherwise obligated under the Senior Secured Credit Facility or other of our senior secured Indebtedness, or (b) we or any of our Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if we or any of our Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary having total assets with a book value in excess of $10 million, then in each case such guarantor, obligor, transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the indenture on the terms set forth in the indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Restricted Subsidiary is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt; provided, further, however, that any Guarantee existing solely due to the requirement of clause (a) above shall be released upon the release of the guarantee or other obligation under the Senior Secured Credit Facility or such other senior secured Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)    pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(b)    make loans or advances to us or any of our Subsidiaries; or

(c)    transfer any of its properties or assets to us or any of our Subsidiaries;

except for such encumbrances or restrictions existing under or by reasons of:

(i)    Existing Indebtedness and existing agreements as in effect on the date of the indenture;

(ii)    applicable law or regulation;

(iii)    any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired; provided that the Consolidated Cash Flow of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the indenture, except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

(iv)    by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)    Refinancing Indebtedness (as defined in the covenant described under “—Limitation on Incurrence of Indebtedness”); provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi)    the indenture and the Notes (and any registered exchange notes issued in exchange therefor);

(vii)    the Senior Secured Credit Facility;

(viii)    Permitted Liens; or

(ix)    any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the indenture.

Merger, Consolidation or Sale of Assets.  The indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

(a)    we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)    the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the indenture;

(c)    immediately after such transaction, no Default or Event of Default exists; and

(d)    we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:

(i)    will have Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Consolidated Net Worth immediately preceding the transaction; and

(ii)    would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness.”

The indenture provides that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

(a)    the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)    the person formed by or surviving any such consideration or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the indenture;

(c)    immediately after such transaction, no Default or Event of Default exists; and

(d)    we will have Consolidated Net Worth immediately after the transaction (after any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Consolidated Net Worth immediately preceding the transaction.

Limitation on Transactions with Affiliates.  The indenture provides that we shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(a)    such Affiliate Transaction is on terms that are no less favorable to us or such Restricted Subsidiary in any material respect than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; and

(b)    if such Affiliate Transaction involves aggregate payments in excess of $50 million, such Affiliate Transaction has either (i) been approved by a resolution of the majority of the disinterested members of our Board of Directors or (ii) if there are no disinterested directors on our Board of Directors, we or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, and we deliver to the Trustee no later than ten business days following a request from the Trustee such resolution (set forth in an officers’ certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above) or such opinion; and

(c)    if such Affiliate Transaction involves aggregate payments in excess of $100 million, we or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view and delivered the same to the Trustee;

provided, however, that the following shall, in each case, not be deemed Affiliate Transactions:

(i)    the payment of compensation to directors and management of Parent and its Subsidiaries;

(ii)    indemnification payments made to officers, directors, employees of us or any of our Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(iii)    transactions between or among us and our Wholly Owned Subsidiaries (other than our Unrestricted Subsidiaries);

(iv)    transactions permitted by the provisions of the indenture described above under clauses (1), (2), (3), (5), (8), (9) and (10) of the second paragraph of the covenant described under “—Limitation on Restricted Payments;”

(v)    any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries, on the other hand; and

(vi)    any agreements in effect on the date of the indenture and any modifications, extensions or renewals thereof that are no less favorable to us or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the date of the indenture.

Reports.  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the indenture provides that the Issuers will furnish to the holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the certified public accountants of the Issuers; provided, however, that to the extent such reports are filed with the SEC and publicly available, no additional copies need be provided to holders of the Notes.

Payments for Consent.  The indenture provides that the Issuers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Excess Proceeds Offer.  When the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants described under “—Limitation on Asset Sales” exceeds $50 million, we will be obligated to make an offer to all holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the indenture. To the extent we or a Restricted Subsidiary is required under the terms of Indebtedness of us or such Restricted Subsidiary which is ranked equally with the Notes with any proceeds which constitute Excess Proceeds under the indenture, we shall make a pro rata offer to the holders of all other parity Indebtedness (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other parity Indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes and other parity Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes in compliance with the provisions of the indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

Suspension of Covenants

During any period in which the Notes are rated Investment Grade by both Rating Agencies and no Default or Event of Default has occurred and is continuing under the indenture, the covenants described under the following headings will not apply:

(1)    “—Certain Covenants—Limitation on Restricted Payments;”

(2)    “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

(3)    “—Certain Covenants—Limitation on Asset Sales;”

(4)    clauses (d)(i) and (ii) of the first paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(5)    “—Certain Covenants—Limitation on Transactions with Affiliates;” and

(6)    “—Certain Covenants—Excess Proceeds Offer.”

(collectively, the “Suspended Covenants”). Upon the suspension of the Suspended Covenants, the amount of Excess Proceeds for purposes of “—Certain Covenants—Excess Proceeds Offer” shall be set at zero.

In the event that we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either Rating Agency subsequently withdraws its rating or downgrades its rating of the Notes below Investment Grade, or a Default or Event of Default occurs and is continuing, then we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the date of the indenture. The indenture will also permit the results of actions taken by us and our Restricted Subsidiaries during the period in which the Notes are rated Investment Grade to remain in place after any date on which the Notes are no longer rated Investment Grade.

Events of Default

The indenture provides that each of the following constitutes an Event of Default:

(a)    default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b)    default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c)    failure to comply with the provisions described under “—Change of Control and Rating Decline,” “—Certain Covenants—Merger, Consolidation or Sale of Assets” or “—Certain Covenants—Excess Proceeds Offer;”

(d)    default under the provisions described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Incurrence of Indebtedness” and “—Certain Covenants—Transactions with Affiliates” which default remains uncured for 30 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(e)    default under any other provision of the indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us and any of our Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $100 million or more;

(g)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(h)    failure by us and any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $100 million or more, which judgments are not stayed within 60 days after their entry;

(i)    certain events of bankruptcy or insolvency with respect to DTV Holdings, DTV Finance or any Significant Subsidiary of DTV Holdings (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

(j)    any Guarantee of a Significant Subsidiary shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to DTV Holdings or DTV Finance described in clause (i) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.

The holders of a majority in aggregate principal amount then outstanding of the Notes, by notice to the Trustee, may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.

We will be required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we will be required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

All powers of the Trustee under the indenture will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders

No director, owner, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the Notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(a)    the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be;

(b)    our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

(d)    the Legal Defeasance provisions of the indenture.

In addition, the indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture provides that with respect to the Notes:

(i)    we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(ii)    in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(A)    we have received from, or there has been published by, the Internal Revenue Service a ruling or

(B)    since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)    in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi)    we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders of the Notes over any of its other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

(vii)    we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Notes have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

(1)	either:

(a)	all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust of segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable under the indenture by the Issuer; and

(3)	the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Amendment, Supplement and Waiver

Except as provided in the next paragraph, the indenture and the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes of such series), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a nonconsenting holder):

(a)    reduce the aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Notes;

(c)    reduce the rate of or change the time for payment of interest on any Notes;

(d)    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)    make any Note payable in money other than that stated in the Notes;

(f)    make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

(g)    waive a redemption payment or mandatory redemption with respect to any Note;

(h)    amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event after such Change of Control Triggering Event has occurred; or

(i)    make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the indenture or the Notes or the Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the obligations of the Issuers or any Guarantor to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

The indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuers and their Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

With respect to the Notes, the holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)    this sentence shall not limit the preceding sentence of this paragraph;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Form of Registered Notes

The certificates representing the Registered Notes will be issued in fully registered form, without interest coupons. Except as described in the next paragraph, the Registered Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the Registered Notes will own book-entry interests in the global note evidenced by records maintained by DTC.

Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

(1)     DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary,

(2)     we provide for the exchange pursuant to the terms of the indenture, or

(3)     we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

As of the date of this prospectus, no certificated notes are issued and outstanding.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

“Acquired Subscriber” means a subscriber to a telecommunications service as to whom we or one of our Restricted Subsidiaries purchases (from a third party that is not an Affiliate of us at the time of such acquisition) the right to provide telecommunications services to such subscriber, whether such purchase is undertaken directly, through the acquisition of the entity providing telecommunications services or through the acquisition of assets used or to be used to provide telecommunications service to such subscriber.

“Acquired Subscriber Debt” means

(a)    Indebtedness the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide telecommunications services to such Acquired Subscribers or to acquire from such entity or an Affiliate of such entity assets used or to be used in connection with such telecommunications business; provided that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscribers, and

(b)    Acquired Debt of any such entity being acquired;

provided that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost of converting such Acquired Subscriber to usage of a delivery format for telecommunications services made available by us or any of our Restricted Subsidiaries.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; provided, further that no individual, other than a director of Parent or us or their or our respective Subsidiaries or an officer of Parent or us or their or our respective Subsidiaries with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual’s employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

“Capital Lease Obligations” means, as to any person, the obligations of such person under a lease that are requied to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means:

(a)    United States dollars;

(b)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(c)    certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

(d)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)    commercial paper rated P-1, A-1 or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within six months after the date of acquisition; and

(f)    money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Change of Control” means the occurrence of one or more of the following events:

(a)    the ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of the indenture) other than one or more Permitted Holders of Equity Interests representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding Equity Interests of the Issuer then entitled to vote in the election of the Board of Directors of the Issuer;

(b)    at any time that the Issuer is a subsidiary of Hughes, the ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of the indenture) other than one or more Permitted Holders of shares representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding capital stock of Hughes then entitled to vote in the election of the Board of Directors of Hughes; or

(c)    at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Issuer (or, at any time when the Issuer is a subsidiary of Hughes, of Hughes) by persons who were neither (i) nominated by the Board of Directors of the Issuer (or of Hughes, as the case may be) with the affirmative vote of a majority of the members of said board of directors at the time of such nomination or election nor (ii) appointed by directors so nominated or elected or appointed by Permitted Holders.

The formation, by merger or otherwise, of a parent entity of us shall not constitute a Change of Control if all of the Equity Interests of us held by such parent entity are deemed beneficially owned by the Permitted Holders pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Cash Flow” means, with respect to any person for any period, the Consolidated Net Income of such person for such period excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss), plus, to the extent deducted in computing Consolidated Net Income:

(a)    provision for taxes based on income or profits;

(b)    Consolidated Interest Expense;

(c)    depreciation and amortization (including amortization, or write-down in connection with SFAS No. 142, of goodwill and other intangibles) of such person for such period;

(d)    any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP;

(e)    write-offs, write-downs or increases in reserves against receivables existing at December 31, 2002, in an amount not to exceed $50 million in the aggregate; and

(f)    solely for purposes of the computation of Consolidated Net Income of the Issuer for any period ending on or prior to September 30, 2003, write-downs of equity investments not to exceed an aggregate of $100 million;

provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of any offering of Notes.

“Consolidated Interest Expense” means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, noncash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries or, if such person is DTV Holdings, of DTV Holdings and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(a)    the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss;

(b)    the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person;

(c)    the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(d)    the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and

(e)    the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any person, the sum of: (a) the owners’ equity of such person; plus (b) the amount reported on such person’s most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the Notes have been paid in full.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the Notes and any other Indebtedness of us and our Subsidiaries in existence on the date of the indenture until such amounts are repaid.

“Existing Satellites” means the following satellites: DIRECTV 1, DIRECTV 1R, DIRECTV 2, DIRECTV 3, DIRECTV 4S, DIRECTV 5, DIRECTV 6 and DIRECTV 7S.

“Foreign Currency Obligations” means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Notes.

“Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

“Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging

Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

“Indebtedness to Cash Flow Ratio” means, with respect to any person, the ratio of: (a) the Indebtedness of such person and its Subsidiaries (or, if such person is DTV Holdings, of DTV Holdings and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter, to (b) such person’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that: (i) in making such computation, Indebtedness shall include the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter; (ii) if such person or any of its Subsidiaries (or, if such person is the issuer, any of its Restricted Subsidiaries) consummates a material acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period; and (iii) in making such computation, the Company may exclude from Indebtedness any outstanding letters of credit issued for the benefit of Parent and its Subsidiaries (other than us and our Subsidiaries) pursuant to the Senior Secured Credit Facility in an aggregate face amount not to exceed $50 million to the extent Parent has unconditionally guaranteed in writing all obligations of us and our Subsidiaries thereunder on a senior basis.

“Independent Financial Advisor” means a firm which, in the judgment of the Board of Directors of the Issuer, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Issuer shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Investments” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

“Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of us) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any noncash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any of developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers and related terrestrial infrastructure, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

“Permitted Holder” means each of (a) General Motors Corporation, a Delaware corporation, and its successors (“GM”), (b) Hughes Electronics Corporation, a Delaware corporation, and its successors, (c) any GM pension or benefit plan and (d) any Subsidiary or any other person, directly or indirectly, controlled by any of the foregoing.

“Permitted Investments” means:

(a)    Investments in us or in a Wholly Owned Restricted Subsidiary that is a Guarantor;

(b)    Investments in Cash Equivalents and Marketable Securities;

(c)    any guarantee permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

(d)    Investments by us or any of our Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary and becomes a Guarantor; provided that to the extent such person is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof, that prohibits such person from issuing a Guarantee, such person shall not be required to become a Guarantor to satisfy the requirements of this clause (d)(i), or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary that is a Guarantor; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of our remaining investment, if any, in such former Subsidiary;

(e)    Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any of our Restricted Subsidiaries or in satisfaction of judgments;

(f)    loans and advances to subscribers in the ordinary course of business;

(g)    Investments in stock, obligations or securities received in lieu of fees for launching programming channels in the ordinary course of business; and

(h)    Investments in any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales.”

“Permitted Liens” means:

(a)    Liens securing the Notes and Liens securing any Guarantee;

(b)    Liens securing any Indebtedness (and other Obligations arising under the documentation governing such Indebtedness) permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness;” provided that any such Lien, taken together with all other Liens incurred in reliance on this clause (b), shall not secure Indebtedness in a principal amount at the time such Lien is incurred exceeding the greater of (x) the product of 3.0 times the Trailing Cash Flow Amount at such time and (y) the sum of the amount of Indebtedness permitted by clause (3) and clause (12) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

(c)    Liens securing Purchase Money Indebtedness; provided that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

(d)    Liens securing Indebtedness the proceeds of which are used to develop, construct or launch any satellites other than the Existing Satellites; provided that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;

(e)    Liens on orbital slots, licenses and other assets and rights of us; provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (d) of this definition;

(f)    Liens on property of a person existing at the time such person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

(g)    Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary;” provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(h)    Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;

(i)    Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

(j)    Liens existing on the date of the indenture;

(k)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded;

provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(l)    Liens securing Indebtedness permitted under clause (11) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness;” provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;

(m)    any interest or title of a lessor under any Capital Lease Obligations; provided that such Capital Lease Obligation is permitted under the other provisions of the indenture;

(n)    Liens not provided for in clauses (a) through (m) above securing Indebtedness incurred in compliance with the terms of the indenture so long as the Notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis; and

(o)    extensions, renewals or refundings of any Liens referred to in clauses (a) through (m) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced.

“Preferred Equity Interest,” in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

“Purchase Money Indebtedness” means (i) Indebtedness of us or any Guarantor incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not our Affiliates or Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) so long as no such Indebtedness is recourse to us or any of our Restricted Subsidiaries or any of our or their respective assets, other than the assets so purchased; or (ii) Indebtedness of us or any Guarantor which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).

“Rating Agencies” means:

(a)    S&P;

(b)    Moody’s; or

(c)    if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means:

(a)    with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(b)    with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(c)    the equivalent of any such category of S&P or Moody’s used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Decline” shall be deemed to occur if, at the time of or in connection with the occurrence of a Change of Control, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), and such decrease is directly attributable, in whole or in part, to such Change of Control.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.

“Senior Secured Credit Facility” means any credit agreement to which the Issuer and/or one or more of its Restricted Subsidiaries is party from time to time including without limitation the credit agreement dated on or about the date of the indenture by and among the Issuer, as borrower, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent, and Bank of America, N.A., as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness”) or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

“Specified Affiliate Payments” means:

(a)    to the extent constituting a Restricted Payment, amounts paid by us to Parent or any other Person with which we are included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of us and our Subsidiaries, including without limitation any payments made in accordance with tax allocation agreements between us and Hughes in effect on the date of the indenture;

(b)    dividends, other distributions or other amounts paid by us to Parent of Equity Interests in third parties that were held by us or any of our Restricted Subsidiaries as of December 31, 2002; and

(c)    letters of credit issued for the benefit of Parent and its Subsidiaries (other than us and our Subsidiaries) pursuant to the Senior Secured Credit Facility in aggregate face amount not to exceed $50 million at any one time outstanding and drawings thereon, so long as Parent reimburses us or our Restricted Subsidiaries for any amounts drawn on such letters of credit within ten days of drawing.

“Subsidiary” or “Subsidiaries” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

“Trailing Cash Flow Amount” means our Consolidated Cash Flow during the most recent four fiscal quarters for which financial statements are available.

“TT&C” means telemetry, tracking and control.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means: (A) RSG Resources Supply GmbH; (B) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of our Board of Directors in accordance with the instructions set forth below; and (C) any Subsidiary of an Unrestricted Subsidiary.

Our Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(a)    no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

(b)    with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not our Affiliates; and

(c)    with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.

If at any time after the date of the indenture we designate an additional Subsidiary as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary of us that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such person, directly or indirectly.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the exchange of an Original Note for a Registered Note in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to a beneficial owner of an Original Note who holds the Original Note, and will hold the Registered Note, as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (in general, an asset held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to a person who may be subject to special tax treatment, such as a partnership, tax-exempt entity, dealer in securities or currencies, bank or other financial institution, insurance company, regulated investment company, trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, corporation that accumulates earnings to avoid U.S. federal income tax, certain expatriates and former long term residents of the U.S.;

•	tax consequences to a person who holds, or will hold, a note as part of a hedge, conversion, straddle or other risk reduction transaction or who has a functional currency other than the U.S. dollar;

•	tax consequences to a person who holds a note through a partnership or similar pass-through entity;

•	U.S. federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

The exchange of an Original Note for a Registered Note in the exchange offer should not constitute an exchange for federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you. For example, there should be no change in your tax basis and your holding period should carry over to the Registered Notes. In addition, the federal income tax consequences of holding the Registered Notes should be the same as those applicable to the Original Notes.

The preceding discussion of certain U.S. Federal Income Tax Considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging an Original Note for a Registered Note, including the applicability and effect of any state, local or foreign tax laws or of United States gift or estate taxation, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer Registered Notes for, any Original Notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of Registered Notes received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any Notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2003, all dealers effecting transactions in the Registered Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of such Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the Original Notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Registered Notes offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP.

EXPERTS

The financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT AUDITORS’ REPORT

To DIRECTV Holdings LLC:

We have audited the accompanying consolidated balance sheets of DIRECTV Holdings LLC as of December 31, 2002 and 2001, and the related consolidated statements of operations, consolidated statements of changes in owner’s equity and consolidated statements of cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in Item 21 of this Registration Statement. These financial statements and the financial statement schedule are the responsibility of DIRECTV Holdings LLC’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of DIRECTV Holdings LLC at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP

Los Angeles, California

February 21, 2003

(June 17, 2003 as to Note 16)

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2001	2000
	(dollars in millions)
Revenues	$6,444.6	$5,552.1	$4,694.0
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	2,673.8	2,211.2	1,890.3
Subscriber service expenses	611.4	479.9	502.5
Subscriber acquisition costs:
Third party customer acquisitions	1,343.6	1,521.6	1,285.0
Direct customer acquisitions	179.2	136.9	—
Retention, upgrade and other marketing costs	368.4	378.2	274.4
Broadcast operations expenses	128.0	119.1	164.5
General and administrative expenses	485.9	489.1	455.0
Depreciation and amortization expense	405.6	438.5	395.4

Total Operating Costs and Expenses	6,195.9	5,774.5	4,967.1

Operating Profit (Loss)	248.7	(222.4)	(273.1)
Interest expense, net	(91.6)	(123.5)	(151.9)
Other income, net	62.0	85.1	—

Income (Loss) Before Income Taxes	219.1	(260.8)	(425.0)
Income tax (expense) benefit	(83.3)	82.5	147.3

Net Income (Loss)	$135.8	$(178.3)	$(277.7)

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
	(dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$14.1	$15.4
Accounts receivable, net of allowances of $54.3 and $53.2	506.7	470.9
Inventories, net	62.6	66.2
Prepaid expenses and other	545.8	604.9

Total Current Assets	1,129.2	1,157.4
Satellites, net	1,011.3	984.6
Property, net	838.6	893.8
Goodwill, net	2,888.5	2,888.5
Intangible Assets, net	623.7	642.2
Investments and Other Assets	87.3	500.5

Total Assets	$6,578.6	$7,067.0

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,139.2	$1,291.0
Unearned subscriber revenue	156.6	161.0

Total Current Liabilities	1,295.8	1,452.0
Other Liabilities and Deferred Credits	477.6	702.4
Deferred Income Taxes	246.7	299.4
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	5,385.1	5,413.1
Accumulated deficit	(823.7)	(959.5)

Subtotal Owner’s Equity	4,561.4	4,453.6

Accumulated Other Comprehensive Income (Loss)
Accumulated unrealized gains (losses) on securities	(2.9)	159.6

Total Owner’s Equity	4,558.5	4,613.2

Total Liabilities and Owner’s Equity	$6,578.6	$7,067.0

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN OWNER’S EQUITY

	Owner’s Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Owner’s Equity	Comprehensive Loss
	(dollars in millions)
Balance at December 31, 1999	$4,579.7	$(503.5)	$347.6	$4,423.8
Net Loss		(277.7)		(277.7)	$(277.7)
Net capital contribution from Parent	569.8			569.8
Unrealized holding losses on securities			(31.6)	(31.6)	(31.6)

Comprehensive loss					$(309.3)

Balance at December 31, 2000	5,149.5	(781.2)	316.0	4,684.3
Net Loss		(178.3)		(178.3)	$(178.3)
Net capital contribution from Parent	263.6			263.6
Unrealized holding losses on securities			(103.3)	(103.3)	(103.3)
Less: reclassification adjustment for net gain recognized during the period			(53.1)	(53.1)	(53.1)

Comprehensive loss					$(334.7)

Balance at December 31, 2001	5,413.1	(959.5)	159.6	4,613.2
Net Income		135.8		135.8	135.8
Net capital contribution to Parent	(28.0)			(28.0)
Unrealized holding losses on securities			(118.9)	(118.9)	(118.9)
Less: reclassification adjustment for net gain recognized during the period			(43.6)	(43.6)	(43.6)

Comprehensive loss					$(26.7)

Balance at December 31, 2002	$5,385.1	$(823.7)	$(2.9)	$4,558.5

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
	(dollars in millions)
Cash Flows from Operating Activities
Net Income (Loss)	$135.8	$(178.3)	$(277.7)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Tax expense (benefit)	83.3	(82.5)	(147.3)
Depreciation and amortization	405.6	438.5	395.4
Net loss on sale or disposal of property	20.3	11.8	33.5
Net gain on sale of investments	(161.3)	(108.3)	—
Net loss on writedown of investments	99.3	20.5	—
Cost of employee benefit programs	10.5	3.6	5.1
Change in other operating assets and liabilities
Accounts receivable, net	(35.8)	31.2	(118.6)
Inventories	3.6	12.6	(42.2)
Prepaid expenses and other	(13.1)	11.2	(175.9)
Investments and other assets	(11.8)	8.0	6.2
Accounts payable and accrued liabilities	(151.8)	(109.2)	224.1
Unearned subscriber revenue	(6.0)	30.1	2.3
Other liabilities and deferred credits	(224.8)	(177.2)	(168.8)

Net Cash Provided by (Used in) Operating Activities	153.8	(88.0)	(263.9)

Cash Flows from Investing Activities
Expenditures for property and equipment	(268.0)	(250.4)	(546.4)
Expenditures for satellites	(111.4)	(199.9)	(107.2)
Proceeds from sale of property and investments	220.1	132.7	6.4
Investments in companies	—	—	(21.3)

Net Cash Used in Investing Activities	(159.3)	(317.6)	(668.5)

Cash Flows from Financing Activities
Net cash contribution from Parent	4.2	402.6	932.2

Net Cash Provided by Financing Activities	4.2	402.6	932.2

Net decrease in cash and cash equivalents	(1.3)	(3.0)	(0.2)
Cash and cash equivalents at beginning of the year	15.4	18.4	18.6

Cash and cash equivalents at end of the year	$14.1	$15.4	$18.4

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Basis of Presentation and Description of Business

On June 11, 2002, Hughes Electronics Corporation (“Hughes” or “Parent”) established DIRECTV Holdings, LLC (“DIRECTV Holdings” or “DIRECTV”). Upon establishing DIRECTV Holdings, Hughes contributed its wholly-owned subsidiary, DIRECTV Enterprises LLC and its subsidiaries (“DTVE”), to DIRECTV Holdings along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc. (“USSB”) in May 1999. The formation of DIRECTV Holdings is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes (See Note 2 for further discussion).

DIRECTV Holdings is a wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation (“GM”). DTVE’s wholly-owned subsidiaries consist of DIRECTV Operations LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Service, Inc., USSB II, Inc., and DIRECTV, Inc.

In April 1999 Hughes acquired PRIMESTAR Inc.’s 2.3 million subscriber medium-power direct-to-home satellite business (“PRIMESTAR”). PRIMESTAR provided medium-power direct-to-home satellite services to the PRIMESTAR By DIRECTV customers. The medium-power PRIMESTAR business was discontinued on September 30, 2000, after converting approximately 1.5 million customers to the DIRECTV service. On January 9, 2001, PRIMESTAR was merged into DTVE.

In May 1999 Hughes acquired the high-power satellite assets and orbital frequencies of Tempo Satellite, Inc. (“The Tempo Satellite Assets”). The acquisition of The Tempo Satellite Assets provided an in-orbit satellite, a satellite that had not yet been launched (the DIRECTV-5 satellite) and related orbital frequencies. In May 1999, Hughes contributed The Tempo Satellite Assets to DTVE.

The USSB acquisition provided contracts for 25 channels of video programming, including premium networks such as HBO®, Showtime®, Cinemax®, and The Movie Channel®, which are now being offered to DIRECTV’s customers. In June 2002, Hughes contributed the premium programming contracts to DIRECTV Holdings, LLC.

The DIRECTV® service was introduced in the United States in 1994 and was one of the first high-powered, all digital, direct-to-home television distribution services in North America. At December 31, 2002, DIRECTV owned a fleet of seven in-orbit high-power satellites, four of which are located at 101 WL, two of which are located at 119 WL, and one of which is located at 110 WL. In May 2002, DIRECTV successfully launched the DIRECTV-5 satellite, which is located at 119 WL. DIRECTV entertainment and information programs are transmitted from its digital broadcast centers located in Castle Rock, Colorado and Los Angeles, California to its in-orbit satellites. The programming is then received by customers using DIRECTV receiving equipment, which includes a small satellite dish, a digital set-receiver and a remote control. DIRECTV receiving equipment is manufactured by Hughes Network Systems, Inc. (“HNS”), a subsidiary of Hughes, Thomson multimedia S.A. (RCA) and other name brand consumer electronics companies. The DIRECTV receiving equipment is distributed to consumers through national retail and consumer electronics stores, satellite television dealers, regional telephone companies, DIRECTV’s direct customer acquisition program and rural and urban dealer networks. DIRECTV has a single operating segment with all revenues to date generated from U.S. based subscribers and customers.

DIRECTV participates in the centralized cash management system of Hughes, wherein cash receipts are transferred to and cash disbursements are funded by Hughes on a daily basis. The amount of cash and cash equivalents reported by DIRECTV represent amounts held outside of the cash management system.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to 2002, DIRECTV incurred significant operating losses, which were funded from capital contributions by Hughes. In the first quarter of 2003, DIRECTV plans to offer senior notes and shortly thereafter enter into credit facilities. The proceeds from the notes and credit facilities will be used to pay a dividend to Hughes and fund future operations. Subsequent to the financing transactions, DIRECTV expects to fund cash requirements for operating and capital expenditures from cash generated by operations and additional borrowings, as needed. Should DIRECTV not complete its financing, Hughes remains committed to fund operations for the foreseeable future.

The net cash activity associated with Hughes, which includes the activity associated with the cash management system and Hughes’ funding of DIRECTV payroll is recorded as a net capital contribution from or to Parent in the consolidated statements of changes in owner’s equity. The net cash activity with Hughes was recorded as a net capital contribution from Parent and amounted to $4.2 million, $402.6 million and $932.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. The net capital contribution to or from Parent also includes the non-cash cost of employee benefits allocated from Hughes that are discussed in Note 11 and is offset by the non-cash tax benefits transferred to Hughes that are discussed below in Note 2. Related-party transactions are discussed further in Note 14.

Note 2:    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of DIRECTV Holdings and its majority owned subsidiaries, after elimination of intercompany accounts and transactions. The contribution of PRIMESTAR and The Tempo Satellite Assets by Hughes to DTVE and subsequent contribution of DTVE and the premium subscription programming contracts of USSB by Hughes to DIRECTV Holdings (collectively the “Reorganization”) has been treated as a transfer of net assets by entities under common control. Accordingly, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

Use of Estimates in the Preparation of the Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

Revenue Recognition

Subscription and pay-per-view revenues are recognized when programming is broadcast to subscribers. Equipment rental revenue is recognized monthly as earned. Advertising revenue is recognized when the related services are performed. Programming payments received from subscribers in advance of the broadcast are recorded as “Unearned subscriber revenue” in the consolidated balance sheets until earned.

Programming and Other Costs

The cost of television programming distribution rights is recognized when the related programming is distributed. The cost of television programming rights to distribute live sporting events for a season or tournament is charged to expense using the straight-line method over the course of the season or tournament. These costs are included in “Programming and other costs” in the consolidated statements of operations.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advance payments in the form of cash and equity instruments from programming content providers for carriage of their signal are deferred and recognized as a reduction of “Programming and other costs” in the consolidated statements of operations on a straight-line basis over the related contract term. Equity instruments are recorded at fair value based on quoted market prices or appraised values based on an independent third-party valuation. Also recorded as a reduction of programming costs is the amortization of a provision for above-market programming contracts that was recorded in connection with the 1999 USSB transaction. The provision was based upon an independent third-party appraisal and recorded at its net present value, with interest expense recognized over the remaining term of the contract. The current and long-term portions of these deferred credits are recorded in the consolidated balance sheets in “Accounts payable and accrued liabilities” and “Other Liabilities and Deferred Credits” and amortized using the interest method over the related contract terms of 92 months.

Subscriber Acquisition Costs

Subscriber acquisition costs (“SAC”) in the consolidated statements of operations consist of costs incurred to acquire new DIRECTV subscribers through third parties and DIRECTV’s direct customer acquisition program. The deferred portion of the costs are included in “Prepaid expenses and other” in the consolidated balance sheets.

SAC is incurred to acquire new DIRECTV subscribers and primarily consists of amounts paid for third party customer acquisitions, which consist of the cost of commissions paid to authorized retailers and dealers for subscribers added through their respective distribution channels, and the cost of installation and hardware subsidies for subscribers added through DIRECTV’s direct customer acquisition program. Additional components of SAC include subsidies paid to manufacturers of DIRECTV receiving equipment, if any, and the cost of print and television advertising. The cost of advertising and manufacturer subsidies is expensed as incurred. Manufacturer subsidies for hardware activated on the DIRECTV service prior to August 2000 are payable over five years, the present value of which was accrued in the period of activation with interest expense recorded over the term of the obligation. The current portion of these manufacturer subsidies are recorded in the consolidated balance sheets in “Accounts payable and accrued liabilities”, with the long-term portion recorded in “Other Liabilities and Deferred Credits”.

Substantially all commissions paid to retailers and dealers for third party customer acquisitions, although paid in advance, are earned by the retailer or dealer over 12 months from the date of subscriber activation and may be recouped by DIRECTV on a pro-rata basis should the subscriber cancel the DIRECTV service during the 12-month service period. Accordingly, prepaid commissions are deferred and amortized to expense over the 12-month service period. The amount deferred is limited to the estimated average gross margin (equal to an average subscriber’s revenue to be earned over 12-months, less the related cost of programming) to be derived from the subscriber over the 12-month period. The excess commission over the estimated gross margin and non-refundable commissions are expensed immediately.

The cost of installation and hardware under DIRECTV’s direct customer acquisition program is deferred when a customer commits to 12-months of the DIRECTV service. The amount deferred is amortized to expense over the commitment period and limited to the estimated gross margin (equal to the contractual revenues to be earned from the subscriber over 12-months, less the related cost of programming) expected to be earned over the contract term, less a reserve for estimated unrecoverable amounts. The cost of installation and hardware in excess of the estimated gross margin and where no customer commitment is obtained is expensed immediately.

DIRECTV actively monitors the recoverability of prepaid commissions and deferred installation and hardware costs. To the extent DIRECTV needs to charge back prepaid commissions, DIRECTV offsets the amount due against amounts payable to the retailers/dealers, and therefore, recoverability of prepaid

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

commissions, net of existing reserves, is reasonably assured. Generally, new subscribers secure their accounts by providing a credit card or other identifying information and agree that a pro-rated early termination fee of $150 will be assessed if the subscriber cancels service prior to the end of the commitment period. As a result, with the ability to charge the subscriber an early termination fee, together with existing reserves, the recoverability of deferred installation and hardware costs is reasonably assured.

Income Taxes

DIRECTV and Hughes join in the filing of a consolidated U.S. federal income tax return with GM. The amount of income tax liability or receivable recorded by Hughes is generally equivalent to the amount Hughes would have recorded on a separate return basis.

The amount of income tax benefit or expense reported by DIRECTV is generally equivalent to the portion of the Hughes consolidated provision for income taxes that is directly attributable to DIRECTV. The income tax balances reported in the consolidated balance sheets are determined based upon DIRECTV’s tax sharing agreement with Hughes, which provides that the current tax liability or receivable be computed as if DIRECTV were a separate taxpayer, however, tax losses not utilized to reduce a tax liability in the period in which such losses originated are not available to reduce a tax liability in future periods.

Losses generated by DIRECTV provide tax benefits to Hughes that are recognized by Hughes and DIRECTV in their respective financial statements. Pursuant to the tax sharing agreement, to the extent that DIRECTV did not utilize losses to reduce a current tax liability, any excess losses will not be available to DIRECTV to reduce future tax liabilities. Accordingly, the tax benefits attributable to such losses are transferred to Hughes in a non-cash transaction and recorded as a net capital contribution to Parent in the consolidated statements of changes in owner’s equity. The amount of such benefits transferred to Hughes were $42.7 million, $142.6 million and $367.5 million in 2002, 2001 and 2000, respectively.

Cash Flows

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

Cash payments of $150.0 million, $95.4 million and $110.3 million were made for interest in 2002, 2001, and 2000, respectively, primarily associated with the provision for certain above-market programming contracts, manufacturer subsidies and the settlement with GECC discussed in Note 15. No cash payments were made for income taxes in 2002, 2001 or 2000.

Inventories

Inventories consist primarily of DIRECTV receiving equipment, which is mostly used for DIRECTV’s direct customer acquisition program, and DIRECTV system access cards (finished goods). Inventories are stated at the lower of average cost or market.

	2002	2001
	(dollars in millions)
Finished goods	$64.2	$72.4
Reserve for excess and obsolete inventory	(1.6)	(6.2)

Inventories, net	$62.6	$66.2

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Satellites and Depreciation

Property and satellites are carried at cost. Satellite costs include the costs of satellites currently being constructed and those that have been successfully launched. Successfully launched satellites include the costs of construction, launch and launch insurance. Capitalized subscriber leased set-top receivers include the costs of hardware and installation. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

Goodwill and Intangible Assets

As discussed below, with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002, DIRECTV ceased amortization of goodwill and intangible assets with indefinite lives. Goodwill and intangible assets with indefinite lives are subject to write-down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. Prior to January 1, 2002, goodwill, which represents the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses, and intangible assets with indefinite lives were amortized using the straight-line method over periods not exceeding 40 years. Other intangible assets are amortized using the straight-line method over their expected useful lives, which range from 5 to 15 years.

Valuation of Long-Lived Assets

DIRECTV evaluates the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal.

Financial Instruments and Investments

DIRECTV maintains investments in equity securities of unaffiliated companies. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices, with unrealized gains or losses (excluding other-than-temporary losses), net of taxes, reported as part of accumulated other comprehensive income (loss) (“OCI”), a separate component of owner’s equity. DIRECTV continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary”. DIRECTV considers, among other factors; the magnitude and duration of the decline; the financial health of and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and DIRECTV’s intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value and is recognized in the consolidated statements of operations as part of “Other income, net”. Non-marketable securities are carried at cost. The carrying value of cash and cash equivalents, accounts receivable, investments and other assets, and amounts included in “Accounts payable and accrued liabilities” in the consolidated balance sheets, which meet the definition of a financial instrument, approximated fair value at December 31, 2002 and 2001.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Compensation

Hughes issues GM Class H common stock options to employees, including DIRECTV employees, with grant prices equal to the fair value of the underlying security at the date of grant. No compensation cost has been recognized for options in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. See Note 13 for information regarding the pro forma effect on earnings of recognizing compensation cost based on the estimated fair value of the stock options granted.

Advertising Expenses

Advertising costs, which are expensed as incurred, net of payments received from programming content providers for marketing support, were $97.7 million in 2002, $139.0 million in 2001 and $106.7 million in 2000.

Market Concentrations and Credit Risk

Accounts Receivable, Net—Subscribers. DIRECTV sells programming services and extends credit, in amounts generally not exceeding $100 each, to a large number of individual residential subscribers throughout the United States. Management monitors DIRECTV’s exposure for credit losses and maintains allowances for anticipated losses.

Accounts Receivable, Net—NRTC and Affiliates. DIRECTV has significant accounts receivable from the National Rural Telecommunications Cooperative (“NRTC”) and the NRTC’s largest affiliate, Pegasus Satellite Television, Inc. (“Pegasus”). The accounts receivable from the NRTC are associated with an agreement granting NRTC an exclusive right to distribute certain DIRECTV programming in certain territories until the end of life of the DIRECTV-1 satellite. The NRTC pays DIRECTV a fee based on gross revenues billed to customers located in those territories. The NRTC also pays DIRECTV customer-based fees for technical and operational services such as satellite telemetry, tracking and control, and security, broadcast and billing services. A significant portion of the receivable from the NRTC represents reimbursement of programming costs incurred by DIRECTV on behalf of the NRTC. Pursuant to its agreement with DIRECTV, NRTC has provided DIRECTV with an irrevocable letter of credit renewable every six months, in an amount approximating the prior three months of programming and operational receivables (at time of renewal) under the agreement.

A portion of the amounts receivable from Pegasus result from DIRECTV separately contracting with Pegasus to permit Pegasus to market and sell primarily premium movie services transmitted from five frequencies located at 101 WL, as well as frequencies located at 110 and 119 WL. Further, DIRECTV has recorded amounts receivable of approximately $52 million from Pegasus as a result of a marketing agreement, now terminated, pursuant to which Pegasus was to pay DIRECTV a specified amount for certain new customer activations in Pegasus territories that DIRECTV had subsidized. The payment of these amounts is currently in dispute.

Management monitors DIRECTV’s exposure for credit losses through assessing the collectibility of the amounts receivable from Pegasus and the NRTC on a regular basis. As applicable, allowances are maintained for anticipated losses.

Accounting Changes

DIRECTV adopted SFAS No. 141, “Business Combinations,” on July 1, 2001. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and prohibits the amortization of goodwill and intangible assets with indefinite lives acquired thereafter. The adoption of SFAS No. 141 did not affect DIRECTV’s results of operations or financial position.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 refines existing impairment accounting guidance and extends the use of this accounting to discontinued operations. SFAS No. 144 allows the use of discontinued operations accounting treatment for both reporting segments and distinguishable components thereof. SFAS No. 144 also eliminates the existing exception to the consolidation of a subsidiary for which control is likely to be temporary. The adoption of the statement on January 1, 2002 did not effect DIRECTV’s results of operations or financial position.

DIRECTV adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 requires that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written down, as needed, based upon an impairment analysis that must occur at least, annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS No. 142 requires that DIRECTV perform step one of a two-part transitional impairment test to compare its fair value with its respective carrying amount, including goodwill. If the carrying value exceeds the fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. SFAS No. 142 also requires that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, “Business Combinations”, and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

As part of the 1999 PRIMESTAR acquisition, dealer network and subscriber base intangible assets were identified and valued in accordance with APB Opinion No. 16 “Business Combinations”. The dealer network intangible asset originally valued as part of the PRIMESTAR acquisition was based on the established distribution, customer service and marketing capability that had been put in place by PRIMESTAR. The subscriber base intangible asset originally valued as part of the PRIMESTAR acquisition was primarily based on the expected non-contractual future cash flows to be earned over the life of the PRIMESTAR subscribers converted to the DIRECTV service. In accordance with SFAS No. 142, DIRECTV completed a review of its intangible assets and determined that the previously recorded dealer network and subscriber base intangible assets established under APB. Opinion No. 16 did not meet the contractual or other legal rights criteria. The dealer network and subscriber base intangible assets also did not meet the separability criteria because the intangible assets could not be sold, transferred, licensed, rented or exchanged individually or in combination with other assets or liabilities, apart from selling the entire DIRECTV business. As a result, in the first quarter of 2002, DIRECTV reclassified $209.8 million, net of $140.2 million of accumulated amortization, of previously reported intangible assets to goodwill. As a result of this reclassification, approximately $13.2 million of quarterly amortization expense ceased, beginning January 1, 2002. In October 2002, the FASB’s Emerging Issues Task Force (“EITF”) reached a consensus on issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination”, which gave clarifying guidance on the treatment of certain subscriber related relationships. As a result, as of the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and are being amortized over their remaining lives of 2 and 12 years, respectively. As a result of this change, quarterly amortization expense increased by $18.5 million beginning in the fourth quarter of 2002.

In the first quarter of 2002 DIRECTV also completed the required transitional impairment test for intangible assets with indefinite lives, which consists of Federal Communications Committee licenses for direct-to-home broadcasting frequencies (“Orbital Slots”), and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the second quarter of 2002, with the assistance of an independent valuation firm, DIRECTV completed step one of the transitional test to determine whether a potential impairment existed on goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the fair value of DIRECTV exceeded its carrying value, therefore a step two impairment test is not required.

In accordance with SFAS No. 142, DIRECTV will perform its annual impairment test during the fourth quarter of each year. If an impairment loss results from the annual impairment test, the loss will be recorded as a pre-tax charge to operating income. We completed our annual impairment test in the fourth quarter of 2002 and determined that no impairment existed since the fair value of DIRECTV continues to exceed its carrying value.

The following represents DIRECTV’s reported net income (loss) on a comparable basis excluding the after-tax effect of amortization expense associated with goodwill and intangible assets with indefinite lives:

	Years Ended, December 31
	2002	2001	2000
	(dollars in millions)
Reported net income (loss)	$135.8	$(178.3)	$(277.7)
Add:
Goodwill amortization	—	77.6	77.2
Intangible assets with indefinite lives amortization	—	11.6	11.6

Adjusted net income (loss)	$135.8	$(89.1)	$(188.9)

New Accounting Standards

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-amendment of SFAS No. 123”. This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. DIRECTV currently follows the intrinsic value based method of accounting for stock-based compensation of APB No. 25. DIRECTV will adopt the fair value based method of accounting for stock-based compensation for all stock based compensation granted after December 31, 2002 in accordance with the original transition provisions of SFAS No. 123. Adoption of this statement will result in an increase in compensation cost recognized in operating results. See Note 13 to the consolidated financial statements for pro-forma information regarding the compensation costs that would have been recognized had DIRECTV followed the fair value based method of accounting for stock based compensation for the years ended December 31, 2002, 2001 and 2000.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. DIRECTV has not yet determined the impact this issue will have on its operations or financial position or whether it will be applied retroactively.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. DIRECTV adopted SFAS No. 146 on January 1, 2003. The adoption of this statement is not expected to affect DIRECTV’s results of operations or financial position.

Note 3:    Accounts Receivable, Net

Net accounts receivable are as follows:

	2002	2001
	(dollars in millions)
Subscribers	$254.6	$249.6
NRTC and affiliates	152.2	146.5
Other	154.2	128.0

	561.0	524.1
Less allowance for doubtful accounts	(54.3)	(53.2)

Total	$506.7	$470.9

Note 4:    Prepaid Expenses and Other

Prepaid expenses and other are as follows:

	2002	2001
	(dollars in millions)
Commissions to distributors	$371.6	$432.2
Deferred hardware and installation costs	92.3	32.8
Deferred income taxes	25.3	97.5
Other	56.6	42.4

Total	$545.8	$604.9

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5:    Satellites, Net and Property, Net

	Estimated Useful Lives (years)	2002	2001
	(dollars in millions)
Satellites	12-16	$1,395.5	$1,286.9
Less accumulated depreciation		(384.2)	(302.3)

Satellites, net		$1,011.3	$984.6

Land and improvements		$14.2	$13.2
Buildings and leasehold improvements	3-30	126.6	115.8
Machinery and equipment	3-10	1,015.8	702.9
Subscriber leased equipment	4	425.4	512.9
Construction in progress		108.5	185.6

Total		1,690.5	1,530.4
Less accumulated depreciation		(851.9)	(636.6)

Property, net		$838.6	$893.8

Note 6:    Goodwill and Intangible Assets

The following represents the amounts recorded for goodwill and intangible assets at December 31:

		2002			2001
	Estimated Useful Lives (years)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
		(dollars in millions)
Goodwill		$3,092.8	$204.3	$2,888.5	$3,092.8	$204.3	$2,888.5
Intangible Assets:
Orbital Slots	Indefinite	$463.0	$30.6	$432.4	$463.0	$30.6	$432.4
Subscriber Base	5	220.0	133.3	86.7	220.0	117.1	102.9
Dealer Networks	15	130.0	25.4	104.6	130.0	23.1	106.9

Total Intangible Assets		$813.0	$189.3	$623.7	$813.0	$170.8	$642.2

The following represents amounts recorded for the amortization of goodwill and intangible assets for the years ended December 31:

	2002	2001	2000
	(dollars in millions)
Goodwill	—	$77.6	$77.2
Intangible Assets:
Orbital Slots	—	$11.6	$11.6
Subscriber Base	$16.2	44.0	45.3
Dealer Networks	2.3	8.7	8.8
Other	—	1.0	3.0

Total Intangible Assets	$18.5	$65.3	$68.7

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with SFAS No. 142, which is discussed in Note 2, no amortization expense was recorded in 2002 for goodwill and intangible assets with indefinite lives. Estimated amortization expense for intangible assets in each of the next five years is as follows: $74.0 million in 2003, $31.1 million in 2004, $9.2 million in 2005, $9.2 million in 2006, $9.2 million in 2007 and $58.6 million thereafter.

Note 7:    Investments

Investments in marketable equity securities stated at current fair value and classified as available-for-sale totaled $44.7 million and $430.2 million at December 31, 2002 and 2001, respectively. Accumulated unrealized after-tax holding losses recorded as part of OCI were $2.9 million at December 31, 2002. Accumulated unrealized after-tax holding gains recorded as part of OCI were $159.6 million at December 31, 2001. In August 2002, DIRECTV sold about 8.8 million shares of Thomson multimedia S.A. stock for approximately $211.0 million, which resulted in a pre-tax gain of $158.6 million. In September 2002, DIRECTV sold its investment in Wink Communications, Inc., representing about 2.1 million common shares, for approximately $6.3 million, which resulted in a pre-tax gain of $2.7 million. During 2001 DIRECTV sold about 4.1 million shares of Thomson multimedia S.A. common stock for approximately $132.7 million, which resulted in a pre-tax gain of $108.3 million. The net amount of gain and losses realized from the sale or write-down of investments is reflected as a reclassification adjustment in OCI and included in the consolidated statements of operations in “Other income, net”. Investments in non-marketable securities, which are carried at lower of cost or fair value, totaled $10.0 million and $41.2 million at December 31, 2002 and 2001, respectively. DIRECTV recognized other-than-temporary declines in certain investments that resulted in a pre-tax charge of $99.3 million and $20.5 million at December 31, 2002 and 2001, respectively.

Note 8:    Accounts Payable and Accrued Liabilities

	2002	2001
	(dollars in millions)
Programming costs	$455.7	$391.5
Provision for GECC settlement (See Note 15)	—	168.0
Manufacturer subsidies	47.7	132.4
Accounts payable	42.9	131.2
Third party commissions	85.9	112.9
Current portion of provision for above-market programming contracts	120.6	106.3
Subscriber service expenses	75.8	60.0
Payroll and employee benefits	59.3	27.8
Other	251.3	160.9

Total	$1,139.2	$1,291.0

During 2001, DIRECTV announced a 22% reduction of its workforce, excluding DIRECTV customer service representatives. As a result, 475 employees, across all business disciplines, were given notification of termination that resulted in a charge of $47.9 million in “General and administrative expenses” in the consolidated statements of operations. Of that charge, $42.6 million related to employee severance benefits and $5.3 million was for other costs primarily related to a remaining lease obligation associated with excess office space and employee equipment. All 475 employees have been terminated. The remaining accrual for employee severance and other costs amounted to $5.7 million at December 31, 2002.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9:    Other Liabilities and Deferred Credits

	2002	2001
	(dollars in millions)
Provision for above-market programming contracts	$296.0	$430.1
Advance payments for programming carriage and marketing support	109.6	146.8
Manufacturer subsidies	42.7	123.6
Other	29.3	1.9

Total	$477.6	$702.4

Note 10:    Income Taxes

The income tax expense or benefit is based on the reported income or loss before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, which are available to DIRECTV pursuant to its tax sharing agreements with Hughes and as measured by applying currently enacted tax laws. As of December 31, 2002 all tax basis net operating losses generated by DIRECTV have been transferred to Hughes as described in Note 2. DIRECTV joins with GM in filing a U.S. federal income tax return.

The income tax (expense) benefit consisted of the following:

	2002	2001	2000
	(dollars in millions)
Taxes currently receivable—U.S. federal and state	$42.7	$142.6	$367.5
Deferred tax liabilities, net—U.S. federal and state	(126.0)	(60.1)	(220.2)

Total income tax (expense) benefit	$(83.3)	$82.5	$147.3

DIRECTV’s provision for income taxes varies from the provision computed using the U.S. federal statutory income tax rate for the reasons set forth in the following table:

	2002	2001	2000
	(dollars in millions)
Expected income tax (expense) benefit at U.S. statutory rate of 35%	$(76.7)	$91.2	$148.8
U.S. state income tax (expense) benefit	(6.6)	9.1	16.3
Non-deductible goodwill amortization	—	(17.8)	(17.8)

Total income tax (expense) benefit	$(83.3)	$82.5	$147.3

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences and carry-forwards that gave rise to the deferred tax assets and liabilities at December 31, 2002 and 2001 were as follows:

	2002		2001
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(dollars in millions)
Depreciation and amortization		$492.7		$469.0
Unrealized holding gains on securities	$2.0			104.5
Accrued costs and expenses	79.1	—	$141.2	—
Manufacturer subsidies and prepaid third party commissions	—	93.1	—	83.8
Acquired net operating losses	75.3		75.3	—
Programming contract liabilities	196.5	—	242.3	—
Other temporary differences	11.5	—	5.0	8.4

Total deferred taxes	$364.4	$585.8	$463.8	$665.7

At December 31, 2002 and 2001, DIRECTV had current deferred tax assets of $118.4 million and $189.1 million, respectively, and non-current deferred tax assets of $246.0 million and $274.7 million, respectively. At December 31, 2002 and 2001, DIRECTV had current deferred tax liabilities of $93.1 million and $91.6 million, respectively, and non-current deferred tax liabilities of $492.7 million and $574.1 million, respectively.

Note 11:    Retirement Programs and Other Post-Retirement Benefits

Employees of DIRECTV participate in contributory and non-contributory defined benefit retirement plans maintained by Hughes. These plans are available to substantially all full-time employees of DIRECTV. Benefits are based on years of service and compensation earned during a specified period of time before retirement. The accumulated benefit obligation and net assets available for benefits for employees of DIRECTV have not been separately determined and are not included in DIRECTV’s consolidated balance sheets. In addition to pension benefits, Hughes charges DIRECTV for the cost of certain other post-retirement benefits. The accumulated post- retirement benefit obligation related to employees of DIRECTV has not been separately determined and is not included in the accompanying consolidated balance sheets. DIRECTV also participates in other Hughes health and welfare plans. DIRECTV’s portion of the cost of these benefit plans, allocated from Hughes, are recorded as a non-cash transaction in “Net capital contribution from Parent” in the consolidated statements of changes in owner’s equity and charged to “General and administrative expenses” in the consolidated statements of operations.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12:    Owner’s Equity

The following represents changes in the components of OCI, net of taxes, as of December 31:

	2002			2001			2000
	Pre-tax Amount	Tax Credit	Net Amount	Pre-tax Amount	Tax Credit	Net Amount	Pre-tax Amount	Tax Credit	Net Amount
	(dollars in millions)
Unrealized losses on securities	$(196.5)	$77.6	$(118.9)	$(170.4)	$67.1	$(103.3)	$(52.3)	$20.7	$(31.6)
Reclassification adjustment for net gains recognized during the period	$(72.1)	$28.5	$(43.6)	$(87.8)	$34.7	$(53.1)	—	—	—

Note 13:    Incentive Plans

DIRECTV participates in the Hughes Electronics Corporation Incentive Plan (the “Plan”), as approved by the GM Board of Directors in 1999. Under the Plan, shares, rights or options to acquire up to 159 million shares of GM Class H common stock on a cumulative basis were authorized for grant, of which 4.5 million shares were available at December 31, 2002 subject to GM Executive Compensation Committee approval.

The GM Executive Compensation Committee may grant options and other rights to acquire shares of GM Class H common stock under the provisions of the Plan. The option price is equal to 100% of the fair market value of GM Class H common stock on the date the options are granted. These nonqualified options generally vest over two to five years, expire 10 years from date of grant and are subject to earlier termination under certain conditions. No compensation cost has been recognized for options in accordance with the provisions of APB No. 25.

Changes in the status of outstanding options granted to employees of DIRECTV were as follows:

	Shares Under Option	Weighted- Average Exercise Price
GM Class H Common Stock
Outstanding at December 31, 1999	6,331,947	$13.81
Granted	7,422,400	36.76
Exercised	(617,225)	12.97
Terminated	(200,503)	30.93

Outstanding at December 31, 2000	12,936,619	$26.75
Granted	12,017,600	24.22
Exercised	(318,445)	13.10
Terminated	(2,689,600)	25.09

Outstanding at December 31, 2001	21,946,174	$25.77
Granted	—	—
Exercised	(136,726)	11.36
Terminated	(704,549)	23.71

Outstanding at December 31, 2002	21,104,899	$25.93

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about the Plan stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$ 3.00 to $8.99	157,318	2.03	$7.46	157,318	$7.46
9.00 to 16.99	3,935,556	5.25	12.98	3,830,422	12.98
17.00 to 24.99	4,860,775	7.75	19.92	2,197,632	19.32
25.00 to 32.99	5,959,350	8.05	27.87	2,443,382	28.55
33.00 to 41.99	6,191,900	7.29	37.49	2,220,000	40.49

	21,104,899	7.19	$25.93	10,848,754	$23.32

The following table represents pro forma information as if DIRECTV recorded compensation cost using the fair value of issued options on their grant date. The amount of assumed stock compensation costs represents an allocation from Hughes based upon the actual options granted and held by DIRECTV employees.

	2002	2001	2000
	(dollars in millions)
Net income (loss), as reported	$135.8	$(178.3)	$(277.7)
Assumed stock compensation cost, net of taxes	(44.0)	(59.9)	(32.7)

Pro forma net income (loss)	$91.8	$(238.2)	$(310.4)

The pro forma amounts for compensation cost are not indicative of the effects on operating results for future periods. Estimated compensation cost is based upon the Black-Scholes valuation model for estimating the fair value of the options.

The following table presents the estimated weighted-average fair value of options granted under the Plan using the Black-Scholes valuation model and the assumptions used in the calculations:

	2001	2000
Estimated fair value per option granted	$13.66	$20.39
Average exercise price per option granted	24.71	37.44
Expected stock volatility	51.3%	42.1%
Risk-free interest rate	5.1%	6.5%
Expected option life (in years)	7.0	6.9

No stock options were granted during the year ended December 31, 2002.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14:    Related-Party Transactions

The following represents a summary of purchases of equipment and services from related parties and the allocation of the cost of employee benefits from Hughes for the years ended December 31:

	2002	2001	2000
	(dollars in millions)
PanAmSat Corporation	$7.8	$6.7	$8.8
Hughes Network Systems	92.0	92.4	169.9
Hughes	10.5	3.6	5.1

Total	$110.3	$102.7	$183.8

The following represents a summary of products and services provided to related parties during the years ended December 31:

	2002	2001	2000
	(dollars in millions)
Hughes Network Systems	$23.3	$17.9	$25.4
Hughes and Other	5.2	4.6	4.6

Total	$28.5	$22.5	$30.0

The following represents a summary of amounts due to related parties as of December 31:

	2002	2001
	(dollars in millions)
PanAmSat Corporation	$—	$2.3
Hughes Network Systems	23.2	67.5

Total	$23.2	$69.8

Transactions with PanAmSat Corporation (“PanAmSat”), which is an approximately 81% owned subsidiary of Hughes, represent the purchase of telemetry, tracking and control services (“TT&C”) for certain DIRECTV satellites and the lease of additional satellite transponder capacity. The agreement with PanAmSat for TT&C for DIRECTV 4S continues until DIRECTV 4S is retired from service. The agreement with PanAmSat for TT&C with respect to DIRECTV’s other satellites expires at the earlier of the satellite’s retirement or ten years after the date of completion of in-orbit testing for each satellite. The satellite transponder lease expired in 2002. These costs are recorded in “Broadcast operations expenses” in the consolidated statements of operations and any amounts due to PanAmSat are recorded in “Accounts payable and accrued liabilities” in the consolidated balance sheets.

Transactions with Hughes Network Systems (“HNS”) primarily represent the purchase of DIRECTV receiving equipment from HNS, the payment of manufacturer subsidies to HNS and the provision of DIRECTV access cards to HNS. Manufacturer subsidies amounted to $1.6 million, $22.8 million and $40.2 million in 2002, 2001 and 2000, respectively, and are recorded in “Subscriber acquisition costs” in the consolidated statements of operations. Purchases of DIRECTV receiving equipment from HNS amounted to $90.4 million, $69.6 million and $129.7 million in 2002, 2001 and 2000, respectively, the cost of which are recorded in inventory and recognized in “Subscriber acquisition costs” when shipped to subscribers, or carried as a fixed asset when leased by a subscriber. Amounts paid to HNS for DIRECTV receiving equipment purchased from HNS are not necessarily indicative of the cost to purchase the receiving equipment from third parties. DIRECTV system

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

access cards provided to HNS amounted to $22.2 million, $17.9 million and $25.4 million in 2002, 2001 and 2000, respectively, and are recorded as “Revenues” in the consolidated statements of operations. No DIRECTV system access cards were provided to HNS prior to 2000. Amounts due to HNS are recorded in “Accounts payable and accrued liabilities” or “Other Liabilities and Deferred Credits” in the consolidated balance sheets. At December 31, 2002, the amount receivable from HNS was $2.7 million. No amounts were receivable from HNS at December 31, 2001.

DIRECTV also provides certain accounting and administrative services to Hughes and certain of Hughes’ other subsidiaries in accordance with established service agreements. The amount due to DIRECTV from Hughes relative to the cost of providing these services is recorded as an offset to “General and administrative expenses” in the consolidated statements of operations and amounted to $5.2 million, $4.6 million and $4.6 million in 2002, 2001 and 2000, respectively.

DIRECTV does not receive an allocation of general corporate expenses from Hughes. Management believes that DIRECTV’s consolidated financial statements reflect its cost of doing business in accordance with Securities and Exchange Commission Staff Accounting Bulleting No. 55, “Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions of Lesser Business Components of Another Entity”.

In 2001, Hughes entered into a lease with a third party for DIRECTV’s engineering facilities. DIRECTV has made all payments under the lease to a third party and has reflected such payments in “General and administrative expenses” in the consolidated statements of operations.

In February 2003, DIRECTV entered into an intellectual property license agreement with Hughes. Under the license agreement, Hughes granted DIRECTV a royalty free license to exploit certain intellectual property owned by or licensed to Hughes for the DIRECTV business.

Amounts due to and from related parties are non-interest bearing, with the exception of the manufacturer subsidies payable to HNS, which bear an interest rate of 7.75%. Interest expense incurred related to manufacturer subsidies for 2002, 2001 and 2000 was $3.6 million, $4.9 million and $4.7 million, respectively.

Note 15:    Commitments and Contingencies

Litigation

General Electric Capital Corporation (“GECC”) and DIRECTV entered into a contract on July 31, 1995, in which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV®programming. Under the contract, GECC also agreed to provide certain related services to DIRECTV, including credit risk scoring, billing and collections services. DIRECTV agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV’s performance under the contract. A trial commenced on June 12, 2000 regarding the contract and on July 21, 2000, the jury returned a verdict in favor of GECC and awarded contract damages in the amount of $133.0 million, which included prejudgment interest, and the trial judge issued an order granting GECC $48.5 million in interest under Connecticut’s offer-of-judgment statute. With this order, the total judgment entered in GECC’s favor was $181.5 million. Hughes and DIRECTV appealed the judgment and while the appeal was pending, post-judgment interest on the total judgment was accruing at a rate of 6.241% per year, compounded annually, from the date judgment was entered in October 2000. During April 2002, DIRECTV entered into settlement negotiations with GECC. On June 4, 2002, the parties executed an agreement to settle the matter for $180.0 million. As of December 31, 1999, DIRECTV had accrued $50.0 million associated with the expected settlement of the claim. As a result of the June 4, 2002 settlement, DIRECTV recorded a charge of $56.0 million to “General and

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

administrative expenses” in the consolidated statement of operations for the year ended December 31, 2000, representing the unaccrued portion of GECC’s original claim. The portion of the settlement associated with interest is reflected as a charge to “Interest expense, net” in the amount of $23.0 million and $39.0 million, for the years ended December 31, 2001 and 2000, respectively. The settlement, inclusive of an additional $12.0 million of interest expense accrued in 2002, was paid to GECC in June 2002.

Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, governmental inquiries, claims, and proceedings are pending against DIRECTV, including those arising out of customer account fees and charges; advertising and other business practices; employment-related matters; intellectual property; and retailer, supplier, and other contractual relationships. DIRECTV has established reserves for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or other treble damage claims, or demands for licensing fees that if granted, could require DIRECTV to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2002. Management believes that any such liability will not have a material adverse effect on DIRECTV’s consolidated financial condition or results of operations.

Other

DIRECTV uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers, however DIRECTV relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on DIRECTV’s ability to provide service. The book value of satellites not insured amounted to $474.7 million at December 31, 2002.

At December 31, 2002, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $177.4 million, payable as follows: $51.7 million in 2003, $32.7 million in 2004, $26.1 million in 2005, $17.8 million in 2006, $17.8 million in 2007 and $31.3 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, were $30.9 million in 2002, $24.5 million in 2001 and $15.5 million in 2000.

Minimum payments under DIRECTV’s contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry, tracking and control services, and satellite construction are anticipated to be approximately $481.8 million in 2003, $361.0 million in 2004, $289.8 million in 2005, $545.3 million in 2006, $692.3 million in 2007 and $13.8 million, thereafter.

Note 16:    Subsequent Events

Financing Transaction

On February 28, 2003, DIRECTV Holdings and DIRECTV Financing Co., Inc. (“DIRECTV Financing” and, together with DIRECTV Holdings, the “Co-Issuers”) issued $1.4 billion in senior notes due in 2013 in a Rule 144A private placement transaction. The ten-year senior notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings’ domestic subsidiaries (other than DIRECTV Financing) (the “Guarantor Subsidiaries”) on a senior unsecured basis.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 6, 2003, DIRECTV Holdings also entered into a $1,675.0 million senior secured credit facility. The senior secured credit facility is comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at March 31, 2003, a $1,050.0 million Term Loan B, which was fully drawn as of March 31, 2003, and a $250.0 million revolving credit facility, which was undrawn at March 31, 2003. All borrowings under the senior secured credit facility initially bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus 3.50%. The revolving credit facility and the Term Loan A each have terms of five years, and the Term Loan B matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B are due primarily in 2008 to 2010. The senior secured credit facility is secured by substantially all of DIRECTV’s assets and is fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries and DIRECTV Financing.

Under the senior notes and senior secured credit facility, DIRECTV is required to maintain certain financial covenants and are also subject to significant restrictive covenants. These covenants restrict the Co-Issuers and the Guarantor Subsidiaries’ ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than DIRECTV’s current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of DIRECTV’s assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes), and (xi) make capital expenditures. Should DIRECTV fail to comply with its covenants, all or a portion of DIRECTV’s borrowings under the senior notes and senior secured credit facility could become immediately payable. At March 31, 2003, DIRECTV was in compliance with all such covenants.

The following condensed consolidating financial statements present the statements of operations and statements of cash flows for the years ended December 31, 2002, 2001 and 2000 and the balance sheets as of December 31, 2002 and 2001 of the Co-Issuers, Guarantor Subsidiaries, and the eliminations necessary to present DIRECTV Holdings financial statements on a consolidated basis. RSG Resource Supply GmbH, a foreign subsidiary, which is not a guarantor of the senior notes or the senior secured credit facility and has no material operations, assets or liabilities, has been included in the “Guarantor Subsidiaries” column in the presentation below. These condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of DIRECTV Holdings.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$784.8	$6,445.2	$(785.4)	$6,444.6
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	484.9	2,973.7	(784.8)	2,673.8
Subscriber service expenses	—	611.4	—	611.4
Subscriber acquisition costs:
Third party customer acquisitions	—	1,343.6	—	1,343.6
Direct customer acquisitions	—	179.2	—	179.2
Retention, upgrade and other marketing costs	—	368.4	—	368.4
Broadcast operations expenses	—	128.0	—	128.0
General and administrative expenses	0.6	485.9	(0.6)	485.9
Depreciation and amortization expense	—	405.6	—	405.6

Total Operating Costs and Expenses	485.5	6,495.8	(785.4)	6,195.9

Operating Profit (Loss)	299.3	(50.6)	—	248.7
Equity in pre-tax loss of consolidated subsidiaries	(14.9)	—	14.9	—
Interest expense, net	(65.3)	(26.3)	—	(91.6)
Other income, net	—	62.0	—	62.0

Income (Loss) Before Income Taxes	219.1	(14.9)	14.9	219.1
Income tax (expense) benefit	(83.3)	4.4	(4.4)	(83.3)

Net Income (Loss)	$135.8	$(10.5)	$10.5	$135.8

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2001

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$780.4	$5,552.7	$(781.0)	$5,552.1
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	420.2	2,571.4	(780.4)	2,211.2
Subscriber service expenses	—	479.9	—	479.9
Subscriber acquisition costs:
Third party customer acquisitions	—	1,521.6	—	1,521.6
Direct customer acquisitions	—	136.9	—	136.9
Retention, upgrade and other marketing costs	—	378.2	—	378.2
Broadcast operations expenses	—	119.1	—	119.1
General and administrative expenses	0.6	489.1	(0.6)	489.1
Depreciation and amortization expense	48.9	389.6	—	438.5

Total Operating Costs and Expenses	469.7	6,085.8	(781.0)	5,774.5

Operating Profit (Loss)	310.7	(533.1)	—	(222.4)
Equity in pre-tax loss of consolidated subsidiaries	(492.7)	—	492.7	—
Interest expense, net	(78.8)	(44.7)	—	(123.5)
Other income, net	—	85.1	—	85.1

Loss Before Income Taxes	(260.8)	(492.7)	492.7	(260.8)
Income tax benefit	82.5	193.4	(193.4)	82.5

Net Loss	$(178.3)	$(299.3)	$299.3	$(178.3)

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2000

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$731.9	$4,694.6	$(732.5)	$4,694.0
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	336.0	2,286.2	(731.9)	1,890.3
Subscriber service expenses	—	502.5	—	502.5
Subscriber acquisition costs:
Third party customer acquisitions	—	1,285.0	—	1,285.0
Direct customer acquisitions	—	—	—	—
Retention, upgrade and other marketing costs	—	274.4	—	274.4
Broadcast operations expenses	—	164.5	—	164.5
General and administrative expenses	0.6	455.0	(0.6)	455.0
Depreciation and amortization expense	48.9	346.5	—	395.4

Total Operating Costs and Expenses	385.5	5,314.1	(732.5)	4,967.1

Operating Profit (Loss)	346.4	(619.5)	—	(273.1)
Equity in pre-tax loss of consolidated subsidiaries	(681.3)	—	681.3	—
Interest expense, net	(90.1)	(61.8)	—	(151.9)

Loss Before Income Taxes	(425.0)	(681.3)	681.3	(425.0)
Income tax benefit	147.3	267.8	(267.8)	147.3

Net Loss	$(277.7)	$(413.5)	$413.5	$(277.7)

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheets

As of December 31, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
ASSETS
Total Current Assets	$48.2	$1,081.0	$—	$1,129.2
Satellites, net	—	1,011.3	—	1,011.3
Property, net	—	838.6	—	838.6
Goodwill, net	1,827.6	1,060.9	—	2,888.5
Intangible Assets, net	—	623.7	—	623.7
Investments and Other Assets	3,158.6	87.3	(3,158.6)	87.3

Total Assets	$5,034.4	$4,702.8	$(3,158.6)	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Total Current Liabilities	$177.0	$1,118.8	$—	$1,295.8
Other Liabilities and Deferred Credits	296.0	584.2	(155.9)	724.3
Owner’s Equity
Capital stock and additional paid-in capital	5,385.1	4,252.6	(4,252.6)	5,385.1
Accumulated deficit	(823.7)	(1,249.9)	1,249.9	(823.7)

Subtotal Owner’s Equity	4,561.4	3,002.7	(3,002.7)	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)	—	(2.9)

Total Owner’s Equity	4,561.4	2,999.8	(3,002.7)	4,558.5

Total Liabilities and Owner’s Equity	$5,034.4	$4,702.8	$(3,158.6)	$6,578.6

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheets

As of December 31, 2001

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
ASSETS
Total Current Assets	$45.0	$1,112.4	$—	$1,157.4
Satellites, net	—	984.6	—	984.6
Property, net	—	893.8	—	893.8
Goodwill, net	1,827.6	1,060.9	—	2,888.5
Intangible Assets, net	—	642.2	—	642.2
Investments and Other Assets	3,150.5	500.5	(3,150.5)	500.5

Total Assets	$5,023.1	$5,194.4	$(3,150.5)	$7,067.0

LIABILITIES AND OWNER’S EQUITY
Total Current Liabilities	$152.9	$1,299.1	$—	$1,452.0
Other Liabilities and Deferred Credits	416.6	783.2	(198.0)	1,001.8
Owner’s Equity
Capital stock and additional paid-in capital	5,413.1	4,213.0	(4,213.0)	5,413.1
Accumulated deficit	(959.5)	(1,260.5)	1,260.5	(959.5)

Subtotal Owner’s Equity	4,453.6	2,952.5	(2,952.5)	4,453.6

Accumulated Other Comprehensive Income Accumulated unrealized gains on securities	—	159.6	—	159.6

Total Owner’s Equity	4,453.6	3,112.1	(2,952.5)	4,613.2

Total Liabilities and Owner’s Equity	$5,023.1	$5,194.4	$(3,150.5)	$7,067.0

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by Operating Activities	$137.3	$16.5	$—	$153.8

Cash Flows from Investing Activities
Expenditures for property and equipment	—	(268.0)	—	(268.0)
Expenditures for satellites	—	(111.4)	—	(111.4)
Proceeds from sale of property and investments	—	220.1	—	220.1

Net Cash Used in Investing Activities	—	(159.3)	—	(159.3)

Cash Flows from Financing Activities
Net Cash Provided by (Used in) Financing Activities	(137.3)	141.5	—	4.2
Net decrease in cash and cash equivalents	—	(1.3)	—	(1.3)

Cash and cash equivalents at beginning of the period	—	15.4	—	15.4

Cash and cash equivalents at end of the period	$—	$14.1	$—	$14.1

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2001

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities	$194.5	$(282.5)	$—	$(88.0)

Cash Flows from Investing Activities
Expenditures for property and equipment	—	(250.4)	—	(250.4)
Expenditures for satellites	—	(199.9)	—	(199.9)
Proceeds from sale of property and investments	—	132.7	—	132.7

Net Cash Used in Investing Activities	—	(317.6)	—	(317.6)

Cash Flows from Financing Activities
Net Cash Provided by (Used in) Financing Activities	(194.5)	597.1	—	402.6

Net decrease in cash and cash equivalents	—	(3.0)	—	(3.0)
Cash and cash equivalents at beginning of the period	—	18.4	—	18.4

Cash and cash equivalents at end of the period	$—	$15.4	$—	$15.4

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2000

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities	$235.2	$(499.1)	$—	$(263.9)

Cash Flows from Investing Activities
Expenditures for property and equipment	—	(546.4)	—	(546.4)
Expenditures for satellites	—	(107.2)	—	(107.2)
Proceeds from sale of property and investments	—	6.4	—	6.4
Investment in companies	—	(21.3)	—	(21.3)

Net Cash Used in Investing Activities	—	(668.5)	—	(668.5)

Cash Flows from Financing Activities
Net Cash Provided by (Used in) Financing Activities	(235.2)	1,167.4	—	932.2

Net decrease in cash and cash equivalents	—	(0.2)	—	(0.2)
Cash and cash equivalents at beginning of the period	—	18.6	—	18.6

Cash and cash equivalents at end of the period	$—	$18.4	$—	$18.4

DIRECTV Holdings LLC—Unaudited Financial Statements

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Revenues	$1,800.2	$1,549.6	$3,508.3	$3,015.4
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	702.9	623.0	1,398.4	1,227.4
Subscriber service expenses	150.8	150.4	307.2	297.7
Subscriber acquisition costs:
Third party customer acquisitions	306.1	320.8	619.2	682.5
Direct customer acquisitions	69.5	36.4	137.2	65.8
Retention, upgrade and other marketing costs	88.7	116.4	182.5	194.0
Broadcast operations expenses	38.2	29.3	72.1	60.2
General and administrative expenses	119.2	116.7	236.5	237.5
Depreciation and amortization expense	124.1	96.0	248.5	181.1

Total Operating Costs and Expenses	1,599.5	1,489.0	3,201.6	2,946.2

Operating Profit	200.7	60.6	306.7	69.2
Interest expense, net	(57.3)	(26.7)	(86.5)	(54.8)
Other loss, net	(2.9)	(0.1)	(4.0)	(0.3)

Income Before Income Taxes	140.5	33.8	216.2	14.1
Income tax expense	(52.7)	(12.6)	(81.1)	(5.3)

Net Income	$87.8	$21.2	$135.1	$8.8

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2003	December 31, 2002
	(dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$324.5	$14.1
Accounts receivable, net of allowances of $54.8 and $54.3	447.7	506.7
Inventories, net	98.9	62.6
Prepaid expenses and other	480.2	545.8

Total Current Assets	1,351.3	1,129.2
Satellites, net	1,001.0	1,011.3
Property, net	748.0	838.6
Goodwill, net	2,890.8	2,888.5
Intangible Assets, net	586.7	623.7
Other Assets	115.5	87.3

Total Assets	$6,693.3	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,167.0	$1,139.2
Unearned subscriber revenue	144.8	156.6
Current portion of long-term debt	16.0	—

Total Current Liabilities	1,327.8	1,295.8
Long-Term Debt	2,609.0	—
Other Liabilities and Deferred Credits	411.8	477.6
Deferred Income Taxes	245.0	246.7
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,788.3	5,385.1
Accumulated deficit	(688.6)	(823.7)

Subtotal Owner’s Equity	2,099.7	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)

Total Owner’s Equity	2,099.7	4,558.5

Total Liabilities and Owner’s Equity	$6,693.3	$6,578.6

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2003	2002
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities	$414.4	$(39.0)

Cash Flows from Investing Activities
Expenditures for property and equipment	(74.9)	(144.1)
Expenditures for satellites	(35.2)	(70.9)

Net Cash Used in Investing Activities	(110.1)	(215.0)

Cash Flows from Financing Activities
Net cash contribution from Parent	4.9	262.8
Cash proceeds from financing transactions	2,625.0	—
Distribution to Parent	(2,558.5)	—
Debt issuance costs	(65.3)	—

Net Cash Provided by Financing Activities	6.1	262.8

Net increase in cash and cash equivalents	310.4	8.8
Cash and cash equivalents at beginning of the period	14.1	15.4

Cash and cash equivalents at end of the period	$324.5	$24.2

Supplemental Cash Flow Information
Interest paid	$38.0	$115.1
Income taxes paid	$36.0	—

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1:    Basis of Presentation and Description of Business

On June 11, 2002, Hughes Electronics Corporation (“Hughes” or “Parent”) established DIRECTV Holdings LLC (“DIRECTV Holdings” or “DIRECTV”). Upon establishing DIRECTV Holdings, Hughes contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC and its subsidiaries (“DTVE”), to DIRECTV Holdings along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc. (“USSB”) in May 1999. The formation of DIRECTV Holdings is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

DIRECTV Holdings is a wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation (“GM”). DTVE’s wholly-owned subsidiaries consist of DIRECTV Operations, LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Service, Inc., USSB II, Inc., RSG Resource Supply GmbH, and DIRECTV, Inc.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, all adjustments (consisting only of normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.

Through February 28, 2003, DIRECTV participated in the centralized cash management system of Hughes, wherein cash receipts were transferred to and cash disbursements were funded by Hughes on a daily basis. The amount of cash and cash equivalents reported by DIRECTV prior to February 28, 2003 represented amounts held outside of the cash management system.

The net cash activity associated with Hughes, which includes the activity associated with the cash management system and Hughes’ funding of DIRECTV payroll, was recorded as a net capital contribution from or distribution to Parent. The net cash activity with Hughes was recorded as a net capital contribution from Parent and amounted to $4.9 million and $262.8 million for the six months ended June 30, 2003 and 2002, respectively.

During the first quarter of 2003, DIRECTV raised approximately $2,625.0 million of cash through a series of financing transactions that are described in Note 7. Substantially all of the cash proceeds from the financing transactions, which amounted to $2,558.5 million, net of estimated debt issuance costs, were distributed to Hughes in the first quarter of 2003 and recorded as a distribution to Parent. DIRECTV’s future cash requirements will be funded from cash on-hand, cash generated from operations or additional borrowings, as needed.

News Corporation Transactions

On April 9, 2003, GM, Hughes and The News Corporation Limited (“News Corporation”) announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s approximately 19.8% retained economic interest in Hughes to News Corporation. GM

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

would receive approximately $3.84 billion, comprised of approximately $3.07 billion in cash and the remainder payable in News Corporation preferred American Depositary Shares and/or cash, at News Corporation’s election. Immediately after the split-off, News Corporation would acquire an additional approximately 14.2% of the outstanding Hughes common stock from the former GM Class H common stockholders through a merger of a wholly-owned subsidiary of News Corporation with and into Hughes, which would provide News Corporation with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a special cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

If the News Corporation transactions are completed, Mr. K. Rupert Murdoch, chairman and chief executive officer of News Corporation, would become chairman of Hughes, and Mr. Chase Carey, who is currently serving as a director of and an advisor to News Corporation, would become president and chief executive officer of Hughes. Mr. Eddy Hartenstein, chairman and chief executive officer of DIRECTV and senior executive vice president of Hughes, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

The News Corporation transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM common stockholders – GM $1 2/3 par value and GM Class H – voting both as separate classes and together as a single class based on their respective voting power and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed.

The completion of the News Corporation transactions will not result in a change of control as defined in the senior secured credit facility or the indenture governing the senior notes.

New Accounting Standards

On February 1, 2003, DIRECTV adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. An entity is deemed a VIE if, by intention, the equity investment at risk by the investor is insufficient to permit the VIE to finance its activities without additional subordinated financial support, and under certain other circumstances. The determination as to whether an investment is an investment in a VIE is based on the circumstances on the date of investment or when certain events occur that would indicate a potential change in a previous determination. The adoption of FIN 46 did not have a material impact on DIRECTV’s results of operations or financial position.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. The adoption of EITF Issue No. 00-21 on July 1, 2003, as required, is not expected to have a material impact on DIRECTV’s results of operations or financial position.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2:    Stock-Based Compensation

At times, Hughes issues GM Class H common stock options to employees, including DIRECTV employees. Beginning in the first quarter of 2003, DIRECTV adopted the fair value based method of accounting for stock -based employee compensation of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123.” DIRECTV elected to follow the prospective method of adoption, which will result in the recognition of fair value based compensation cost in the consolidated statements of operations for stock options, and other stock-based awards, granted to employees on or after January 1, 2003. Stock options granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” in the consolidated statements of operations. No stock options were granted to DIRECTV employees during the first six months of 2003.

The following table presents the effect on earnings of recognizing compensation cost as if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Net income, as reported	$87.8	$21.2	$135.1	$8.8
Add: Stock compensation costs, net of taxes, included above	1.2	0.6	1.6	0.8
Less: Stock compensation costs, net of taxes, under the fair value based method	(6.6)	(12.1)	(15.0)	(27.2)

Pro forma net income (loss)	$82.4	$9.7	$121.7	$(17.6)

The proforma amounts for compensation costs are not necessarily indicative of the amounts to be reported in future periods.

Note 3:    Inventories

Major Classes of Inventories

	June 30, 2003	December 31, 2002
	(dollars in millions)
Raw materials	$14.0
Work in process	4.6
Finished goods	81.5	$64.2
Reserve for excess and obsolete inventory	(1.2)	(1.6)

Inventories, net	$98.9	$62.6

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4:    Goodwill and Intangible Assets

The following represents the amounts recorded for goodwill and intangible assets at June 30, 2003:

	Estimated Useful Lives (years)	Gross Amount	Accumulated Amortization	Net Amount
	(dollars in millions)
Goodwill		$3,095.1	$204.3	$2,890.8
Intangible Assets:
Orbital Slots	Indefinite	$463.0	$30.6	$432.4
Subscriber Base	2	220.0	165.7	54.3
Dealer Networks	12	130.0	30.0	100.0

Total Intangible Assets		$813.0	$226.3	$586.7

The following represents amounts recorded for the amortization of intangible assets:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Subscriber Base	$16.2	—	$32.4	—
Dealer Networks	2.3	—	4.6	—

Total Amortization of Intangible Assets	$18.5	—	$37.0	—

Prior to the issuance of EITF No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” in October 2002, DIRECTV had reclassified its subscriber base and dealer networks intangible assets to goodwill as part of the 2002 implementation of SFAS No. 142, “Goodwill and Other Intangible Assets” and therefore no amortization expense was recorded in the first three quarters of 2002 for these assets. However, due to the clarifying guidance provided by EITF No. 02-17 on the treatment of certain subscriber related relationships, at the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and amortized from the date of reinstatement over their remaining lives.

In accordance with SFAS No. 142, no amortization expense is recorded for goodwill and intangible assets with indefinite lives. Estimated amortization expense for intangible assets in each of the next five years is as follows: $37.0 million for the remainder of 2003, $31.1 million in 2004, $9.2 million in 2005, $9.2 million in 2006, $9.2 million in 2007, $9.2 million in 2008 and $49.4 million thereafter.

Note 5:    Investments in Marketable Securities

During the first quarter of 2003, DIRECTV distributed to Hughes all of DIRECTV’s marketable equity investments. The distribution was a transfer of assets by entities under common control and was reflected at DIRECTV’s cost basis as a capital distribution to Parent. These investments, which included DIRECTV’s equity investments in Crown Media Holdings, Inc., TiVo Inc. and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6:    Comprehensive Income (Loss)

DIRECTV’s comprehensive income (loss) was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Net income	$87.8	$21.2	$135.1	$8.8
Other comprehensive loss:
Unrealized holding losses on securities	—	(76.1)	—	(86.9)

Total comprehensive income (loss)	$87.8	$(54.9)	$135.1	$(78.1)

Note 7:    Debt

Long-Term Debt

	Interest Rates at June 30, 2003	June 30, 2003
		(dollars in millions)
Notes payable	8.375%	$1,400.0
Credit facilities	4.750%	1,225.0

Total debt		2,625.0
Less: current portion of long-term debt	4.750%	16.0

Total long-term debt		$2,609.0

Notes Payable.    On February 28, 2003, DIRECTV Holdings and DIRECTV Financing Co., Inc. (“DIRECTV Financing” and, together with DIRECTV Holdings, the “Co-Issuers”) issued $1,400.0 million in senior notes due in 2013 in a private placement transaction. The ten-year senior notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings’ domestic subsidiaries (other than DIRECTV Financing) (the “Guarantor Subsidiaries”) on a senior unsecured basis. The amount of interest accrued related to the senior notes was $39.4 million at June 30, 2003. The Co-Issuers and the Guarantor Subsidiaries entered into a registration rights agreement with the initial purchasers of the senior notes, which requires the Co-Issuers and the Guarantor Subsidiaries to file an exchange offer registration statement relating to the senior notes. Pursuant to the registration rights agreement, the Co-Issuers and the Guarantor Subsidiaries filed an exchange offer registration statement on Form S-4 with the SEC on June 26, 2003. Once the exchange offer registration statement becomes effective and the exchange offer begins, the existing holders of the senior notes will be offered the opportunity to participate in the exchange offer on the terms and conditions specified in the exchange offer registration statement and exchange their existing senior notes for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act of 1933, as amended, and will not bear the legends restricting their transfer.

Credit Facilities.    On March 6, 2003, DIRECTV Holdings also entered into a $1,675.0 million senior secured credit facility. The senior secured credit facility was initially comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at June 30, 2003, a $1,050.0 million Term Loan B, which was fully drawn as of June 30, 2003, and a $250.0 million revolving credit facility, which was undrawn at June 30, 2003.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 5, 2003, DIRECTV replaced the $1,050.0 million Term Loan B with a new $1.225 billion Term Loan B-1 and prepaid the $175.0 million that was outstanding under the Term Loan A with the $175.0 million of additional borrowings. $200.0 million and $250.0 million currently remain available under the Term Loan A and revolving credit facility, respectively. All borrowings under the senior secured credit facility (other than the Term Loan B-1) initially bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus 3.50% (4.750 % at June 30, 2003). The Term Loan B-1 currently bears interest at a rate per annum equal to LIBOR plus 2.75%, which can be further reduced if certain conditions are met. The revolving credit facility and the Term Loan A each have terms of five years, and the Term Loan B-1 matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B-1 are due primarily in 2008 to 2010. The senior secured credit facility is secured by substantially all of DIRECTV’s assets and is fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries and DIRECTV Financing. The amount of interest accrued related to the senior secured credit facility was $12.9 million at June 30, 2003.

Covenants and Restrictions.    Under the senior notes and senior secured credit facility, DIRECTV is required to maintain certain financial covenants and is also subject to significant restrictive covenants. These covenants restrict the Co-Issuers and the Guarantor Subsidiaries’ ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than DIRECTV’s current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of DIRECTV’s assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes), and (xi) make capital expenditures. Should DIRECTV fail to comply with its covenants, all or a portion of DIRECTV’s borrowings under the senior notes and senior secured credit facility could become immediately payable. At June 30, 2003, DIRECTV was in compliance with all such covenants.

Note 8:    Commitments and Contingencies

Litigation

General Electric Capital Corporation (“GECC”) and DIRECTV Inc. entered into a contract on July 31, 1995, pursuant to which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV® programming. Under the contract, GECC also agreed to provide certain related services to DIRECTV Inc., including credit risk scoring, billing and collections services. DIRECTV Inc. agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV Inc.’s performance under the contract. A trial commenced on June 12, 2000 regarding the contract and on July 21, 2000, the jury returned a verdict in favor of GECC and awarded contract damages in the amount of $133.0 million, which included prejudgment interest. The trial judge also issued an order granting GECC $48.5 million in interest under Connecticut’s offer-of-judgment statute. With this order, the total judgment entered in GECC’s favor was $181.5 million. Hughes and DIRECTV Inc. appealed the judgment and while the appeal was pending, post-judgment interest on the total judgment was accruing at a rate of 6.241% per year, compounded annually, from the date judgment was entered in October 2000. During April 2002, DIRECTV Inc. entered into settlement negotiations with GECC. On June 4, 2002, the parties executed an agreement to settle the matter for $180.0 million. As of December 31, 1999, DIRECTV Inc. had accrued $50.0 million associated with the expected settlement of the claim. As a result of the June 4, 2002 settlement, DIRECTV Inc. recorded a charge of $56.0 million to “General and administrative expenses” in the consolidated statement of operations for the year ended December 31, 2000, representing the unaccrued portion of GECC’s original claim. The portion of the settlement associated with interest is reflected as a charge to “Interest expense, net” in the amount of $23.0

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million and $39.0 million, for the years ended December 31, 2001 and 2000, respectively. The settlement, inclusive of an additional $12.0 million of interest expense accrued in 2002 ($6 million accrued in each of the first and second quarters of 2002), was paid to GECC in June 2002.

Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, governmental inquiries, claims, and proceedings are pending against DIRECTV, including those arising out of customer account fees and charges; advertising and other business practices; employment-related matters; intellectual property; and retailer, supplier, and other contractual relationships. DIRECTV has established reserves for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or other treble damage claims, or demands for licensing fees that if granted, could require DIRECTV to pay damages or make other expenditures in amounts that could not be estimated at June 30, 2003. Management believes that any such liability will not have a material adverse effect on DIRECTV’s consolidated financial condition or results of operations.

Other

DIRECTV uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers. DIRECTV relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on DIRECTV’s ability to provide service. At June 30, 2003, the book value of satellites not insured amounted to $445.9 million.

At June 30, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $124.7 million, payable as follows: $22.4 million for the remainder of 2003, $29.8 million in 2004, $23.2 million in 2005, $17.8 million in 2006, $16.5 million in 2007 and $15.0 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases was $15.4 million and $13.8 million for the six months ended June 30, 2003 and 2002, respectively.

Minimum payments under DIRECTV’s current contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry, tracking and control services, and the cost of planned satellite construction and launch are anticipated to be approximately $292.1 million for the remainder of 2003, $368.9 million in 2004, $278.3 million in 2005, $412.8 million in 2006, $617.2 million in 2007 and $352.4 million thereafter.

Including the senior notes and senior secured credit facility described in Note 7, DIRECTV’s notes payable and credit facilities mature as follows: $26.9 million in 2004; $48.8 million in 2005; $54.3 million in 2006; $70.7 million in 2007; and $2,424.3 million thereafter.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9:    Condensed Consolidating Financial Statements

The following presents the condensed consolidating statements of operations for the three and six months ended June 30, 2003 and 2002, the condensed consolidating statements of cash flows for the six months ended June 30, 2003 and 2002 and the condensed consolidating balance sheets as of June 30, 2003 and December 31, 2002 of the Co-Issuers, Guarantor Subsidiaries, and the eliminations necessary to present DIRECTV Holdings’ financial statements on a consolidated basis. RSG Resource Supply GmbH, a foreign subsidiary, which is not a guarantor of the senior notes or the senior secured credit facility and has no material operations, assets or liabilities, has been included in the “Guarantor Subsidiaries” column in the presentation below. These condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of DIRECTV Holdings.

Condensed Consolidating Statement of Operations

For the Three Months Ended June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$211.1	$1,800.3	$(211.2)	$1,800.2
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	134.7	779.3	(211.1)	702.9
Subscriber service expenses	—	150.8	—	150.8
Subscriber acquisition costs:
Third party customer acquisitions	—	306.1	—	306.1
Direct customer acquisitions	—	69.5	—	69.5
Retention, upgrade and other marketing costs	—	88.7	—	88.7
Broadcast operations expenses	—	38.2	—	38.2
General and administrative expenses	0.1	119.2	(0.1)	119.2
Depreciation and amortization expense	—	124.1	—	124.1

Total Operating Costs and Expenses	134.8	1,675.9	(211.2)	1,599.5

Operating Profit	76.3	124.4	—	200.7
Equity in pre-tax income of consolidated subsidiaries	123.6	—	(123.6)	—
Interest income (expense), net	(59.4)	2.1	—	(57.3)
Other loss, net	—	(2.9)	—	(2.9)

Income Before Income Taxes	140.5	123.6	(123.6)	140.5
Income tax expense	(52.7)	(46.3)	46.3	(52.7)

Net Income	$87.8	$77.3	$(77.3)	$87.8

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations

For the Three Months Ended June 30, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$188.1	$1,549.7	$(188.2)	$1,549.6
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	118.8	692.3	(188.1)	623.0
Subscriber service expenses	—	150.4	—	150.4
Subscriber acquisition costs:
Third party customer acquisitions	—	320.8	—	320.8
Direct customer acquisitions	—	36.4	—	36.4
Retention, upgrade and other marketing costs	—	116.4	—	116.4
Broadcast operations expenses	—	29.3	—	29.3
General and administrative expenses	0.1	116.7	(0.1)	116.7
Depreciation and amortization expense	—	96.0	—	96.0

Total Operating Costs and Expenses	118.9	1,558.3	(188.2)	1,489.0

Operating Profit (Loss)	69.2	(8.6)	—	60.6
Equity in pre-tax loss of consolidated subsidiaries	(18.6)	—	18.6	—
Interest expense, net	(16.8)	(9.9)	—	(26.7)
Other loss, net	—	(0.1)	—	(0.1)

Income (Loss) Before Income Taxes	33.8	(18.6)	18.6	33.8
Income tax (expense) benefit	(12.6)	7.1	(7.1)	(12.6)

Net Income (Loss)	$21.2	$(11.5)	$11.5	$21.2

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$422.4	$3,508.6	$(422.7)	$3,508.3
Operating Costs and Expenses, exclusive of Depreciation and amortization expense shown separately below
Programming and other costs	267.3	1,553.5	(422.4)	1,398.4
Subscriber service expenses	—	307.2	—	307.2
Subscriber acquisition costs:
Third party customer acquisitions	—	619.2	—	619.2
Direct customer acquisitions	—	137.2	—	137.2
Retention, upgrade and other marketing costs	—	182.5	—	182.5
Broadcast operations expenses	—	72.1	—	72.1
General and administrative expenses	0.3	236.5	(0.3)	236.5
Depreciation and amortization expense	—	248.5	—	248.5

Total Operating Costs and Expenses	267.6	3,356.7	(422.7)	3,201.6

Operating Profit	154.8	151.9	—	306.7
Equity in pre-tax income of consolidated subsidiaries	149.4	—	(149.4)	—
Interest income (expense), net	(88.0)	1.5	—	(86.5)
Other loss, net	—	(4.0)	—	(4.0)

Income Before Income Taxes	216.2	149.4	(149.4)	216.2
Income tax expense	(81.1)	(56.0)	56.0	(81.1)

Net Income	$135.1	$93.4	$(93.4)	$135.1

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$379.3	$3,015.7	$(379.6)	$3,015.4
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	239.7	1,367.0	(379.3)	1,227.4
Subscriber service expenses	—	297.7	—	297.7
Subscriber acquisition costs:
Third party customer acquisitions	—	682.5	—	682.5
Direct customer acquisitions	—	65.8	—	65.8
Retention, upgrade and other marketing costs	—	194.0	—	194.0
Broadcast operations expenses	—	60.2	—	60.2
General and administrative expenses	0.3	237.5	(0.3)	237.5
Depreciation and amortization expense	—	181.1	—	181.1

Total Operating Costs and Expenses	240.0	3,085.8	(379.6)	2,946.2

Operating Profit (Loss)	139.3	(70.1)	—	69.2
Equity in pre-tax loss of consolidated subsidiaries	(90.7)	—	90.7	—
Interest expense, net	(34.5)	(20.3)	—	(54.8)
Other loss, net	—	(0.3)	—	(0.3)

Income (Loss) Before Income Taxes	14.1	(90.7)	90.7	14.1
Income tax (expense) benefit	(5.3)	34.0	(34.0)	(5.3)

Net Income (Loss)	$8.8	$(56.7)	$56.7	$8.8

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheet

As of June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
ASSETS
Total Current Assets	$521.6	$1,009.8	$(180.1)	$1,351.3
Satellites, net	—	1,001.0	—	1,001.0
Property, net	—	748.0	—	748.0
Goodwill, net	1,827.6	1,063.2	—	2,890.8
Intangible Assets, net	—	586.7	—	586.7
Other Assets	2,855.2	51.6	(2,791.3)	115.5

Total Assets	$5,204.4	$4,460.3	$(2,971.4)	$6,693.3

LIABILITIES AND OWNER’S EQUITY
Total Current Liabilities	$257.7	$1,250.2	$(180.1)	$1,327.8
Long-Term Debt	2,609.0	—	—	2,609.0
Other Liabilities and Deferred Credits	233.0	178.8	—	411.8
Deferred Income Taxes	—	245.0	—	245.0
Owner’s Equity
Capital stock and additional paid-in capital	2,793.3	3,963.9	(3,968.9)	2,788.3
Accumulated deficit	(688.6)	(1,177.6)	1,177.6	(688.6)

Total Owner’s Equity	2,104.7	2,786.3	(2,791.3)	2,099.7

Total Liabilities and Owner’s Equity	$5,204.4	$4,460.3	$(2,971.4)	$6,693.3

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
ASSETS
Total Current Assets	$48.2	$1,081.0	$—	$1,129.2
Satellites, net	—	1,011.3	—	1,011.3
Property, net	—	838.6	—	838.6
Goodwill, net	1,827.6	1,060.9	—	2,888.5
Intangible Assets, net	—	623.7	—	623.7
Other Assets	3,158.6	87.3	(3,158.6)	87.3

Total Assets	$5,034.4	$4,702.8	$(3,158.6)	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Total Current Liabilities	$177.0	$1,118.8	$—	$1,295.8
Other Liabilities and Deferred Credits	296.0	584.2	(155.9)	724.3
Owner’s Equity
Capital stock and additional paid-in capital	5,385.1	4,252.6	(4,252.6)	5,385.1
Accumulated deficit	(823.7)	(1,249.9)	1,249.9	(823.7)

Subtotal Owner’s Equity	4,561.4	3,002.7	(3,002.7)	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)	—	(2.9)

Total Owner’s Equity	4,561.4	2,999.8	(3,002.7)	4,558.5

Total Liabilities and Owner’s Equity	$5,034.4	$4,702.8	$(3,158.6)	$6,578.6

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statement of Cash Flow

For the Six Months Ended June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by Operating Activities	$334.0	$96.0	$(15.6)	$414.4

Cash Flows from Investing Activities
Expenditures for property and equipment	—	(74.9)	—	(74.9)
Expenditures for satellites	—	(35.2)	—	(35.2)

Net Cash Used in Investing Activities	—	(110.1)	—	(110.1)

Cash Flows from Financing Activities
Net cash contribution from Parent	4.9		—	4.9
Cash proceeds from financing transaction	2,625.0	—	—	2,625.0
Distribution to Parent	(2,558.5)	—	—	(2,558.5)
Debt issuance costs	(65.3)	—	—	(65.3)

Net Cash Provided by Financing	6.1	—	—	6.1

Net increase (decrease) in cash and cash equivalents	340.1	(14.1)	(15.6)	310.4
Cash and cash equivalents at beginning of the period	—	14.1	—	14.1

Cash and cash equivalents at the end of the period	$340.1	$—	$(15.6)	$324.5

Condensed Consolidating Statement of Cash Flow

For the Six Months Ended June 30, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities	$60.5	$(99.5)	$—	$(39.0)

Cash Flows from Investing Activities
Expenditures for property and equipment	—	(144.1)	—	(144.1)
Expenditures for satellites	—	(70.9)	—	(70.9)

Net Cash Used in Investing Activities	—	(215.0)	—	(215.0)

Cash Flows from Financing Activities
Net cash contribution (to) from Parent	(60.5)	323.3	—	262.8

Net Cash Provided by (Used in) Financing Activities	(60.5)	323.3	—	262.8

Net increase in cash and cash equivalents	—	8.8	—	8.8
Cash and cash equivalents at beginning of the period	—	15.4	—	15.4

Cash and cash equivalents at the end of the period	$—	$24.2	$—	$24.2

DIRECTV HOLDINGS LLC

SUPPLEMENTAL INFORMATION

Selected Quarterly Data (Unaudited)	1st	2nd	3rd	4th
	(dollars in millions)
2002 Quarters
Revenues	$1,465.8	$1,549.6	$1,616.4	$1,812.8
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	604.4	623.0	651.0	795.4
Subscriber service expenses	147.3	150.4	147.0	166.7
Subscriber acquisition costs:
Third party customer acquisitions	361.7	320.8	332.4	328.7
Direct customer acquisitions	29.4	36.4	45.9	67.5
Retention, upgrade and other marketing costs	77.6	116.4	92.2	82.2
Broadcast operations expenses	30.9	29.3	32.9	34.9
General and administrative expenses	120.8	116.7	110.5	137.9
Depreciation and amortization expense	85.1	96.0	102.1	122.4

Total Operating Costs and Expenses	1,457.2	1,489.0	1,514.0	1,735.7

Operating Profit	8.6	60.6	102.4	77.1
Interest expense, net	(28.1)	(26.7)	(19.2)	(17.6)
Other income (loss), net	(0.2)	(0.1)	159.7	(97.4)

Income (Loss) Before Income Taxes	(19.7)	33.8	242.9	(37.9)
Income tax (expense) benefit	7.3	(12.6)	(91.4)	13.4

Net Income (Loss)	$(12.4)	$21.2	$151.5	$(24.5)

2001 Quarters
Revenues	$1,324.2	$1,345.7	$1,363.0	$1,519.2

Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	515.3	512.9	516.3	666.7
Subscriber service expenses	109.4	116.8	129.3	124.4
Subscriber acquisition costs:
Third party customer acquisitions	372.3	385.9	418.0	345.4
Direct customer acquisitions	19.4	26.7	37.3	53.5
Retention, upgrade and other marketing costs	93.4	70.5	98.8	115.5
Broadcast operations expenses	29.9	30.6	31.5	27.1
General and administrative expenses	120.4	113.1	145.8	109.8
Depreciation and amortization expense	103.2	113.6	113.1	108.6

Total Operating Costs and Expenses	1,363.3	1,370.1	1,490.1	1,551.0

Operating Loss	(39.1)	(24.4)	(127.1)	(31.8)
Interest expense, net	(32.9)	(31.9)	(29.8)	(28.9)
Other income (loss), net	(10.6)	0.5	107.8	(12.6)

Loss Before Income Taxes	(82.6)	(55.8)	(49.1)	(73.3)
Income tax benefit	27.1	16.4	15.3	23.7

Net Loss	$(55.5)	$(39.4)	$(33.8)	$(49.6)

We have not authorized any dealer, salesperson, or other person to give any information or represent anything to you other than the information contained in this prospectus or the letter of transmittal. You must not rely on unauthorized information or representations.

This prospectus and the letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct—nor do we imply those things by delivering this prospectus or selling securities to you.

Until             , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,400,000,000

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

OFFER TO EXCHANGE ALL OUTSTANDING

8 3/8% SENIOR NOTES DUE 2013

FOR NEWLY-ISSUED

8 3/8% SENIOR NOTES DUE 2013

That Have Been Registered Under the Securities Act of 1933

PROSPECTUS

August     , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item	20. Indemnification of Directors and Officers.

DIRECTV Financing Co., Inc.

Section 145 of Delaware General Corporation Law.    Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a Delaware corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

By-law Provisions on Indemnification.    Article V of the By-laws of DIRECTV Financing Co., Inc. (“DIRECTV Financing”) sets forth the extent to which the directors, officers, and employees of DIRECTV Financing may be indemnified by DIRECTV Financing against liabilities which they may incur while serving in such capacity. Article V generally provides that DIRECTV Financing shall indemnify, to the full extent permitted by the law, the directors and officers of DIRECTV Financing (and to such person’s heirs, executors, administrators or other legal representatives) who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was the director or officer of DIRECTV Financing, or is or was serving at the request of DIRECTV

Financing as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. DIRECTV Financing shall pay the expenses of such directors and officers incurred in defending any proceeding in advance of its final disposition, provided that the director or officer makes an undertaking to repay all amounts advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

Article V additionally generally provides that DIRECTV Financing may indemnify, to the full extent permitted by the law, every employee who is not a director or officer of DIRECTV Financing (and to such person’s heirs, executors, administrators or other legal representatives) under terms similar to the indemnification of officers and directors described in the preceding paragraph. The advancement of expenses of an employee who is not an officer or director shall be made in a manner provided for by the Board of Directors.

To the extent permitted by the law, the board of directors may authorize the purchase and maintenance of insurance to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by DIRECTV Financing under the provisions of Article V. The directors and officers of DIRECTV Financing are currently included in the coverage provided by a directors and officers insurance policy that has been purchased by DIRECTV Financing’s indirect parent General Motors.

The rights conferred by Article V are not exclusive of any other rights which a person may have or acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

The above discussion of the By-Laws of DIRECTV Financing and of the DGCL is not intended to be exhaustive and is qualified in its entirety by such By-Laws and the DGCL.

DIRECTV Holdings LLC

DIRECTV Holdings LLC (“DIRECTV Holdings”) is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

Section 18 of the limited liability company agreement (the “LLC Agreement”) of DIRECTV Holdings provides that none of the member, any director, any officer or any respective affiliates (each, an “Indemnitee”) shall be liable, in damages or otherwise, to DIRECTV Holdings or the member for any act or omission performed or omitted to be performed pursuant to authority granted by the LLC Agreement, except if such act or omission results from such Indemnitee’s own gross negligence, willful misconduct or material breach of the LLC Agreement. Additionally, each Indemnitee shall be entitled to be indemnified and held harmless to the full extent permitted by the law, against all claims, liabilities and expenses of whatever nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of DIRECTV Holdings, regardless of whether an Indemnitee continues to be an Indemnitee at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the interests of DIRECTV Holdings, and (ii) the Indemnitee’s conduct would entitle him to indemnification. DIRECTV Holdings will pay expenses (including reasonable attorneys’ fees and disbursements) incurred in defending a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by the Indemnitee to repay such amount if a court of competent jurisdiction determines the Indemnitee is not entitled to be indemnified by DIRECTV Holdings as authorized in the LLC Agreement. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. DIRECTV Holdings may purchase and maintain insurance on behalf of an Indemnitee and other persons against any liability which may be asserted against, or expense which may be incurred by, any such person in connection with activities of DIRECTV Holdings. The directors and officers of DIRECTV Holdings are currently included in the coverage provided by a directors and officers insurance policy that has been purchased by DIRECTV Holdings’s indirect parent General Motors.

The above discussion of the LLC Agreement and of the DLLC Act is not intended to be exhaustive and is qualified in its entirety by the LLC Agreement and the DLLC Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibitsand Financial Statement Schedules.	Page Number

(a)	Financial Statement Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2002, 2001 and 2000	II-12

(b)	Exhibits (Including Those Incorporated By Reference)

Exhibit No.	Description of Exhibit

1.1*	Purchase Agreement dated February 25, 2003 by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., as the Issuers, DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC, DIRECTV Operations, LLC, as Guarantors, and Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Salomon Smith Barney Inc., as Initial Purchasers.

3.1*	Certificate of Formation of DIRECTV Holdings LLC dated as of June 11, 2002.

3.2*	Certificate of Incorporation of DIRECTV Financing Co., Inc. dated as of February 5, 2003.

3.3*	Articles of Incorporation of DIRECTV, Inc. dated as of July 13, 1992.

3.4*	Amended and Restated Articles of Incorporation of USSB II, Inc. dated as of March 1, 1999.

3.5*	Certificate of Incorporation of DIRECTV Customer Services, Inc. dated as of April 12, 1999.

3.6*	Certificate of Incorporation of DIRECTV Merchandising, Inc. dated as of January 23, 1995.

3.7*	Certificate of Formation of DIRECTV Enterprises, LLC dated as of July 16, 2002.

3.8*	Limited Liability Company Articles of Organization of DIRECTV Operations, LLC dated as of July 19, 2002.

3.9*	Limited Liability Company Agreement of DIRECTV Holdings LLC dated as of June 11, 2002.

3.10*	Bylaws of DIRECTV Financing Co., Inc. dated as of February 5, 2003.

3.11*	Bylaws of DIRECTV, Inc. dated as of July 17, 1992.

3.12*	Bylaws of USSB II, Inc.

3.13*	Bylaws of DIRECTV Customer Services, Inc. dated as of April 26, 1999.

3.14*	Bylaws of DIRECTV Merchandising, Inc. dated as of January 30, 1995.

3.15*	Limited Liability Company Agreement of DIRECTV Enterprises, LLC dated as of July 16, 2002.

3.16*	Limited Liability Company Operating Agreement of DIRECTV Operations, LLC dated as of October 28, 2002.

4.1	Indenture dated as of February 28, 2003 by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., as Issuers, DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC, DIRECTV Operations, LLC, as Guarantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

4.2	Form of 8 3/8% Senior Notes due 2013 (included in Exhibit 4.1).

4.3	Registration Rights Agreement dated as of February 28, 2003 by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., as Issuers, DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC, DIRECTV Operations, LLC, as Guarantors, and Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Salomon Smith Barney Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.3 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

Exhibit No.	Description of Exhibit

5.1**	Opinion of Weil, Gotshal & Manges LLP.

10.1	Credit Agreement dated as of March 6, 2003 among DIRECTV Holdings LLC, various lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, and Bank of America, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.2 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.2	Security Agreement dated as of March 6, 2003 among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC and DIRECTV Operations, LLC, as Assignors, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.3	Pledge Agreement dated as of March 6, 2003 among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC and DIRECTV Operations, LLC, as Pledgors, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.4 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.4	Subsidiaries Guaranty dated as of March 6, 2003 by and among DIRECTV Financing Co., Inc., DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC and DIRECTV Operations, LLC in favor of Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.5+	DBS Distribution Agreement dated April 10, 1992 by and between Hughes Communications Galaxy, Inc. and National Rural Telecommunications Cooperative (the “DBS Agreement”) (incorporated by reference to Exhibit 10.5 to the Form 10 of Hughes Electronics Corporation filed August 13, 1999 (the “Form 10”)).

10.6	Addendum I to the DBS Agreement (incorporated by reference to Exhibit 10.6 to the Form 10).

10.7	Amendment No. 1 to the DBS Agreement dated May 11, 1992 (incorporated by reference to Exhibit 10.7 to the Form 10).

10.8	Amendment No. 2 to the DBS Agreement dated May 26, 1992 (incorporated by reference to Exhibit 10.8 to the Form 10).

10.9	Amendment No. 3 to the DBS Agreement, Letter of Agreement, dated May 29, 1992 (incorporated by reference to Exhibit 10.9 to the Form 10).

10.10	Amendment No. 4 to the DBS Agreement dated December 1, 1992 (incorporated by reference to Exhibit 10.10 to the Form 10).

10.11	Amendment No. 5 to the DBS Agreement dated December 11, 1992 (incorporated by reference to Exhibit 10.11 to the Form 10).

10.12	Amendment No. 6 to the DBS Agreement dated December 23, 1992 (incorporated by reference to Exhibit 10.12 to the Form 10).

10.13	Amendment No. 7 to the DBS Agreement, Letter of Agreement, dated July 9, 1993 (incorporated by reference to Exhibit 10.13 to the Form 10).

10.14+	Amendment No. 8 to the DBS Agreement, Letter of Agreement, dated February 14, 1994 (incorporated by reference to Exhibit 10.14 to the Form 10).

10.15	Amendment No. 9 to the DBS Agreement, Letter of Agreement, dated June 22, 1994 (incorporated by reference to Exhibit 10.15 to the Form 10).

Exhibit No.	Description of Exhibit

10.16*	Intellectual Property License Agreement dated as of February 10, 2003, between Hughes Electronics Corporation and DIRECTV Enterprises, LLC, as licensee.

10.17*	Office Sublease for Corporate Headquarters between Raytheon Company, f/k/a Hughes Aircraft Company, and DIRECTV, Inc. dated March 20, 1996.

10.18	First Amendment to the Credit Agreement, dated as of July 30, 2003, among DIRECTV Holdings LLC, various lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, and Bank of America, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.5 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended June 30, 2003).

10.19**	Term Sheet by and among National Rural Telecommunications Cooperative, North Central Communications and Iowa Lakes Electric Cooperative, on behalf of the Class certified in the United States District Court for the Central District of California, Case No. CV 00-2117 and Hughes Communications Galaxy, Inc. and DIRECTV, Inc. dated as of August 5, 2003.

10.20**	First Amendment to Term Sheet by and among National Rural Telecommunications Cooperative, North Central Communications and Iowa Lakes Electric Cooperative, on behalf of the Class certified in the United States District Court for the Central District of California, Case No. CV 00-2117 and Hughes Communications Galaxy, Inc. and DIRECTV, Inc. dated as of August 10, 2003.

12**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

21*	DIRECTV Holdings LLC List of Subsidiaries.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24*	Powers of Attorney (contained in signature pages).

25**	Form T-1 Statement of Eligibility and Qualification of Trustee.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4**	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.5**	Exchange Agent Agreement dated as of August 15, 2003, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc. and The Bank of New York.

*	Filed previously.
**	Filed herewith.
+	Confidential treatment previously requested.

Item 22.    Undertakings.

Each of the undersigned Registrants hereby undertake:

(1) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3)of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) that, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement when it becomes effective; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(5) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on August 19, 2003.

DIRECTV HOLDINGS LLC

By:	*
Name: Michael W. Palkovic
Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in which Signed	Date

* Eddy W. Hartenstein	Chairman and Chief Executive Officer (principal executive officer)	August 19, 2003

* Michael W. Palkovic	Senior Vice President and Chief Financial Officer (principal financial officer)	August 19, 2003

* Roxanne S. Austin	President, Chief Operating Officer and Director	August 19, 2003

/s/ KEITH A. CAUSEY Keith A. Causey	Vice President and Controller (principal accounting officer)	August 19, 2003

* Larry D. Hunter	Director	August 19, 2003

* Jack A. Shaw	Director	August 19, 2003

* Michael J. Gaines	Director	August 19, 2003

*	The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ KEITH A. CAUSEY
Keith A. Causey, Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on August 19, 2003.

DIRECTV FINANCING CO., INC.

By:	*
Name: Michael W. Palkovic
Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in which Signed	Date

* Eddy W. Hartenstein	Chairman and Chief Executive Officer (principal executive officer)	August 19, 2003

* Michael W. Palkovic	Senior Vice President and Chief Financial Officer (principal financial officer)	August 19, 2003

/s/ KEITH A. CAUSEY Keith A. Causey	Vice President and Controller (principal accounting officer)	August 19, 2003

*	The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ KEITH A. CAUSEY Keith A. Causey, Attorney in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on August 19, 2003.

On behalf of each Guarantor listed on Schedule A hereto.

By:	*
Name: Michael W. Palkovic
Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in which Signed	Date

* Eddy W. Hartenstein	Chairman and Chief Executive Officer (principal executive officer)	August 19, 2003

* Michael W. Palkovic	Senior Vice President and Chief Financial Officer (principal financial officer)	August 19, 2003

/s/ KEITH A. CAUSEY Keith A. Causey	Vice President and Controller (principal accounting officer)	August 19, 2003

*	The undersigned, by signing his name hereto, does hereby execute this Amendment No. 1 to this Registration Statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

/s/ KEITH A. CAUSEY
Keith A. Causey, Attorney in Fact

SCHEDULE A

DIRECTV ENTERPRISES, LLC

DIRECTV CUSTOMER SERVICES, INC.

DIRECTV MERCHANDISING, INC.

DIRECTV OPERATIONS, LLC

DIRECTV, INC.

USSB II, INC.

DIRECTV HOLDINGS LLC

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of year	Additions charged to costs and expenses	Additions charged to other accounts		Deductions		Balance at end of year
	(dollars in millions)
For the Year Ended December 31, 2002
Allowances Deducted from Assets
Accounts receivable (for doubtful receivables)	$(53.2)	$(128.1)	$(70.7)	a	$197.7	b	$(54.3)
Inventories	(6.2)	(0.4)	—		5.0	c	(1.6)

Total Allowances Deducted from Assets	$(59.4)	$(128.5)	$(70.7)		$202.7		$(55.9)

For the Year Ended December 31, 2001
Allowances Deducted from Assets
Accounts receivable (for doubtful receivables)	$(55.8)	$(138.6)	$(66.6)	a	$207.8	b	$(53.2)
Inventories	(2.3)	(6.6)	—		2.7	c	(6.2)

Total Allowances Deducted from Assets	$(58.1)	$(145.2)	$(66.6)		$210.5		$(59.4)

For the Year Ended December 31, 2000
Allowances Deducted from Assets
Accounts receivable (for doubtful receivables)	$(38.3)	$(168.1)	$(77.8)	a	$228.4	b	$(55.8)
Inventories	—	(2.3)	—		—		(2.3)

Total Allowances Deducted from Assets	$(38.3)	$(170.4)	$(77.8)		$228.4		$(58.1)

a.	Primarily reflects the recovery of accounts previously written off and increases resulting from acquisitions.
b.	Primarily relates to accounts written-off.
c.	Primarily relates to reduction in reserves based on physical inventory adjustments.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1*	Purchase Agreement dated February 25, 2003 by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., as the Issuers, DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC, DIRECTV Operations, LLC, as Guarantors, and Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Salomon Smith Barney Inc., as Initial Purchasers.

3.1*	Certificate of Formation of DIRECTV Holdings LLC dated as of June 11, 2002.

3.2*	Certificate of Incorporation of DIRECTV Financing Co., Inc. dated as of February 5, 2003.

3.3*	Articles of Incorporation of DIRECTV, Inc. dated as of July 13, 1992.

3.4*	Amended and Restated Articles of Incorporation of USSB II, Inc. dated as of March 1, 1999.

3.5*	Certificate of Incorporation of DIRECTV Customer Services, Inc. dated as of April 12, 1999.

3.6*	Certificate of Incorporation of DIRECTV Merchandising, Inc. dated as of January 23, 1995.

3.7*	Certificate of Formation of DIRECTV Enterprises, LLC dated as of July 16, 2002.

3.8*	Limited Liability Company Articles of Organization of DIRECTV Operations, LLC dated as of July 19, 2002.

3.9*	Limited Liability Company Agreement of DIRECTV Holdings LLC dated as of June 11, 2002.

3.10*	Bylaws of DIRECTV Financing Co., Inc. dated as of February 5, 2003.

3.11*	Bylaws of DIRECTV, Inc. dated as of July 17, 1992.

3.12*	Bylaws of USSB II, Inc.

3.13*	Bylaws of DIRECTV Customer Services, Inc. dated as of April 26, 1999.

3.14*	Bylaws of DIRECTV Merchandising, Inc. dated as of January 30, 1995.

3.15*	Limited Liability Company Agreement of DIRECTV Enterprises, LLC dated as of July 16, 2002.

3.16*	Limited Liability Company Operating Agreement of DIRECTV Operations, LLC dated as of October 28, 2002.

4.1	Indenture dated as of February 28, 2003 by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., as Issuers, DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC, DIRECTV Operations, LLC, as Guarantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

4.2	Form of 8 3/8% Senior Notes due 2013 (included in Exhibit 4.1).

4.3	Registration Rights Agreement dated as of February 28, 2003 by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., as Issuers, DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC, DIRECTV Operations, LLC, as Guarantors, and Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Salomon Smith Barney Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.3 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

5.1**	Opinion of Weil, Gotshal & Manges LLP.

Exhibit No.	Description of Exhibit

10.1	Credit Agreement dated as of March 6, 2003 among DIRECTV Holdings LLC, various lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, and Bank of America, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.2 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.2	Security Agreement dated as of March 6, 2003 among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC and DIRECTV Operations, LLC, as Assignors, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.3	Pledge Agreement dated as of March 6, 2003 among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC and DIRECTV Operations, LLC, as Pledgors, and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.4 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.4	Subsidiaries Guaranty dated as of March 6, 2003 by and among DIRECTV Financing Co., Inc., DIRECTV, Inc., USSB II, Inc., DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Enterprises, LLC and DIRECTV Operations, LLC in favor of Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended March 31, 2003).

10.5+	DBS Distribution Agreement dated April 10, 1992 by and between Hughes Communications Galaxy, Inc. and National Rural Telecommunications Cooperative (the “DBS Agreement”) (incorporated by reference to Exhibit 10.5 to the Form 10 of Hughes Electronics Corporation filed August 13, 1999 (the “Form 10”)).

10.6	Addendum I to the DBS Agreement (incorporated by reference to Exhibit 10.6 to the Form 10).

10.7	Amendment No. 1 to the DBS Agreement dated May 11, 1992 (incorporated by reference to Exhibit 10.7 to the Form 10).

10.8	Amendment No. 2 to the DBS Agreement dated May 26, 1992 (incorporated by reference to Exhibit 10.8 to the Form 10).

10.9	Amendment No. 3 to the DBS Agreement, Letter of Agreement, dated May 29, 1992 (incorporated by reference to Exhibit 10.9 to the Form 10).

10.10	Amendment No. 4 to the DBS Agreement dated December 1, 1992 (incorporated by reference to Exhibit 10.10 to the Form 10).

10.11	Amendment No. 5 to the DBS Agreement dated December 11, 1992 (incorporated by reference to Exhibit 10.11 to the Form 10).

10.12	Amendment No. 6 to the DBS Agreement dated December 23, 1992 (incorporated by reference to Exhibit 10.12 to the Form 10).

10.13	Amendment No. 7 to the DBS Agreement, Letter of Agreement, dated July 9, 1993 (incorporated by reference to Exhibit 10.13 to the Form 10).

10.14+	Amendment No. 8 to the DBS Agreement, Letter of Agreement, dated February 14, 1994 (incorporated by reference to Exhibit 10.14 to the Form 10).

10.15	Amendment No. 9 to the DBS Agreement, Letter of Agreement, dated June 22, 1994 (incorporated by reference to Exhibit 10.15 to the Form 10).

Exhibit No.	Description of Exhibit

10.16*	Intellectual Property License Agreement dated as of February 10, 2003, between Hughes Electronics Corporation and DIRECTV Enterprises, LLC, as licensee.

10.17*	Office Sublease for Corporate Headquarters between Raytheon Company, f/k/a Hughes Aircraft Company, and DIRECTV, Inc. dated March 20, 1996.

10.18	First Amendment to the Credit Agreement dated as of July 30, 2003, among DIRECTV Holdings LLC, various lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, and Bank of America, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.5 to the Form 10-Q of Hughes Electronics Corporation for the quarter ended June 30, 2003).

10.19**	Term Sheet by and among National Rural Telecommunications Cooperative, North Central Communications and Iowa Lakes Electric Cooperative, on behalf of the Class certified in the United States District Court for the Central District of California, Case No. CV 00-2117 and Hughes Communications Galaxy, Inc. and DIRECTV, INC. dated as of August 5, 2003.

10.20**	First Amendment to Term Sheet by and among National Rural Telecommunications Cooperative, North Central Communications and Iowa Lakes Electric Cooperative, on behalf of the Class certified in the United States District Court for the Central District of California, Case No. CV 00-2117 and Hughes Communications Galaxy, Inc. and DIRECTV, INC. dated as of August 10, 2003.

12**	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

21*	DIRECTV Holdings LLC List of Subsidiaries.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).

24*	Powers of Attorney (contained in signature pages).

25**	Form T-1 Statement of Eligibility and Qualification of Trustee.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4**	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.5**	Exchange Agent Agreement dated as of August 15, 2003, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc. and The Bank of New York.

*	Filed previously.
**	Filed herewith.
+	Confidential treatment previously requested.